As filed with the Securities and Exchange Commission on August 26, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

ITRONICS INC.
(Name of small business issuer in its charter)

Texas	2870	75-2198369
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6490 S. McCarran Blvd., Bldg C-23
Reno, Nevada 89509
(775) 689-7696
(Address and telephone number of principal executive offices and principal place of business)

Dr. John W. Whitney, Chief Executive Officer
ITRONICS INC.
6490 S. McCarran Blvd., Bldg C-23
Reno, Nevada 89509
(775) 689-7696
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐ ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value issuable upon conversion of the secured convertible notes	39,391,000	(3)	$.08	$3,151,280	$370.91
Common stock, $.001 par value issuable upon exercise of warrants	609,000	(4)	$.08	$48,720	$5.73
Total	40,000,000			$3,200,000	$376.64
(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August 25, 2005, which was $.08 per share.

(3) Includes a good faith estimate (200%) of the shares underlying secured convertible notes to account for market fluctuations.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $.15 per share to account for antidilution and price protection adjustments.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 26, 2005

ITRONICS INC.
40,000,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 40,000,000 shares of our common stock, including up to 32,000,000 shares of common stock underlying secured convertible notes in a principal amount of $3,250,000 and up to 8,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at the lower of $0.10 or 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "ITRO". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 25, 2005, was $.08.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Itronics Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements	2
Prospectus Summary	3
Risk Factors	6
Use Of Proceeds	12
Market For Common Equity And Related Stockholder Matters	15
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	17
Business	37
Description Of Properties	51
Legal Proceedings	53
Management	54
Executive Compensation	56
Certain Relationships And Related Transactions	59
Security Ownership Of Certain Beneficial Owners And Management	60
Description Of Securities	61
Commission’s Position On Indemnification For Securities Act Liabilities	61
Plan Of Distribution	61
Selling Stockholders	64
Legal Matters	69
Experts	69
Available Information	69
Index to Consolidated Financial Statements	70

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as “may,”  “should,”  “expect,”  “plan,”  “could,”  “anticipate,”  “intend,”  “believe,”  “estimate,”  “predict,”  “potential,”  “goal,” or “continue” or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

ITRONICS INC.

We are the inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO fertilizers, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars.

We are one of Nevada's leading process technology companies and a world leader in photochemical recycling. We also provide project planning and technical services to the mining industry. We, through our subsidiary, Itronics Metallurgical, Inc., are the only company in the world with the integrated technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to produce environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, animal repellent/fertilizer products to be sold under the trademark GOLD'n GRO Guardian, and 5 troy ounce 0.999, pure, Silver Nevada Miner numismatic bars.

For the years ended December 31, 2004 and 2003, we generated net revenues in the amount of $1,720,049 and $1,268,787 and net losses of $2,839,872 and $2,752,291, respectively. For the six months ended June 30, 2005, we generated net revenues in the amount of $867,301 and a net loss of $1,732,994. As a result of recurring losses from operations and an accumulated deficit of $22,944,959 as of December 31, 2004, our Independent Registered Public Accounting Firm, in their report dated May 19, 2005, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 6490 S. McCarran Blvd., Bldg C-23, Reno, Nevada 89509, and our telephone number is (775) 689-7696. We are a Texas corporation.

Common stock offered by selling stockholders	Up to 40,000,000 shares, including the following:
–
up to 39,391,000 shares of common stock underlying secured convertible notes in the principal amount of $3,250,000 (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations and antidilution protection adjustments, respectively),

–
up to 609,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.15 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution protection adjustments),

This number represents 20.31% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 236,907,628 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 3,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds $1,250,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $2,000,000; $1,000,000 within five days of the filing of this registration statement, and $1,000,000 within five days of this prospectus being declared effective. The proceeds received from the sale of the secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of consulting and legal fees and purchasing inventory.

Over-The-Counter Bulletin Board Symbol	ITRO

The above information regarding common stock to be outstanding after the offering is based on 196,907,628 shares of common stock outstanding as of August 24, 2005 and assumes the subsequent conversion of our issued secured convertible notes and exercise of warrants by our selling stockholders.

EXPLANATORY NOTE: On July 15, 2005, we entered into a Securities Purchase Agreement with four accredited investors. In addition, on July 5, 2005 we entered into a Finder’s Agreement with Confin International Investments, which acted as selling agent in connection with the July 2005 Securities Purchase Agreement. Any issuance of shares of common stock pursuant to the Securities Purchase Agreement and Finder’s Agreement that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval to increase our authorized shares of common stock from 250,000,000 to 1,000,000,000 and filing the certificate of amendment to our certificate of incorporation. We intend to file a proxy statement with the Securities and Exchange Commission on or about August 30, 2005, asking a super majority of our shareholders to authorize the increase in our authorized shares of common stock. If a super majority of our shareholders approve an increase in our authorized shares of common stock, we intend on filing the certificate of amendment to our certificate of incorporation immediately following our shareholder meeting. We are registering 40,000,000 shares of common stock pursuant to this prospectus that are underlying the secured convertible notes and warrants issued in connection with the Securities Purchase Agreement. Upon filing the certificate of amendment, we will amend this prospectus to include additional shares of common stock that are issuable pursuant to the Securities Purchase Agreement and the shares of common stock that are issuable pursuant to the Finder’s Agreement.

JULY 2005 SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock.

The investors are obligated to provide us with the funds (gross proceeds) as follows:

•	$250,000 was disbursed on July 15, 2005;

•
$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of the effectiveness of this prospectus.

The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.10 or (ii) 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. As of August 22, 2005, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.06 and, therefore, the conversion price for the secured convertible notes was $.033. Based on this conversion price, the $3,250,000 secured convertible notes, excluding interest, were convertible into 98,484,848 shares of our common stock.

AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Confin International Investments (the "Selling Agent") acted as selling agent in connection with the offering. We will issue will issue up to a total of 3,000,000 warrants to the Selling Agent and the Selling Agent will receive gross fees of $260,000, representing 8% of the total gross proceeds received by us, as consideration for services performed in connection with the issuance of the secured convertible notes and warrants to the investors pursuant to the July 2005 Securities Purchase Agreement.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, and May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $2,839,872 and $2,752,291 for the years ended December 31, 2004 and 2003, respectively. For the six months ended June 30, 2005, we incurred a net loss of $1,732,994. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding, Our Business Operations Will be Harmed and If We Do Obtain Additional Financing, Our Then Existing Shareholders May Suffer Substantial Dilution.

We will require additional funds to sustain and expand our sales and marketing activities. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Registered Public Accounting Firm Has Stated There is Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated May 19, 2005 on our financial statements as of and for the year ended December 31, 2004, our independent registered public accounting firm stated that our recurring losses from operations and our accumulated deficit as of December 31, 2004 raised substantial doubt about our ability to continue as a going concern. Since December 31, 2004, we have continued to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses and stockholders’ deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

If We Are Unable to Retain the Services of Dr. John W. Whitney or If We Are Unable to Successfully Recruit Qualified Personnel Having Experience in Business, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued service of Dr. John W. Whitney, our current President, Treasurer and Director. Loss of the services of Dr. Whitney could have a material adverse effect on our growth, revenues, and prospective business. However, Dr. Whitney is bound by several confidentiality agreements, which specifically include non-compete clauses. We have applied for a "key man" life insurance policy on the life of Dr. Whitney in the amount of $5,000,000. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

If We Are Not Able to Successfully Market and Gain Public Awareness of Our Products and Services, We May Sustain Substantial Losses Which Could Require Us to Curtail or Cease Our Operations.

The production of photochemical fertilizer for commercial and consumer applications is a new business concept characterized by competition with established fertilizer manufacturers who have historically produced products that have heretofore fulfilled the market demand. We have performed marketing tests and determined that our products can compete effectively in the markets being targeted. Achieving market awareness and acceptance for products being introduced and under development requires substantial marketing efforts and expenditure of significant marketing and advertising funds. In 1998 we entered into a manufacturing and distribution agreement with a major fertilizer sales company, Western Farm Services that has agreed to sell the fertilizer in its territories on a best efforts basis. We have determined, in association with this fertilizer seller, that we can produce our products at costs and pricing that will be acceptable to potential purchasers. We are differentiating our products by virtue of the fact that they produce superior results in application, are priced competitively and are environmentally sound. There is uncertainty as to the rate of sales expansion and the degree of market acceptance of our products. Because of this, we are currently developing and evaluating, and anticipate that we will continue to develop, marketing and advertising for such new products or services; we will devote resources, financial and otherwise to such efforts. The failure of these efforts could result in substantial losses.

Our Success is Dependant on The Ability of Our Products and Services to Compete in Our Various Industries.

We operate in three highly competitive industries which have been characterized by pricing pressures, business consolidations, and flat or low growth trends in revenues and sales. Each of the industries in which we are operating has its own competitive characteristics. The mining technical services segment is somewhat dependent on metals prices in relation to production costs; the industry is under price pressure and consolidations are occurring. The need for technical services in this environment is reduced for certain types of services, but increased for others. There is increased competition from foreign firms who have exchange rate differentials that provide them a competitive advantage in provision of certain services. Our photochemical recycling segment operates in the photowaste hauling and disposal industry. A few large service companies and a few smaller regional companies characterize this industry. Expansion into international markets will also bring direct competition from foreign firms. The photochemical recycling segment also operates in the fertilizer industry. The fertilizer market consists of “Specialty Agriculture Market”, the “Bulk Field Crop Market”, and the “Urban Fertilizer Market”. We are currently concentrating on increasing bulk GOLD’n GRO fertilizer sales, primarily in the Specialty Agriculture and the Bulk Field Crops markets. The fertilizer markets are mature and dominated by a few large manufacturers and distributors. The western U.S. distributor for the GOLD’n GRO fertilizers is one of these companies. Because the markets are mature, the rate of growth to be achieved when introducing new products is uncertain because of the need to displace existing products.
Our markets are not characterized by rapid technological change. These industries are characterized by the need to make large capital investments in order to be participants. This limits the rate of technological change and makes it more difficult for entry by new competitors. Prior to our photochemical recycling technology development, the recovery and disposal of hazardous photochemical waste was characterized by low or limited technology and consisted primarily of hauling and dumping the chemical for a fee. Most of the existing companies recover and sell a portion of the contained silver. Our technology recovers virtually all of the contained silver, which is a competitive advantage. The silver is sold under contract with a large silver marketer in the United States. The main risk is price fluctuations in the silver market.

Our development of fertilizer products as an alternative to dumping presents a new revenue source, thereby providing a technology alternative in the industry. We believe that this new technology is cost competitive to the degree that market entry is possible. The fertilizer industry is stable and new product development and introduction is a long-term process. The reason is that crops grow on seasonal cycles and crop nutrition is complex and affected by many factors. It takes years to develop a new fertilizer product due to the complexity of the plant nutrition process. Because of this, innovation in the fertilizer nutrient product market is low. We are considered by several of the large fertilizer manufacturers to be technologically advanced in our ability to develop new fertilizer products and nutrition programs that are cost competitive and that produce excellent results in application. Now that some of these products and nutrition programs are being introduced into the marketplace, there is no assurance that we will be able to maintain our product development lead if companies with larger resources decide to attempt to produce products that duplicate some of the characteristics of our products.

Our Success is Dependant Upon Regulatory Enforcement of the Waste Control Environment.

Regulatory enforcement of the waste control environment is critical to our competitive position by making it more difficult for service companies with minimal compliance to operate and offer lower pricing. Generally, all 50 states continue to strengthen their regulatory enforcement but our competitive position in obtaining liquid photowastes, the basic process raw material, is somewhat dependent on the continuation of regulations and regulatory enforcement. Similar regulatory enforcement may not be available to us to aid in establishing and developing our international operations.

Our Success is Dependant Upon Our Ability to Adequately Protect Our Trade Secrets, Know-How, Patents and Trademarks.

We own the Itronics logo and name pursuant to common law and“GOLD’n GRO ®” is a registered trademark. We have only four patents with respect to our technology. Where patent protection is not available, we rely for protection of our intellectual property on trade secret law and nondisclosure and confidentiality agreements with our employees and others. There can be no assurance that such agreements will provide meaningful protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop technologies or know-how similar to ours.

Our success will also depend on our ability to avoid infringement of patent or other proprietary rights of others. We are not aware that we are infringing any patent or other such rights, nor are we aware of proprietary rights of others for which we will be required to obtain a license in order to develop our products. However, there can be no assurance that we are not infringing proprietary rights of others, or that we will be able to obtain any technology licenses we may require in the future.

We Rely on Contractual Relationships With Our Key Suppliers, Vendors, Customers and Consultants. A Loss of One or More of These Contractual Relationships, Our Ability to Maintain or Increase Revenues Could Be Adversely Affected.

We rely on contractual relationships with our key suppliers, vendors, customers and consultants (“Key Contacts”). If we were to lose these Key Contacts, our ability to maintain or increase revenues could be adversely affected. While we believe our relationship with our Key Contacts is good, there can be no assurance that any relationship will continue to exist.

Any Future Acquisitions Could Disrupt Our Existing Business and Harm Our Financial Position.

An element of our growth strategy includes the acquisition of companies which we believe have synergistic business models. Acquisitions entail a number of risks that could materially and adversely affect business and operating results. Such risks would include problems integrating the acquired operations, technologies or products; diversion of management's time and attention from core businesses; difficulties in retaining business relations with suppliers and customers of the acquired company; risks associated with entering markets in which our management lacks prior experience, and potential loss of key employees from the acquired company.

Risks Relating to Our Current Financing Arrangement:

If We Fail to Obtain Stockholder Approval to Increase our Authorized Shares of Common Stock, We May be Subject to Various Penalties and Will be in Default of the Securities Purchase Agreement.

We presently do not have an adequate amount of authorized and unissued shares of common stock to issue upon the conversion of the secured convertible notes and the exercise of the warrants in connection with the July 2005 Securities Purchase Agreement. As of August 24, 2005, there were 196,907,628 shares of common stock outstanding. We intend to file a proxy statement on Schedule 14A with the Securities and Exchange Commission on or about August 30, 2005 and hold a special meeting of our stockholders pursuant to which we will ask our stockholders to approve an amendment to our certificate of incorporation to increase our authorized common stock from 250,000,000 shares to 1,000,000,000 shares. In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the investors of the July 2005 Securities Purchase Agreement and will be in default of the agreement. If we are in default, we will be required to repay the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations

There Are a Large Number of Shares Underlying Our Secured Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of August 24, 2005, we had 196,907,628 shares of common stock issued and outstanding, 7,193,639 common shares to be issued to management and other employees for unpaid salary and accrued interest in the amount of $578,230, unsecured convertible notes outstanding that may be converted into an estimated 21,427,057 shares of common stock at conversion prices ranging from $0.125 to $1.18, outstanding warrants to purchase 25,695,183 shares of common stock at exercise prices ranging from $0.075 to $0.24, and outstanding compensatory options to purchase 6,106,000 shares of common stock at exercise prices ranging from $0.15 to $0.90 per share. We also have secured convertible notes outstanding, and are obligated to issue secured convertible notes, that may be converted into an estimated 196,969,697 shares of common stock at current market prices and related warrants to purchase 3,000,000 shares of common stock at an exercise $0.15 per share. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Notes Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of August 24, 2005 of $0.08.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 45%	Issuable	Stock

25%	$.06	$.033	98,484,848	33.34%
50%	$.04	$.022	147,727,273	42.86%
75%	$.02	$.011	295,454,545	60.01%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of our Secured Convertible Notes May Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible notes are convertible into shares of our common stock at a 45% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Notes and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated 196,969,697 shares to cover the conversion of the secured convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In July 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $3,250,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,250,000 secured convertible notes outstanding, the investors are obligated to purchase additional secured convertible notes in the aggregate of $2,000,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreement or Intellectual Property Security Agreement, the Investors Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreements we entered into in July 2005, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements and Intellectual Property Security Agreements state that if an even of default occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreements or Intellectual Property Security Agreements, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 3,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. In addition, we have received gross proceeds $1,250,000 from the sale of the secured convertible notes and the investors are obligated to provide us with an additional $2,000,000; $1,000,000 within five days of the filing of this registration statement, and $1,000,000 within five days of this prospectus being declared effective. The proceeds received from the sale of the secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of finder’s and legal fees and payment of indebtedness.

SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock.

The investors are obligated to provide us with the funds (gross proceeds) as follows:

•	$250,000 was disbursed on July 15, 2005;

•
$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of the effectiveness of this registration statement.

The secured convertible notes bear interest at 8% per annum, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

•	$0.10; or
•	55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.10 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 135% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 150% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes in any month in which the current price of our common stock is below $0.065. Under the terms of the partial call option, we have the right to pay the outstanding principal amount of the secured convertible notes plus one-month's interest for that month, which will stay any conversions of the secured convertible notes by the holders for that month. The principal amount of the secured convertible notes to be repaid is determined by dividing the then outstanding principal amount of the notes by the maturity of the notes in months, or 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final $1,000,000. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;
•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;
•
The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

•	Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

•	Fail to pay the principal or interest when due;
•	Do not issue shares of common stock upon receipt of a conversion notice;
•	Fail to file a registration statement August 29, 2005 or fail to have the registration statement effective by November 11, 2005;
•	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;
•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;
•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

•
Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

•	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, and the investors shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

•
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

•
To operate our business using the collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.15 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the secured convertible notes issued pursuant to the Securities Purchase Agreement, dated July 15, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Confin International Investments (the "Selling Agent") acted as selling agent in connection with the offering. We will issue will issue up to a total of 3,000,000 warrants to the Selling Agent and the Selling Agent will receive gross fees of $260,000, representing 8% of the total gross proceeds received by us, as consideration for services performed in connection with the issuance of the secured convertible notes and warrants to the investors pursuant to the July 2005 Securities Purchase Agreement.

A complete copy of the Securities Purchase Agreements and related documents are incorporated by reference as exhibits to our Form SB-2 registration statement relating to this prospectus.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $3,250,000 of secured convertible notes on August 25, 2005, at a conversion price of $0.033, the number of shares issuable upon conversion would be:

$3,250,000/$0.033 = 98,484,849 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of August 24, 2005 of $0.08.

% Below Market	Price Per Share	With Discount at 45%	Number of Shares Issuable	% of Outstanding Stock

25%	$.06	$.033	98,484,848	33.34%
50%	$.04	$.022	147,727,273	42.86%
75%	$.02	$.011	295,454,545	60.01%

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "ITRO."

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High($)	Low ($)
Fiscal Year 2003
Second Quarter	0.14	0.08
Third Quarter	0.23	0.11
Fourth Quarter	0.17	0.11

Fiscal Year 2004
First Quarter	0.22	0.14
Second Quarter	0.17	0.10
Third Quarter	0.10	0.06
Fourth Quarter	0.08	0.05

Fiscal Year 2005
First Quarter	0.13	0.05
Second Quarter	0.08	0.05
Third Quarter (1)	0.08	0.06

(1) Through August 24, 2005

HOLDERS

As of August 24, 2005, we had approximately 1,081 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

General Overview

We are the inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO fertilizers, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars.

Headquartered in Reno, Nevada, we are one of Nevada's leading process technology companies and a world leader in photochemical recycling. We also provide project planning and technical services to the mining industry. We, through our subsidiary, Itronics Metallurgical, Inc., are the only company in the world with the integrated technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to produce environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, animal repellent/fertilizer products to be sold under the trademark GOLD'n GRO Guardian, and 5 troy ounce 0.999, pure, Silver Nevada Miner numismatic bars.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements and accompanying notes. Management bases its estimates on historical information and assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and circumstances that may impact the Company in the future, actual results may differ from these estimates.

Our critical accounting policies are those that affect our financial statements materially and involve a significant level of judgment by management.

Revenue Recognition and Accounts Receivable:

Sales are recognized when the transfer of ownership occurs, upon shipment to the customer.  Accounts receivable is recorded net of an allowance for doubtful accounts.  Currently, the allowance for doubtful accounts is a nominal amount as the collectibility of accounts receivable is reasonably assured.   We have had nominal products returns to date, thus no allowance for product returns has been established. Revenues from services are recorded when the services are provided. When the mining technical services segment of the Company is responsible for the procurement of materials and equipment, property, or subcontracts in its consulting business, it includes such amounts in both revenues and cost of sales.

Inventory:

Inventory is determined utilizing the lower of cost or market value determined on the average cost valuation method and consists primarily of unprocessed silver bearing photochemicals, fertilizer raw materials and saleable fertilizer. Cost of the silver in solution inventory is the lesser of the actual cost, or 80% of the fair market value of the silver content of the photochemicals as determined by laboratory assays.

Recent Accounting Pronouncements

On December 16, 2004 the FASB issued SFAS No. 123R, “Share-Based Payment,” which is an amendment to SFAS No. 123, “Accounting for Stock-Based Compensation.” This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires such transactions be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005, December 15, 2005 for small business issuers. In addition, this statement will apply to unvested options granted prior to the effective date. The Company will adopt this new standard effective for the first fiscal quarter of 2006 and it has not yet determined what impact this standard will have on its financial position or results of operations.

   In November 2004, the FASB issued SFAS No. 151, “Inventory Costs: an amendment of ARB No. 43, Chapter 4,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the provisions of SFAS No. 151, when applied, will have a material impact on our financial position or results of operations.”

Results of Operations

Our revenues are difficult to forecast and may vary significantly from quarter to quarter and year to year. In addition, our expense levels for each quarter are, to a significant extent, fixed in advance based upon our expectation as to the net revenues to be generated during that quarter. We therefore are generally unable to adjust spending in a timely manner to compensate for any unexpected shortfall in net revenues. Further as a result of these factors any delay in product introductions or any significant shortfall in demand in relation to our expectations, would have an almost immediate adverse impact on our operating results and on our ability to maintain profitability in a quarter.

Comparison of the Year Ended December 31, 2004 with the Year Ended December 31, 2003

We reported consolidated revenues of $1,720,049 for the year ended December 31, 2004, compared to $1,268,787 for the prior year, an increase of 36%. Revenues for the Photochemical Fertilizer segment increased by $486,016, or 52%. Revenues from the Mining Technical Services segment declined $34,754, or 10%. We reported a gross profit of $32,296 for the year ended December 31, 2004, compared to a gross loss of $159,853 for the year ended December 31, 2003, an improvement of $192,149. The consolidated net loss for 2004 was $2,839,872 or $0.020 per share compared to a 2003 loss of $2,752,291 or $0.026 per share.

To provide a more complete understanding of the factors contributing to the changes in revenues, operating expenses and the resultant operating loss and net loss, the discussion presented below is separated into our two operating segments.

PHOTOCHEMICAL FERTILIZER

	Year Ended December 31,
	2004	2003
Revenue	$1,422,929	$936,913
Gross profit (loss)	$(34,687)	$(182,918)
Operating income (loss)	$(2,024,481)	$(1,834,621)
Net income (loss) before taxes	$(2,626,694)	$(2,849,442)

Revenues for the Photochemical Fertilizer segment totaled $1,422,900 in 2004, compared to $936,900 in 2003, an increase of $486,000, or 52%. Fertilizer sales were $1,019,800 and $554,300 for 2004 and 2003, respectively, an increase of 84%. The fertilizer sales increase is primarily attributable to bulk sales of the GOLD’n GRO 9-0-1+7% Zinc micro-nutrient product that was introduced in the third quarter of 2001.

Photochemical recycling revenue decreased 8% from 2003 due to decreased sales of photochemical evaporators. Silver sales increased $46,200 from 2003, an increase of 84%. The increase is attributable primarily to sales of Silver Nevada Miner silver bars and recycled film revenue.

In December 2004 photochemical recycling services provided to a major customer were discontinued by mutual agreement. This customer accounted for 59% of 2004 photochemical recycling and silver refining revenue, a total of $201,300. In response, plant personnel has been reduced by two people. In the near term, this will result in reduced photochemical recycling revenue. However, the photochemical volume from this customer had been growing so rapidly that the supply was exceeding our demand for the chemicals needed in fertilizer manufacturing, resulting in storage costs and plant inefficiencies. It is anticipated that there is enough photochemical raw material in storage to meet fertilizer production needs for at least twelve months. The loss of this customer will allow the plant time to catch up on photochemical processing, which will reduce storage costs and increase efficiency in the plant.

We are in contact with major used photochemical generators, and are actively marketing Photochemical Silver Concentrators, so, for the longer term, it is anticipated that sufficient new sources of photochemical supply will be obtained to meet future fertilizer manufacturing requirements. The Photochemical Silver Concentrators typically sell for $22,000 to $200,000, so the loss in photochemical recycling service revenues is expected to be offset by growth in Photochemical Silver Concentrator sales during 2005 and future years.

Combined cost of sales and operating expenses for the segment amounted to $3,447,400 in 2004, compared to $2,771,500 in 2003, a 24% increase. Cost of sales increased approximately $337,800 due primarily to a $265,400 increase in direct material costs related to increased sales and $61,000 in payroll and related costs. The changes in revenues and cost of sales resulted in a gross loss of $34,700 in 2004, compared to $182,900 in 2003, an improvement of $148,200. Operating costs increased by $338,100 due primarily to increases of $228,800 in sales and marketing and $60,000 in general and administrative costs. Sales and marketing increased due to a combination of the addition of a fertilizer sales representative in early 2004 and increased corporate marketing. General and administrative expenses increased due to a $98,000 prior year credit for expired options.

These changes in revenues and operating expenses resulted in a segment operating loss of $2,024,500 in 2004, compared to $1,834,600 in 2003, an increased loss of $189,900 or 10%.

Other income (expense) decreased to a net expense of $602,200 for 2004, compared to a net expense of $1,014,800 in 2003, an improvement of $412,600. Interest expense decreased $175,000 due to the conversion into common stock of convertible promissory notes. Other income of $187,800 was due to debt forgiveness income from the write off of long term leases.

The changes in operating loss and other expenses resulted in a segment net loss before taxes of $2,626,700 for 2004, compared to a net loss of $2,849,400 for 2003, a decreased loss of $222,700 or 8%.

MINING TECHNICAL SERVICES

	Year Ended December 31,
	2004	2003
Revenue	$297,120	$331,874
Gross profit (loss)	$66,983	$23,065
Operating income (Loss)	$(382,145)	$(359,324)
Net income (loss) before taxes	$(213,178)	$97,151

Mining technical services revenue totaled $297,100 for 2004 compared to $331,900 for 2003, a decrease of 10%. Included in these revenue figures are pass-through expenses of $108,300 and $118,700 for 2004 and 2003, respectively. Excluding these amounts, revenues amounted to $188,900 and $213,100 for 2004 and 2003, respectively, a decrease of 11%.

On March 1, 2005 the technical services contract for a major client expired and was not renewed. Excluding pass through revenue, revenue from this client was $124,300 for 2004 and $15,000 for the two months ended February 2005. In response, in May 2005 we closed the satellite office for technical services and reduced staff the equivalent of approximately three people.

Combined cost of sales and operating expenses totaled $679,300 for 2004 compared to $691,200 for 2003, a nominal decrease. Included in these operating expense figures are pass-through expenses of $108,300 and $118,700 for 2004 and 2003, respectively. Excluding these amounts, combined cost of sales and operating expenses amounted to $571,000 and $572,500 for 2004 and 2003, respectively, a nominal decrease. Included in operating expense is $74,200 in research and development costs that were not incurred in the prior year. This expense is related to the development of the insidemetals.com website. The majority of this expense is an allocation of personnel costs, which was offset by an $81,000 decrease in payroll and related costs that are included in cost of sales expenses.

The above changes in revenues and operating expenses resulted in a segment operating loss of $382,100 for 2004, compared to $359,300 for 2003, an increased operating loss of $22,800 or 6%.

Other income (expense) decreased to $169,000 for 2004, compared to $456,500 in 2003, a decline of $287,500. The decline is due to decreased gain on sale of GPXM and other marketable securities.

The changes in operating loss and other income resulted in a segment net loss before taxes of $213,200 for 2004, compared to a net income of $97,200 for 2003, a decrease of $310,300.

Changes in Financial Condition; Capitalization
Cash amounted to $5,200 as of December 31, 2004 compared to $34,500 as of December 31, 2003. Net cash used by operations was $1,417,900 in 2004 compared to $1,626,500 in 2003. Operating resources utilized to finance the 2004 loss of $2,839,900 include approximately $681,900 in expenses paid with our common stock. Cash amounting to approximately $56,800 was invested in property and equipment in 2004, primarily for equipment in the manufacturing plant. Sales of Golden Phoenix Minerals, Inc. stock and other marketable securities provided $356,100 in cash from investing activities. Financing sources of cash in 2004 were $843,500 in proceeds from the private placement of restricted common stock, $235,000 from the exercise of warrants, and $150,000 from short term loans from an officer/stockholder.

Total assets decreased from $4,440,500 at December 31, 2003 to $4,147,900 at December 31, 2004. Current assets decreased $115,000, net property and equipment decreased $38,900, and other assets decreased $138,700. The primary changes in current assets were a decrease in marketable securities of $387,100 due to the sale of GPXM and other stock, an increase in accounts receivable of $92,400 due to a one-time billing on the GPXM consulting contract, an increase of $146,200 in inventory due primarily to the build-up of unprocessed silver in photochemical solutions, and an increase in prepaid expenses of $89,400 due to corporate marketing contracts. We are actively selling our GPXM shares to assist with our working capital needs. Our investment in GPXM stock decreased to a total value of $26,200 at December 31, 2004, all of which is classified in current assets.

Total liabilities decreased from $8,142,200 at December 31, 2003 to $6,712,200 at December 31, 2004, a decrease of $1,430,000. Of this amount, current liabilities decreased $510,600 and long-term liabilities decreased $919,400. The overall decrease in liabilities is due primarily to the conversion of $1,962,200 in convertible promissory notes and accrued interest into restricted common stock. Current liabilities decreased primarily due to a net reduction in convertible promissory notes of $665,300. This reduction was partially offset by increases in accounts payable of $91,800, accrued management salaries of $170,900, and accrued expenses of $185,400. Nearly all of the increase in accrued expenses is attributable to delinquent federal and state payroll taxes. Subsequent to December 31, 2004 $115,600 of the federal payroll taxes were paid.

The above discussion and the discussion of various legal proceedings elsewhere in this prospectus does not succinctly summarize the progress that we have made in implementing its business plan and improving its financial condition over the last several years. However, there has been significant progress. First, in 2004 fertilizer sales exceeded $1 million for the first time, compared to sales in the $500,000 range for each of the two previous years. This resulted in a gross loss for the photochemical fertilizer segment of $34,700, which was a $148,200 improvement over 2003 and a $217,100 improvement over 2002. This demonstrates one of the fundamental concepts in the business plan, that a large part of our operating cost structure is fixed or semi-fixed, which means that as sales rise, many of the costs will not rise proportionally, resulting in gross profits that will contribute to paying general overhead costs. This improvement in the photochemical fertilizer segment, combined with a gross profit from the technical services segment, resulted in an overall gross profit for the year, which is the first time that this was accomplished since before the move to the Stead manufacturing facility in 2000.

Addressing our financial condition, improvements have been made there as well. The stockholders’ deficit, $4,587,900 at December 31, 2002, has been reduced to a deficit of $2,564,300 at December 31, 2004, an improvement of $2,023,600. This has been achieved by the conversion of approximately $3.4 million in convertible notes and accrued interest into common stock. One significant area of difficulty for us has been meeting the payments on capital lease obligations. However, the capital lease obligation at December 31, 2002 of $1,193,900 has been reduced to $807,700 at December 31, 2004, a reduction of $386,200. This includes the write off five leases as debt forgiveness income in 2004 of $187,800. We expect to make further meaningful progress expanding sales and reducing debt in 2005.

Comparison of the Three and Six Months Ended June 30, 2005 with the Three and Six Months Ended June 30, 2004

Results of Operations

We reported consolidated revenues of $557,328 for the quarter ended June 30, 2005, compared to $626,170 for the prior year quarter, a decrease of 11%. The decrease was due to a decrease in Photochemical Fertilizer segment revenue of $49,800, or 9% and to a decrease of $19,000 in Mining Technical Services segment revenues, a decrease of 36%. The consolidated net loss was $819,389, or $0.004 per share, for the quarter ended June 30, 2005, compared to a net loss of $802,672 or $0.006 per share for the comparable 2004 period, an increased loss of $16,700, or 2%. Consolidated revenues for the first six months of 2005 were $867,301 compared to $1,033,010 for the prior year period, a decrease of 16%. The consolidated net loss was $1,732,994 or $0.009 per share, for the six months ended June 30, 2005, compared to a net loss of $1,513,289 or $0.011 per share for the comparable 2003 period, an increased loss of 15%.

To provide a more complete understanding of the factors contributing to the changes in revenues, operating expenses, other income (expense) and the resultant operating income (loss) and net income (loss) before taxes, the discussion presented below is separated into our two operating segments.

PHOTOCHEMICAL FERTILIZER

This segment, managed by Itronics Metallurgical, Inc., operates a photochemical recycling plant, which includes related silver recovery. As part of the recycling process, we manufacture and market a line of liquid fertilizer products which are being sold under the GOLD’n GRO trademark in the western U.S. markets in Arizona, California, Colorado, Hawaii, Idaho, Nevada, Oregon, and Washington. GOLD’n GRO fertilizer products are being introduced in the eastern U.S. markets in Connecticut, Delaware, Massachusetts, New Jersey, New York, Pennsylvania, and Rhode Island. Revenues are generated from photochemical collection services, silver sales, and GOLD’n GRO liquid fertilizer sales.

	Three months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$523,667	$573,511	$783,841	$900,507
Gross profit (loss)	$20,718	$42,372	$(21,446)	$6,733
Operating income (loss)	$(494,262)	$(508,586)	$(1,097,807)	$(992,089)
Other income (loss)	$(201,722)	$(202,325)	$(365,774)	$(411,095)
Net income (loss) before taxes	$(695,984)	$(710,911)	$(1,463,581)	$(1,403,184)

 Total segment revenues for the second quarter of 2005 were approximately $523,700, a decrease of 9% from the prior year second quarter. Fertilizer sales for the quarter were $484,700, compared to $476,900 for the 2004 second quarter, an increase of 2%. The expected fertilizer sales increase did not occur due to rainy weather in the Central Valley of California that continued into late May 2005. Total photochemical recycling revenue for the quarter decreased by 74%, on decreased volume of 73%, compared to the second quarter of 2004. The decrease is due to the December 2004 mutual termination of a significant photochemical recycling customer. To offset this loss of revenue, we are concentrating its efforts on sales of Photochemical Silver Concentrators. During the first quarter of 2005 we received an order for two Concentrators and several leads and viable requests for proposal from several other potential customers. We presently have proposals out to potential customers that could lead to more than $500,000 in sales of the Photochemical Silver Concentrators. This marks the beginning of a shift in market focus from obtaining the majority of photochemical raw materials by picking up the materials by truck directly from the customer’s location to obtaining the majority of its photochemical raw materials by receiving concentrated material through the interstate commercial trucking system. Silver sales decreased $2,400 from the second quarter of 2004, a decrease of 11%. Cost of sales decreased $28,200 due primarily to a decrease of $20,700 in payroll and related costs. The segment recorded a gross profit of $20,700 for the quarter, compared to a gross profit of $42,400 for the second quarter of 2004, a decreased gross profit of $21,700, or 51%.

  Segment operating expenses decreased $36,000 from the second quarter of 2004. This resulted from modest decreases in most all of the operating expense categories.

  These factors resulted in a 2005 second quarter segment operating loss of $494,300 compared to a loss of $508,600 for the second quarter of 2004, a decreased operating loss of $14,300, or 3%.

Other expense decreased nominally.

The changes in operating loss and other expenses resulted in a segment net loss before taxes of $696,000 for the quarter ended June 30, 2005, compared to a loss of $710,900 for the prior year quarter, a decreased loss of $14,900 or 2%.

For the first six months of 2005 revenues were $783,800, compared to $900,500 for the comparable 2004 period, a decrease of 13%. The decline is due primarily to the prior year mutual termination of a significant photochemical recycling customer. Gross loss for the first six months of 2005 was $21,400, compared to a gross profit of $6,700 for the comparable prior year period, a decline of $28,200. Operating loss for the first six months of 2005 was approximately $1,097,800 compared to $992,100 for the first six months of 2004, an increased loss of $105,700, or 11%.

Other expense decreased $45,300 due to a decrease in interest expense resulting from prior and current year conversions of convertible promissory notes into common stock.

The changes in operating loss and other expenses resulted in a segment net loss before taxes of $1,463,600 for the six months ended June 30, 2005, compared to a loss of $1,403,200 for the prior year period, an increased loss of $60,400 or 4%.

MINING TECHNICAL SERVICES

This segment, known as Whitney & Whitney, Inc., provides mining and materials management, geology, engineering and economics consulting, and publishes specialized mineral economics and materials financial reports. It employs technical specialists with expertise in the areas of mining, geology, mining engineering, mineral economics, materials processing and technology development. Technical services have been provided to many of the leading U.S. and foreign mining companies, several public utilities with mineral interests, to various state agencies, the U.S. and foreign governments, and the United Nations and the World Bank.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$33,661	$52,659	$83,460	$132,503
Gross profit (loss)	$(10,048)	$(4,800)	$(9,019)	$(2,894)
Operating income (loss)	$(118,706)	$(113,810)	$(261,029)	$(207,920)
Other income (expense)	$(4,699)	$22,049	(8,384)	$97,815
Net income (loss) before taxes	$(123,405)	$(91,761)	$(269,413)	$(110,105)

Mining technical services revenue was $33,700 for the quarter ended June 30, 2005, compared to $52,700 for the comparable quarter of 2004, a decrease of 36%. The decrease is due to prior year short term projects that did not reoccur in the current period. Cost of sales decreased by $13,800, due primarily to decreases in labor and consulting costs of $10,600. These factors resulted in a second quarter gross loss for the segment of $10,000 compared to a gross loss of $4,800 for the prior year second quarter, an increased gross loss of $5,200.

In early May 2005 the technical services satellite office was closed due to the winding down of most of the technical service contracts and completion of the majority of the data gathering for the insidemetals.com project, but certain key staff members have been retained. Programming is continuing for insidemetals.com and launch of the website Information Portal is planned for August 2005.

Total segment operating expenses decreased nominally, but research and development costs increased $36,100 due to costs related to developing the insidemetals.com project, which was offset by decreases in various other operating expenses. This project will be an Internet “Information Portal” offering financial and production information on gold mining companies through an attractively priced subscription service.

The combination of these factors resulted in a 2005 second quarter segment operating loss of $118,700, compared to a loss of $113,800 for the second quarter of 2004, an increased operating loss of $4,900, or 4%.

Other income (loss) for the second quarter of 2005 was a loss of $4,700 compared to a gain of $22,000 for the prior year second quarter. This decrease is due to reduced sales of common shares of Golden Phoenix Minerals, Inc. (GPXM) and other marketable securities.

The changes in operating loss and other income resulted in a segment net loss before taxes of $123,400 for the quarter ended June 30, 2005, compared to a loss of $91,800 for the prior year quarter, an increased loss of $31,600, or 34%.

For the first six months of 2005, segment revenue totaled $83,500 compared to $132,500 for the first six months of 2004, a decrease of 37%. Gross loss for the first six months of 2005 was $9,000, compared to a gross loss of $2,900 for the comparable prior year period, an increased gross loss of $6,100. Operating loss for the period was $261,000 compared to an operating loss of $207,900 for the comparable 2004 period, an increased operating loss of $53,100, or 26%. The primary factor contributing to the decline was research and development costs related to the insidemetals.com project.

Other income (loss) for the first six months of 2005 was a loss of $8,400 compared to a gain of $97,800 for the prior year period. This decrease is due to reduced sales of common shares of Golden Phoenix Minerals, Inc. (GPXM) and other marketable securities.

The changes in operating loss and other income resulted in a segment net loss before taxes of $269,400 for the six months ended June 30, 2005, compared to a net loss of $110,100 for the prior year period, an increased loss of $159,300.

SUMMARY

On a consolidated basis, the various changes in revenues and operating expenses resulted in a second quarter 2005 operating loss of $613,000, compared to $622,400 for the second quarter of 2004, a decreased operating loss of $9,400, or 2%. Net loss before taxes for the second quarter 2005 was $819,400 compared to $802,700 for the prior year second quarter, an increased loss of $16,700 or 2%. For the six month period ended June 30, 2005 the operating loss was $1,358,800 compared to $1,200,000 for the prior year comparable period, an increased operating loss of $158,800, or 13%. Net loss before taxes for the six months ended June 30, 2005 was $1,733,000 compared to $1,513,300 for the prior year six month period, an increased loss of $219,700, or 15%.

Changes in Financial Condition; Capitalization

Cash amounted to $(30,200) as of June 30, 2005, compared to $21,500 as of June 30, 2004. Net cash used for operating activities was approximately $852,200 for the first six months of 2005. The cash used for operating activities during the period was financed by a combination of sales of common stock of $570,000 from a private placement of restricted common stock and attached warrants, short term loans from an officer/stockholder of $90,000, short term financing of $125,000, and $93,100 in inventory and account receivable factoring.

Total assets increased nominally during the six months ended June 30, 2005 to $4,148,200. Current assets increased $33,900 due to an increase in marketable securities of $85,800 due to receipt of the final billings for services to GPXM in their restricted common stock. At June 30, 2005 we owned 567,100 shares of GPXM with a current market value of $112,000. Net property and equipment decreased $102,100 due to depreciation and amortization. Other assets increased $68,500 due to the acquisition of the product rights of the GOLD’n GRO Guardian fertilizer for $71,500 in restricted common stock.

Current liabilities increased during the six months ended June 30, 2005 by $1,754,900 and total liabilities decreased by $237,400. Total liabilities decreased due to the conversion into common stock of a total of $882,700 in Convertible Promissory Notes and accrued interest. This decrease was partially offset by current period accrued interest on convertible promissory notes of $180,000, net short term financing of $210,000, and inventory and account receivable financing $93,100. Changes in current liabilities include increases of $30,200 in bank overdraft, $32,100 in accounts payable, $93,100 in account receivable and inventory factoring, $139,700 in accrued management salaries, $85,000 in advances from an officer/stockholder, and $1,739,600 in current maturities of convertible notes and accrued interest. The increase in current maturities of convertible notes is due to the reclassification from long term debt of the 2000 Series Convertible Promissory Notes that were extended to 2006 and are now due within one year of the balance sheet date. These increases were partially offset by decreases of $76,600 in accrued expenses, which reflects payment of a portion of federal payroll tax obligations, and $343,600 in current maturities of long term debt, which reflects the reclassification of the mortgage obligation on the Stead manufacturing facility to long term debt.

The above discussion and the discussion of various legal proceedings elsewhere in this report does not succinctly summarize the progress that we have made in implementing its business plan and improving its financial condition over the last several years. However, there has been significant progress. First, in 2004 fertilizer sales exceeded $1 million for the first time, compared to sales in the $500,000 range for each of the two previous years. This resulted in a 2004 gross loss for the photochemical fertilizer segment of $34,700, which was a $148,200 improvement over 2003 and a $217,100 improvement over 2002. This demonstrates one of the fundamental concepts in the business plan, that a large part of our operating cost structure is fixed or semi-fixed, which means that as sales rise, many of the costs will not rise proportionally, resulting in gross profits that will contribute to paying general overhead costs. This improvement in the photochemical fertilizer segment, combined with a gross profit from the technical services segment, resulted in an overall gross profit for the year, which is the first time that this was accomplished since before the move to the Stead manufacturing facility in 2000.

Addressing our financial condition, improvements have been made there as well. The stockholders’ deficit, $4,587,900 at December 31, 2002, has been reduced to a deficit of $2,326,700 at June 30, 2005, an improvement of $2,261,200. This has been achieved by the conversion of approximately $4.3 million in convertible notes and accrued interest into common stock. One significant area of difficulty for we have been meeting the payments on capital lease obligations. However, the capital lease obligation at December 31, 2002 of $1,193,900 has been reduced to $775,000 at June 30, 2005, a reduction of $418,900. This includes the write off of five leases as debt forgiveness income in 2004 of $187,800. We expect to make further meaningful progress expanding sales and restructuring debt in 2005.

Liquidity and Capital Resources

During the six months ended June 30, 2005, working capital decreased by $1,721,100 to a deficit balance of $4,936,400. The decrease is primarily due to the reclassification from long term debt of a net $1,739,600 in convertible notes and accrued interest. We have had limited cash liquidity since the third quarter of 2000. We have sought and obtained the funding described above, which has not been sufficient to maintain all obligations on a current basis. Other factors limiting cash liquidity include fertilizer sales not expanding at the rate originally anticipated, so operating losses were not reduced as much as expected and the $15 million equity line of credit agreement with Swartz Private Equities, LLC (Swartz) expiring in February 2004. A private placement of stock with attached warrants was closed in June 2005, with $570,000 received during the six months ended June 30, 2005. In July 2005 we obtained 8% convertible debt financing for up to $3.25 million, with the final amount dependent upon the filing and effectiveness of a registration statement relating to common shares underlying the convertible debt and warrants issued in the recent financing. The funding will provide for working capital, manufacturing plant expansion, registration of GOLD’n GRO Guardian fertilizer with the EPA, and debt reduction. It is anticipated that this funding will provide for our capital needs over the next ten to twelve months.

There has been a long term commitment by officers and other members of management to support us by investing funds for our growth. One officer/shareholder has invested a total of $1,403,900 in cash and deferred salary during the period 2001 through June 30, 2005. Two other members of management have deferred salary totaling $550,500 during the period 2001 through June 30, 2005. Additional members of management invested $62,000 cash in 2003. All cash and deferred salary that have been invested in our private placements were under the same terms and conditions as all other investors.

We believe that the business plan implementation needs to be accelerated to meet profitability goals and believes that can be accomplished upon obtaining sufficient capital.

The actual rate of growth in fertilizer and the related photochemical and silver sales necessary to achieve profitability is subject to a number of uncertainties, including the annual seasonal nature of fertilizer sales related to crop cycles, short term weather patterns in specific markets, and the availability of funding to support sales growth.

Growth Plans and Implementation

For a number of years our main focus has been on our Photochemical Fertilizer Division. This Division, operated by our wholly-owned subsidiary Itronics Metallurgical, Inc., has created and established the GOLD’n GRO line of liquid fertilizers and identified large volume markets in which they can be sold. The pioneering development work is complete, field trials are under way with some completed, and the Division is well on the way to achieving full commercial operation.

The Mining Technical Services Division, operated by our wholly-owned subsidiary Whitney & Whitney, Inc. worked for a number of years with a limited number of mining clients. The work required by these clients has been completed, technical staff has been reduced, and the Technical Services branch office was closed. This Division is re-configuring how it does business and a new "e-commerce" global Internet Information Portal - "insidemetals.com" that it is developing is described herein.

We are converting our self into a clicks and mortar business which management believes will allow it to maximize the benefits of using the Internet while it expands the Photochemical Fertilizer Division. The Photochemical Fertilizer Division is a completely regulated business that depends on physical manufacturing facilities and physical collection, processing, and distribution of photochemical liquids and liquid fertilizers. The Mining Technical Services Division is being reconfigured to obtain the bulk of its future sales through the operation of a global Internet Information Portal - "insidemetals.com". This division will obtain the benefits of the global Internet system and the global use of credit cards. The information portal operates 24 hours per day 7 days per week anywhere in the world where computers and the Internet are available. Anyone with access to the Internet anywhere in the world can subscribe to the service at any time using their credit card to pay the subscription fee. Because of these characteristics of the Internet, growth will not be constrained by physical factors and communications constraints that previously existed for this type of business.

During 2004 we upgraded our web site, http://www.itronics.com with significantly improved features. We also established three new web sites, www.itromet.com for Itronics Metallurgical, Inc., www.whitneywhitney.com for Whitney & Whitney, Inc., and www.goldngro.com for GOLD’n GRO fertilizers. Creating and operating separate Internet sites for the subsidiaries and for GOLD'n GRO liquid fertilizers makes it easier for customers, suppliers, and investors to do business and to communicate with Itronics and its operating units.

With the successful completion of much of the pioneering development work by the Photochemical Fertilizer Division, and with the wrapping up of the Mining Technical Services long term consulting projects, we are implementing growth plans for both divisions that are expected to drive expansion well into the future. The status of these plans and their implementation is described for each division.

Photochemical Fertilizer Division (Itronics Metallurgical, Inc.)

Our GOLD'n GRO fertilizers are all liquid with one of the primary base materials being demetallized photoliquids which we obtain through our collection services. There are major differences in manufacturing, distribution, and sale of liquid fertilizers as compared to dry fertilizers. Basic differences are described here so that the investor can better understand the technology, logistics, and application of liquid fertilizers and thereby gain a better understanding for the market niche that we are entering.

Liquid Fertilizer Technology. Liquid fertilizer technology is more complex than dry technology. Typically dry solids can be readily blended into dry mixtures that can then be bagged, or transported as dry bulk powders. In contrast, liquid fertilizers are reacted products and must be manufactured using precise recipes so that the final product will remain stable. Dry products can be stored for years without degradation, whereas liquid products typically have a limited storage life ranging from a few days for proprietary field blends, up to 4 years or longer for certain types. Liquid fertilizers can also freeze over a rather wide range of temperatures, a problem not encountered with dry fertilizers. Because of these technical factors, bringing a line of liquid fertilizers to market is much more complex than bringing a line of dry products to market.

Dry fertilizers are typically applied with dry spreaders. Liquids are sprayed on with tank sprayers or aircraft, injected into the soil using special applicators, or applied through irrigation systems using sprinklers, micro-sprinklers, or drip irrigation. Liquid fertilizers can also be applied with ditch irrigation by running the fertilizer into the water at controlled rates. The use of irrigation water to apply the liquid fertilizers is called fertigation.

Dry fertilizer packaging and transport is typically simpler and less costly than liquid fertilizer packaging and transport. Bulk liquids must be moved in tank trucks or tank rail cars and stored in large bulk tanks at distribution points. The distributors who sell the liquids to farmers must install and operate tank farms and maintain a fleet of specialized applicators. Distribution and application of liquid fertilizers typically requires specialized technical knowledge related to mixing and handling as compared to the use of dry fertilizers. Liquid fertilizers are typically easier and less costly to apply when irrigation is available, and availability of the fertilizer nutrients is greater when liquid fertilizers are used. Use of fertigation to apply liquid fertilizers can reduce tractor trips through the fields, reducing cost and also reducing soil compaction. Because of less cost for application and improved availability of the liquid nutrients to the plants, liquid fertilizers in the United States are continuing to gain market share. Use of liquid starter mixes for dry land crops is also expanding, especially for planting field crops such as cotton, corn, soybeans, and wheat.

Certain fertilizer distribution companies have specialized in marketing liquid fertilizers and have all of the facilities and equipment required to sell, deliver, and apply the liquid fertilizers. One of these companies is distributing GOLD'n GRO liquid fertilizers in the western United States. Use of liquid fertilizers in the urban markets is becoming more common, but requires either spray application, or application through the irrigation systems. We are beginning to market specialized liquid injectors that can be inexpensively installed in the urban setting to cost effectively and safely apply the GOLD'n GRO fertilizers through existing irrigation systems.

GOLD'n GRO Liquid Fertilizer Technology. We have successfully developed a line of stable liquid fertilizers which it is now manufacturing at its Stead facility in Reno, Nevada. We are focusing on specialty liquid products and is able to reliably manufacture a number of proprietary specialty chelated micro-nutrient metal products and multinutrient products. As such, one of our technology strengths is our knowledge and increasing expertise in the manufacturing, delivery, and use of liquid fertilizers in each of the major markets.

The GOLD'n GRO liquid fertilizers have a number of positive attributes that are improvements over the liquid fertilizers that they are replacing.

The fertilizers are stable, typically having a shelf life of one to four years.

Many of the fertilizers have freeze points at or below 28 degrees F.

The fertilizers as a group also have an unusually low salt index, which is a measure of the potential for foliar burn when sprayed on the foliage of plants, or seedling root burn when applied in starter mixes. As a product line and individually, the GOLD'n GRO fertilizers have salt indexes that are much lower than the fertilizers they are replacing. Because of the low salt index characteristic, the GOLD'n GRO fertilizers are especially well suited for foliar application and for use in starter fertilizer mixes.

Large scale field applications are demonstrating improved nutrient uptake by plants when the fertilizers are foliar applied, and when the fertilizers are soil applied as compared to the fertilizers they are replacing. This improved effectiveness means that less fertilizer needs to be used to achieve the desired nutritional results. Improved crop nutrient uptake reduces nutrient costs and increases crop yields, generating a significant economic benefit for the grower customers.

The GOLD'n GRO fertilizers are specifically designed for fertigation application in micro-sprinkler and drip irrigation. This method of fertilizer application is rapidly expanding and requires liquid fertilizer products with superior stability in irrigation water under widely varying conditions. Large scale fertigation application of the GOLD'n GRO fertilizers is demonstrating the viability of these products in meeting the requirements of this expanding application method.

The GOLD'n GRO fertilizers are essentially toxic metal free. This is because the base liquids that are used to manufacture the GOLD'n GRO products are free of toxic metals and the nutrient additives used to make the fertilizers to final specifications are carefully selected to avoid toxic metals. The overall composition of the products is environmentally compatible.

A very large environmental benefit that results from the effectiveness of the GOLD'n GRO chelated zinc products is a 20 percent to 90 percent reduction in the amount of zinc metal needed to satisfy the nutrient requirements of the crops being fertilized. Large scale field soil sampling is showing that with the lower application rates there is very little carry over of nutrient metal to the next crop and nutrient metal accumulation in the soil is virtually eliminated, while satisfying crop requirements.

The GOLD'n GRO fertilizers are some of the most complex fertilizer liquids in the market place today and represent a new category of liquid nutrition technology. The GOLD'n GRO fertilizers contain bulk chelating agents that conventional liquid fertilizers do not contain. The chelating agents, which are normally quite costly, are supplied as components of the starting photographic liquids. The chelating agents improve the availability of micronutrient metals such as zinc, iron, manganese, and the secondary nutrients calcium, and magnesium. The photoliquids also have a natural content of sulfur the other important secondary nutrient. These multinutrient characteristics distinguish the GOLD'n GRO liquids from other liquid fertilizers and are the main reason why the GOLD'n GRO liquid fertilizers represent a new type of nutrient technology when compared to established fertilizers.

We are working with its licensed distributor network to develop applications into which the GOLD'n GRO fertilizer products can be sold. This process has identified three methods of developing crop applications for the products. These are (1) replace existing products that do not fully satisfy existing needs, (2) develop new products which will satisfy presently unfulfilled needs, and (3) develop products that can be blended with existing proprietary products to improve their effectiveness.

In taking the approach to replace existing products, category 1 above, we found that the improved effectiveness of the GOLD'n GRO fertilizers made it necessary to perform field trials to determine the minimum and maximum amount needed for a particular application. Straight across replacement on a 1 unit for 1 unit basis has not been possible because fewer units of certain GOLD'n GRO fertilizers are needed to produce the desired nutritional uptake by the plants. Much of the field evaluation to determine the minimum and maximum amounts of the GOLD'n GRO products for particular crop applications has been completed and large volume usage has been developed for the two zinc products. Crop application development for the GOLD'n GRO fertilizers is expected to continue for the indefinite future as knowledge of the products and the number of customers continues to expand.

Market Size and GOLD'n GRO Production Capacity. Our current fertilizer emphasis is on developing bulk liquid fertilizer sales. The "Beneficial Use Photochemical, Silver, and Water Recycling" technology is fully integrated, and is being implemented with a cost structure that anticipates large volume material throughput. This is based on previously developed information that more than 100 million gallons of used liquid silver-bearing photochemicals are generated in the United States annually. Using conversion ratios developed for the GOLD'n GRO fertilizers, this is enough volume to support manufacture and sale of more than 200 million gallons of liquid fertilizer products, or about 1 million tons.

More than 50 million tons of fertilizer products are sold annually in the United States. This includes almost 20 million tons of multinutrient fertilizers and almost 3.5 million tons of secondary nutrient and micronutrient products. About 38 percent of the total usage is as fluid fertilizers. Our 2004 sales were less than 0.005 percent of the indicated 2004 secondary and micronutrient tonnage of 3.5 million.

Our manufacturing plant is presently configured so that it can be expanded to a manufacturing capacity of 7.2 million gallons of liquid GOLD'n GRO products per year, or about 36,000 tons. GOLD'n GRO fertilizer production in 2004 utilized about 5 percent of planned capacity. Planned expansions to achieve the 36,000 ton volume include increasing both dry raw material and liquid storage, increasing tank truck loading capacity, and automation of certain manufacturing functions. Expansion can be achieved incrementally as fertilizer sales continue to grow.

We presently sell our commercial GOLD'n GRO fertilizers in 2.5 gallon, 55 gallon, and 250 gallon containers, and partial or full tank truck loads of up to 4,800 gallons.

As we continue to identify and develop its GOLD'n GRO liquid fertilizer markets, unforeseen market opportunities may require plan modifications. The creation and production of the two GOLD'n GRO zinc micronutrient products is an example of this which has already occurred. A current development that may require additional changes are the two secondary nutrient products now out for field testing, a calcium plus magnesium fertilizer, and a magnesium plus zinc and boron fertilizer. These fertilizers, if they are successful, will expand the number and quantity of raw materials that we must maintain in inventory. Commercial production of these new fertilizers will create a need for additional space for both liquid and dry inventory storage, may require some adjustments to or expansion of our manufacturing equipment, and will create the need for expanded load out capacity.

This division has developed an integrated eight-part approach to growth:

1.	Increase sales in the established territories.
2.	Develop GOLD'n GRO fertilizer applications for more crops.
3.	Expand sales to new territories.
4.	Expand the GOLD'n GRO specialty fertilizer product line.
5.	Complete development of and commercialize the new glass/tile products.
6.	Develop and commercialize environmentally friendly metal leaching reagents for recovery of silver, gold, and other metals by mining companies as a replacement for cyanide and other toxic chemicals.
7.	Continue facilities expansion and technology development.
8.	Acquire established companies and/or their technologies.

 Plans and status of implementing each of the growth categories is explained in more detail in the following sections.

Increase sales in the established territories.

GOLD'n GRO Fertilizers. We are selling into and/or developing applications for the three major fertilizer segments. These are:

a.     Specialty Agriculture which includes Avocados, Citrus, Grapes, Fruit and Nut Trees, and Vegetables.

b.     Bulk Field Crops which include alfalfa, cereal grains, corn, cotton, and soybeans.

c.     The Urban Market, which includes Home Lawn and Garden, Landscape Construction and Maintenance, and Nursery and Greenhouse markets, and Golf Courses.

Our primary focus is to increase bulk GOLD’n GRO liquid fertilizer sales as rapidly as possible. This is being achieved by expanding sales in the Specialty Agriculture segment and in the Bulk Field Crops segment. There are on-going small package sales in the Urban Market, but these are small relative to the other two segments.

Sales growth of GOLD'n GRO liquid fertilizers is being generated by a broader base of distributor stores selling the products, more of the distributors’ sales force participating in the sales programs, and more products being sold in bulk truck load quantities.

GOLD'n GRO liquid fertilizer sales increased by 84% percent in 2004 compared to 2003. Fertilizer sales did not increase as expected in the first and second quarters of 2005 due to an unusually long and continued rainy season in central California. Our distributor network is informing us that the delay in getting the fertilizer season started has extended the season, not causing a loss in overall fertilizer sales. However, certain crops have multiple harvests each season, so it is possible that one or more harvests may eventually be lost for the season, which could affect overall fertilizer sales.

Photochemical Waste Management Services. The rapid growth in silver halide photofinishing for digital photographers continued to increase our volume of used silver-bearing photoliquids with a 31 percent increase in 2004 compared to 2003. This growth occurred within our existing customer base in northern Nevada and northern California. In December 2004, however, our services to a significant photochemical waste management customer were terminated by mutual agreement, resulting in a significant decline in used photochemical volume in the first and second quarters of 2005. The photochemical volume from this customer had been growing so rapidly that the supply was exceeding our demand for the chemicals needed in fertilizer manufacturing, resulting in storage costs and plant inefficiencies. It is anticipated that there is enough photochemical raw material in storage to meet fertilizer production needs for at least twelve months. The termination of services to this customer is allowing the plant time to catch up on photochemical processing, which is reducing storage costs and increasing efficiency in the plant. We are focusing on sales of Photochemical Silver Concentrators as discussed below to replace the lost revenue.

Silver. Silver sales declined by 11 percent in the second quarter of 2005 compared to the prior year quarter. The decrease is attributable to reduced refining fees from the significant photochemical recycling customer discussed above. Silver sales from photochemical processing increased in the second quarter and are expected to continue to increase significantly in the third and fourth quarters of 2005.

In early 2003 we re-activated our silver refining technology development at a low level, and expanded that development in 2004. Development of the silver recovery/glass slag production process is continuing in 2005 with improvements in the ability to simultaneously recover pure silver and produce an acceptable glass product being achieved.

Flux chemistry development and furnace technology improvements are underway and operating knowledge is being developed so that the silver refinery will be able to handle a fairly wide range of material compositions while achieving a high percentage of silver recovery and producing an acceptable, environmentally friendly glass product.

Plans are being implemented to expand the silver refining operation by purchasing and installing a new photochemical concentrator, a new large filter press, and a new furnace. These improvements are planned for completion in second half of 2005 and are expected to provide the capacity needed to support continued growth in silver sales.

Photochemical Concentrators. Beginning in 2001 we developed an advanced design for a Photochemical Silver Concentrator that produces water pure enough to be used to make up new photo fixer chemicals, presenting the photoprocessor with the opportunity to reuse the water and thereby achieve 100 percent recycle of the used photochemical waste stream. The Photochemical Silver Concentrator also produces concentrates, which, after demetallization, are suitable for use in GOLD'n GRO fertilizer manufacturing. During the first quarter of 2005 we received an order for two Concentrators and several leads and viable requests for proposal from several other potential customers. We presently have proposals out to potential customers that could lead to more than $500,000 in sales of the Photochemical Silver Concentrators. This marks the beginning of a shift in market focus from obtaining the majority of photochemical raw materials by picking up the materials by truck directly from the customer’s location to obtaining the majority of its photochemical raw materials by receiving concentrated material through the interstate commercial trucking system.

Develop GOLD'n GRO fertilizer applications for more crops.

Based on our experience to date, it takes about 3 years to develop and commercialize a new GOLD'n GRO fertilizer crop application for each fertilizer product.

Several new crop applications are being evaluated for several of the GOLD'n GRO fertilizer products. We and our distributor sales force are demonstrating that the GOLD'n GRO "field ready" blends provide improved nutrition uptake when applied foliar which creates opportunities for use on lower value large acreage field crops. Three new foliar applications that are being developed specifically for the dairy cow feed market that are working well are the use of GOLD'n GRO applied foliar on young oats, GOLD'n GRO applied foliar on alfalfa, and GOLD'n GRO applied foliar on silage corn. These are large acreage markets that require bulk truck load quantities of GOLD'n GRO products. These new developments expand the foliar application markets for GOLD'n GRO fertilizers and open up the potential for economical large scale use in other parts of the United States.

Field trials in California whose objectives are to demonstrate different aspects of GOLD'n GRO product use were on hold during the first quarter of 2005 due to rainy weather. Field trials were started in Idaho, Oregon, and Washington. GOLD’n GRO lawn and landscape application trials were started in Rhode Island early in the second quarter. Several new trials were started in California in the second quarter and field observations will continue for up to a year at locations where GOLD'n GRO soil conditioning effects are being examined. All trials are comparisons to standard grower fertilization practice presently in use.

The new GOLD'n GRO base liquid is helping reduce plugging problems commonly encountered in drip and micro-sprinkler irrigation. In certain locations that have poor water quality the GOLD'n GRO base liquid is improving proprietary field fertilizer mix stability. At other locations, use of the GOLD'n GRO base liquid also is improving plant nutrient uptake from the soil, especially when used in combination with one or more of the GOLD'n GRO chelated nutrient metal products. The target market for GOLD'n GRO base liquid is to have it used as an integral component of distributor proprietary field mixes with the usage tailored to achieve specific mix objectives.

A new GOLD'n GRO base liquid nutrition program is being developed and is now being marketed by the distributor network. The program is called the "Gallon and a Quart" or "4 + 1" program. It calls for one gallon of GOLD’n GRO base liquid for each quart of GOLD'n GRO chelated micronutrient used in soil applications. Field demonstrations are showing that mineral nutrient availability in the soil is improved when this program is used and that nutrition uptake by the plants is greatly improved. Production increases are being observed and the program is cost effective. Adoption of this program by the distributor network over the next two to three years is expected to produce a very substantial increase in the volumes of GOLD'n GRO fertilizers that will be sold.

A group of trials were conducted in 2004 to evaluate low rate (1 to 2 gallons per acre) foliar application of GOLD'n GRO 8-8-8 + 4%S(sulfur) with one of the GOLD'n GRO chelated zinc products at second, third, fourth, or fifth cutting for alfalfa being grown for dairy cow feed. The nutrient content of the alfalfa was improved, in some cases to the highest quality ratings, and the amount of hay produced per acre was increased by up to 25 percent. This benefits the dairy because less nutrient supplements are required for feeding the cows, thus reducing dairy operating expenses. The target market is large with more than 23 million acres of alfalfa being grown in the United States.

Trials were used to evaluate low rate (1 to 2 gallons per acre) foliar application of GOLD'n GRO 8-8-8 + 4%S and GOLD'n GRO 20-1-7 + 3%S on silage corn and field corn. A positive growth response was obtained and in one trial the corn put out tassels earlier. In another trial the height of the corn stalks was increased from eight to nine feet to 11 to 12 feet. This amount of growth increase would increase silage production by about 30 percent. This greater corn stalk mass is beneficial to the dairy farmers growing silage corn for cattle feed. A benefit of accelerated growth of grain corn would be earlier harvest, which provides a number of advantages including lower risk of loss due to frost and fall rains, and possibly lower drying cost. The target markets for these applications are large with more than 79 million acres of grain and silage corn being grown in the United States. Fertilization applications for corn are expected to become more important as the use of domestically grown corn to produce ethanol for fuel continues to expand. This application development work will be continued for another two or three years.

Two additional large acreage crops that have potential for low rate foliar fertilization (1 to 2 gallons per acre) application development for GOLD'n GRO liquid fertilizers are cotton and soybeans. Some foliar applications have already been tested on cotton with positive results, and a small amount of work has been done on dry beans with positive results. More than 13 million acres of cotton and almost 80 million acres of soybeans are grown in the United States.

Field evaluation of GOLD'n GRO 9-0-1 + 7%Zn(zinc) and GOLD'n GRO 9-0-2 + 3%Zn is continuing. GOLD'n GRO 9-0-1 + 7%Zn was introduced in late 2001 for bulk use and GOLD'n GRO 9-0-2 + 3%Zn was introduced for bulk use in early 2004. Large scale usage of GOLD'n GRO 9-0-1 + 7%Zn is demonstrating up to three times greater effectiveness when compared to usage of standard products. Early indications are that GOLD'n GRO 9-0-2 + 3%Zn is comparably effective. Both crop nutrient content and nutrient balance are being improved by use of these products and this demonstrated effectiveness is expected to continue to drive sales growth. These products are used on most crops at a rate of 1 to 8 quarts per acre. We believe that the potential United States market is in the range of 6 to 10 million gallons. These are the products proposed for use in the base liquid "Gallon plus a Quart" nutrition program. If this program were to be completely adapted, the indicted market for the GOLD'n GRO base liquid would be 24 to 40 million gallons.

Expand sales to new territories.

The GOLD'n GRO products are being sold in Arizona, California, Colorado, Idaho, Nevada, Oregon, Rhode Island, and Washington. Registration of select GOLD’n GRO fertilizers was completed in Idaho, Oregon and Washington during the first quarter of 2005 and sales development is now underway. Two of the GOLD'n GRO products are registered in seven northeastern states and all of the products are registered in New York State and in New Jersey and a distributor has been signed up in New Jersey. Based on our experience to date, meaningful commercial sales can be generated about a year after the introductory sales activities are initiated. Each new geographic area developed will require the same procedural approach.

The plan for sales expansion in the Urban Markets is to combine advanced liquid fertilizer injection equipment that provides economical, easy use of fertilizers on the consumer’s lawn or garden. The recent addition of two lines of liquid fertilizer injectors to our “e” store is the first step into these markets. A further step in expanding in these markets is to expand the scope of the Massachusetts Photochemical Concentrator sales office to include the GOLD'n GRO fertilizer injector sales development for the Landscape Construction and Maintenance market. This office will assist in developing GOLD'n GRO fertilizer sales relationships with liquid fertilizer injector distributors and will assist in expanding GOLD'n GRO liquid fertilizer sales in the northeastern states. The GOLD'n GRO fertilizer package size being introduced into these markets is the 2.5 gallon bottle which is approximately equivalent in weight and analysis to the 25 pound bags of dry fertilizers typically sold in the big box stores such as The Home Depot and Lowes. Some customers in these markets will also buy product in 55 gallon drums.

Expand the GOLD'n GRO specialty fertilizer product line.

GOLD'n GRO product development is continuing with two new fertilizers being developed, a high magnesium content liquid fertilizer and a calcium plus magnesium liquid fertilizer. These liquid fertilizers are technically more complex than the other GOLD'n GRO fertilizers and so their development was delayed until the basic line of GOLD'n GRO fertilizers was completed. These products are being evaluated for foliar and soil application in 2005. The high magnesium content product is expected to be available for sale in 2006. Some sales of the calcium plus magnesium product are expected in the second half of 2005.

  A new category of specialty repellent fertilizers that can be sold at higher profit margins than the bulk specialty products is being developed. The GOLD’n GRO Guardian animal repellent fertilizer is an example of this type of specialty fertilizer.

Investigation of the registration requirements, and development of a marketing plan, for GOLD’n GRO Guardian was completed in 2004. GOLD'n GRO Guardian product registration is expected require a capital investment of $200,000 to $400,000. The consultant team that will be contracted to assist with the registration has advised us that the Federal registration process will take one to two years, and that registration in the individual states will take at least one year after the Federal Registration is received, a total of up to three years. The consultants have advised us that registration in certain states is rapid after the Federal Registration is completed. Because of this, commercial sales in certain states will be possible shortly after the Federal Registration is completed. Both Federal EPA registrations and state registrations must be obtained before commercial sales can be launched. In the second quarter of 2005 we acquired the interest in the GOLD’n GRO Guardian trademark, product rights, and the repelling product formula owned by Mr. Howland Green. We now own 100% of all rights related to GOLD’n GRO Guardian. Mr. Green has become our director and is Northeast Manager for GOLD’n GRO Sales Development.

Results of the research of the GOLD’n GRO Guardian animal repellent fertilizer has provided a basis for a bird (goose) repellent fertilizer product that will be perfected for small plot field trials and registration after the registration of GOLD’n GRO Guardian is underway. The registration cost and time required is expected to be similar to the budget and time for the GOLD'n GRO Guardian registration.

The U.S. market for animal repellents is believed to exceed $50 million in annual sales. Products currently in the market have limited effectiveness so there is a real opportunity for a line of systemic products that are effective for several weeks after each application. GOLD'n GRO Guardian small plot tests have shown effectiveness for 8 to 12 weeks and excellent wintertime effectiveness has now been demonstrated in small plot tests.

The animal repellent/fertilizer market is new for us. The users of this product will be upscale homeowners and commercial and municipal facilities, and commercial nurseries. The deer population is growing rapidly in the northeastern U.S. so the present center of gravity for this product is the northeastern seaboard states. The initial sales center will be in Rhode Island. Markets served will be the commercial landscape, and wholesale and retail nursery and tree nursery segments. There is also a very large potential market for protecting newly planted trees and grape vines. Our consultants believe that registration for use in these applications may be possible. The GOLD'n GRO Guardian line of products is strictly for non-food plant applications, and therefore some of the distribution channels will be different from the channels being developed for GOLD'n GRO fertilizers for which the major uses are food crops. There is a definite possibility that the bird repellent product can be developed for controlled use on fruit and berry crops.

In March 2005 we completed a marketing agreement with Chemilizer Products, Inc. of Florida to market two of its fertilizer injectors to the landscape maintenance and wholesale and retail nursery markets. The injectors have been added to our “e-store” and will also be marketed through its fertilizer distribution network.

Complete development of and commercialize the new glass/tile products.

In early 2003 we began a low level of product development for glass and tile formulations and products. During 2003 the first pieces of glass/ceramic tile were produced and proved that the product concept is technically viable.

When the development of the glass/ceramic tile product line is completed, we achieve the ability to recycle 100 percent of the materials received from customers, including waste that is generated internally during processing of the received materials. We believe that these products will be commercially profitable and that the 100 percent recycling capability will provide the basis for profitable growth for the indefinite future. In 2004 a preliminary market study was prepared and we now believe that the market for specialty floor and wall tile exceeds $1 billion in the United States. Further work on product development will be done in 2005.

Develop and commercialize metal leaching reagents for recovery of silver, gold, and other metals.

Our development of leaching chemicals for the silver/gold mining industry has been on hold pending completion of the GOLD'n GRO liquid fertilizer development. In 2002 and 2003 a small amount of laboratory testing was performed with the objective of developing technical knowledge of how the liquid photo-chemistry can be used as a leaching agent for metal extraction.

Development work that will produce the processing know-how needed to adapt our technology to the mining sector, and for processing non-photographic precious metal bearing secondary materials is underway. During 2004, laboratory development of a new leaching reagent and leaching procedures for silver-bearing secondary solid materials was continued. In 2005 this work will be further expanded and a small pilot circuit will be established to chemically process certain categories of silver-bearing solid wastes.

In the third and fourth quarter of 2004 the new leaching reagent was successfully tested on an iron, zinc, sulfur, and silver bearing material with excellent recoveries of iron and zinc. Insufficient quantities of material were produced to make sulfur recovery feasible, but in prior years, laboratory work on a sulfur leaching reagent was completed and we are confident that the sulfur can be successfully removed. A major cost and technical benefit of this new leaching reagent and leaching technology is that the metal and sulfur enriched leaching solutions can be used as environmentally friendly base liquids for GOLD'n GRO fertilizer production.

Many of the operational requirements and some of the equipment needed to operate this process have already been proven at a small plant scale which will significantly shorten the time needed to get the technology to a commercially proven status.

Impurities in the starting material, including the silver, remain in the solid residue. The volume of solids is reduced sufficiently so that the refinery silver production capacity will be tripled once this technology is implemented. Using this approach, the capital investment that would be required to expand silver refinery capacity can be used to expand recycling capabilities while producing substantial operational cost savings for both fertilizer manufacturing and silver refining.

We believe that it may be possible to adapt the new leaching reagents and leaching procedures for processing other secondary materials and certain types of mine generated products.

Continue facilities expansion and technology development.

We completed installation and start up of a heat exchange system at our “Beneficial Use Photochemical, Silver, and Water Recycling” plant in Reno, Nevada in the second quarter of 2004. The heat exchange system reduces the time required to manufacture GOLD’n GRO chelated zinc fertilizer products and increases production capacity for these products by five times on a single shift and by up to 12 times during 24 hours of production. Achieving operational status for the heat exchange system has streamlined fertilizer production and reduced manufacturing costs.

As bulk sales volume increases, the next plant facility expansion project will be to increase tank truck loading capacity. In 2002 we completed construction of a bulk liquid fertilizer tank truck load out module which was expected to handle anticipated growth in demand for the chelated zinc product during the next two years. This load out module has two bulk tanks and can handle shipment of two bulk products. With the introduction of additional bulk products and increased demand for the chelated zinc products, load out capacity for shipment of three more bulk products is needed. Engineering design for this expansion project was completed during the second quarter and the building permit was received in the third quarter. A preliminary construction budget has been prepared and we are seeking financing so that construction can be scheduled. While we believes that we can handle expected growth in 2005 with the existing load-out module, our goal is to get construction of the new load out module completed during the first quarter of 2006.

Acquire established companies and/or their technologies.

Late in the second quarter of 2004 we initiated review of two possible small business acquisitions. Some review work was completed during the third quarter, but a decision was made to delay further activity until a 3 year financing plan is completed and further financing obtained.

In the second quarter of 2004 negotiations were undertaken with the co-developer of the GOLD'n GRO Guardian deer repellent fertilizer product to acquire all of the co-developer's product ownership rights. General terms were agreed to and include a provision for the co-developer to serve as a sales manager for the repellent fertilizer products and to become a senior staff horticultural specialist for us. He will also assist in introducing the full line of GOLD'n GRO products into the northeastern states. The general terms of the acquisition were approved by Itronics Board of Directors in the third quarter of 2004. The acquisition was completed in the second quarter of 2005.

Mining Technical Services Division (Whitney & Whitney, Inc.)

This division is developing a two-part approach to growth:

1. Continue a low level effort to solicit and perform technical services for mining companies and other businesses or government agencies that have mineral interests or minerals related responsibilities.

2. "e-commerce" Internet Information Portal-“insidemetals.com”.

Plans and status of implementing each of the growth categories is explained in more detail in the following sections.

Ongoing Consulting Services

During the third quarter of 2004 the sales of the Mining Technical Services (Whitney & Whitney, Inc.) division declined due to winding down of on-going projects and delays related to client financing for new projects that are starting up. Some of the issues related to new client project start up were resolved by the clients during the third quarter of 2004 and the remaining work was completed in early 2005. The technical services satellite consulting office was closed in early May, but certain key staff members have been retained.

"e-commerce" Internet Information Portal-“insidemetals.com”.

During the second quarter of 2004 plans were developed for Internet publication of Mining Company Profiles which will use organizational formats developed by Whitney & Whitney, Inc. and use the Division's extensive Company Annual Report library and related information. Development of this Internet Information Portal will continue until launch of the website, which is expected in August 2005. The plan is to provide certain Mining Company & Mining Industry Profile data via attractively priced on-line subscription and is explained more fully below.

This Division's core strengths are mining, mineral economics, and technology, and both mining and mineral company, and mining and mineral project development. This Division was the early stage developer of the recycling technology which is now being operated by the Photochemical Fertilizer Division. The Technical Services Division has always operated with a small staff of specialists experienced in economic geology, mining, metallurgy, and mineral economics.

Historically a core strength is the presentation of mining economics and planning seminars, publication and worldwide distribution of a reference mining economics text, various publications related to mining taxation, mineral market studies, and related high level consulting assignments. In the late 1980's and into the mid-1990's the Technical Services Division was developing a specialty publication under the heading of "Mineral Industry Profiles". This development work was discontinued in the mid-1990's when the mineral industry worldwide suffered a significant economic down turn.

An improving mining economy, development of the Internet, an emerging shortage of experienced mining professionals, and a great need for accessible summarized mining company and mining sector ore reserve, mineral production, and financial profiles by the investing public has created a renewed opportunity for this publication. The Technical Services Division has a large mining company Annual Report library, an extensive technical and mineral economics reference library and a small staff of experienced mining professionals highly qualified to perform the tasks necessary to complete the development of the "Mineral Industry Profiles" as a Mining and Minerals Industry data resource for all who might have an interest in such information.

Late in the second quarter 2004 a decision was made to complete development of this publication as an Internet Information Portal subscription offering. The Internet provides an efficient and relatively inexpensive method for globally distributing this type of subscription information through an Information Portal. Early in the third quarter 2004 the ownership rights to the web address "insidemetals.com" were acquired and the consulting services contract with our web page developer was expanded to provide for development for the "insidemetals.com" publication web page. A fast track work plan and schedule was established and much of the technical data compilation work for the first section, "Gold Industry Profiles" has been completed. Development of the web page is advancing and the Division plans to activate "insidemetals.com" for subscriptions in August 2005.

Our Profiles and the Industry Profiles are limited to producing companies listed on the New York Stock Exchange, the American Stock Exchange, and the NASDAQ. The first metals sector to be profiled is "Gold, Silver, Platinum, Palladium" producers, a total of 33 companies. Profile information includes "Proven and Probable Reserves", "Annual Production", and Annual Financial Statistics. Annual totals for each information category are compiled into segment profiles by Exchange, and then into Industry Profiles for each category of information for all of the listed companies. The primary source for profile information is company SEC filings and our Annual Reports for their Shareholders. After “insidemetals.com” is operational, a set of financial profiles to be updated quarterly will be developed and will be based on Twelve Months Trailing Totals in order to provide a more current status for use between the annual filing of audited financial reports with the SEC.

Other stock exchange segment data that will be of great interest are market capitalization, annual sales, operating cash flow, net after tax profits, return on equity, and return on assets. These measures are totaled for all three segments and provide a financial profile for the total U.S. publicly registered Gold Company sector. A company presentation system has been developed so that investment attractiveness can also be readily identified. With these measures conveniently available, many types of investment and policy analyses can be conducted, including the impact of proposed government taxation policies on industry profitability.

Development of this Internet publication provides a long term Information Services platform and a global Information Portal which the Division plans to expand incrementally by adding additional mineral sectors. Itronics believes that this project has the potential to become a major revenue source from attractively priced subscriptions. We anticipates that mining company professionals, all government agencies with minerals related responsibilities, financial industry investment professionals, and the individual investors who have an interest in investing in mining companies but who have limited mineral industry knowledge will benefit from this Information Portal. The market scope for this service is global and is accessible with a “click of a mouse” in all countries of the world through the Internet. Whitney & Whitney, Inc. has contacts throughout the world and expects that the good will generated over a period of more than 25 years will provide market support for this service.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock.

The investors are obligated to provide us with the funds (gross proceeds) as follows:

•	$250,000 was disbursed on July 15, 2005;

•
$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of the effectiveness of this prospectus.

The proceeds received from the sale of the secured convertible notes were used for business development purposes, working capital needs, pre-payment of interest, payment of finder’s and legal fees and payment of indebtedness.

The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.10 or (ii) 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.15 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

BUSINESS

INTRODUCTION

We are the inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO fertilizers, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars.

Headquartered in Reno, Nevada, we are one of Nevada's leading process technology companies and a world leader in photochemical recycling. We also provide project planning and technical services to the mining industry. We, through our subsidiary, Itronics Metallurgical, Inc., are the only company in the world with the integrated technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to produce environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, animal repellent/fertilizer products to be sold under the trademark GOLD'n GRO Guardian, and 5 troy ounce 0.999, pure, Silver Nevada Miner numismatic bars.

OUR PRODUCTS AND SERVICES

We currently operate the following two business segments under separate wholly owned subsidiaries:

 Photochemical Fertilizer:* This segment, known as Itronics Metallurgical, Inc., operates a photochemical recycling plant and is developing new silver-gold refining technology. Revenues are generated by photochemical management services, sales of photochemical concentrators, sale of silver, and sale of GOLD’n GRO liquid fertilizer products. Construction of a commercial scale photochemical processing and fertilizer manufacturing plant was completed in February 2000. Production in the plant started in 2001 and meaningful commercial sales of GOLD'n GRO fertilizers began in 2002.

Mining Technical Services: This segment, known as Whitney & Whitney, Inc., provides mineral project planning and technical services to the mining industry. It has specialized knowledge in all aspects of mineral project development and has been deeply involved in gold mine development for more than 20 years. It employs technical specialists with expertise in the areas of mining, geology, mining engineering, mineral economics, material processing, and technology development. Technical services have been provided to many of the leading U.S. and foreign mining companies, several public utilities with mineral interests, to various state agencies, the U.S. and foreign governments, and the United Nations and the World Bank.

We have three wholly owned subsidiaries, Whitney & Whitney, Inc. ("WWI"), Itronics Metallurgical, Inc. ("IMI"), and Itronics California, Inc. (ICI), a 92.5% owned partnership, Nevada Hydrometallurgical Project ("NHP"), and an 82.53% owned joint venture, American Hydromet. A brief description of each organization follows:

Itronics Metallurgical, Inc.:

IMI is our wholly owned subsidiary. IMI was established in 1981 to manage the metallurgical and materials processing operations being developed under WWI and American Hydromet research and development programs. IMI has been the main provider of management services to American Hydromet since 1986. IMI is now managing the photochemical/GOLD'n GRO fertilizer segment as discussed below. IMI is responsible for precious metal and other material product sales, and markets a five-ounce silver bar bearing a unique hallmark, "Silver Nevada Miner".

*In 1995, we initiated a legal review of various segments of RCRA (Resource Recovery and Conservation Act) law that might pertain to us and our customers. We reached the conclusion that certain of our large-scale customers are exempt from RCRA since the value of the customer's portion of the recovered silver exceeds the processing costs charged. We also concluded that once the various photo solutions are 100% utilized in fertilizer or other products, then all our customers will be exempt from RCRA requirements. We believe we are the only organization in the U.S. with the ability to achieve this distinction. Consequently, when referring to the operations of other organizations, or to the general market, the term photowaste is used, and when referring to our operations the term photochemical is used.

Nevada Hydrometallurgical Project:

Nevada Hydrometallurgical Project ("NHP") is a research and development partnership formed in 1981 to fund research into potential commercial applications for certain hydrometallurgical process techniques developed by the U.S. Bureau of Mines Research Center in Reno, Nevada between 1970 and 1979. A number of potential commercial applications were defined by NHP, one of which is the American Hydromet silver/gold refining technique. In late 1985, NHP assigned its interest in the silver/gold refining technique to American Hydromet. NHP retained its proprietary interest in the other potential commercial applications for future developments. NHP continues as a financing and technology owning partnership. We own 92.5% of NHP.

American Hydromet:

American Hydromet is a Nevada joint venture that was formed in 1985 to develop certain silver and gold refining/recovery technology and to create business based upon such technology. The photochemical fertilizer segment now being managed by IMI is owned by American Hydromet. The ownership interests in American Hydromet are: NHP for 76.5%, IMI for 1%, and American Gold & Silver Limited Partnership ("AG&S") for 22.5%. AG&S is a Nevada limited partnership, for which WWI serves as the general partner and owns a general and limited partnership interest totaling 11%. We own a 37% limited partnership interest in AG&S. In total, we own approximately 83% of American Hydromet.

Itronics California, Inc.:

Itronics California, Inc. (ICI) was acquired in March 1999 by Itronics Metallurgical, Inc. ICI, originally named PD West, Inc., was acquired for its phosphoric acid recycling technology. ICI had no business operations in 1999, but plans are to utilize the phosphoric acid technology and may eventually operate IMI's photochemical services and GOLD'n GRO fertilizer business in California.

Whitney & Whitney, Inc.:

WWI was incorporated in 1977 and is our wholly owned subsidiary. WWI is primarily a mineral consulting firm that provides planning and technical services to the mining industry. The broad range of services provided by WWI includes mineral economics, geological studies, mining and cost engineering, and project management services. WWI has extensive experience with base metals, precious metals, such as gold and silver, specialty minerals, such as molybdenum and tungsten, coal, and industrial minerals. WWI performs substantial services for small, medium, and large mining projects. WWI has historically performed services for many leading U.S. and foreign mining companies, various state agencies, for the United States and several foreign governments and the United Nations. WWI was under contract with the Country of Bolivia from 1986 through early 1992 to assist it in developing its mining industry.

SUMMARY HISTORY OF OPERATIONS

Whitney & Whitney, Inc. was incorporated in Nevada in 1977 to provide a wide range of technical services to the mining industry. During the 1980's, WWI completed several multi-client fertilizer marketing studies. Also during this time period, WWI was contacted by state and local environmental officials concerning the problem of photographic wastes, laden with silver and other toxic heavy metals, being dumped in local sewer systems.

In 1988, we acquired WWI and its subsidiaries and partnerships. The internal ownership was restructured so that WWI and the other subsidiaries and partnerships are now directly owned by us.

Over the years, the mining technical services business was highly cyclical, closely following the base and precious metals industries, and specifically, the price of copper, other base metals and gold. This condition pointed out the necessity of expanding our business into new industries. When considering the fertilizer marketing studies previously performed, along with the growing national issue of sewer system contamination with toxic photowastes and silver toxicity to fish, it seemed to be a natural extension of WWI's existing expertise to expand into the photowaste recycling business. In 1987 the decision was made to move forward with research and development of a process to extract silver from photographic liquid wastes and the necessary permits to establish an R&D facility under RCRA were obtained. In 1988 a patent and literature research project regarding the use of photowastes in fertilizer was begun. In 1989 experimentation with processed run of plant liquids as fertilizer was begun. It took until 1997 to develop and demonstrate a satisfactory product and to complete university testing to demonstrate its agronomic viability. A licensing and sales agreement was signed with a major fertilizer company in 1998, and another two years were needed to obtain financing, complete permitting, install an operational plant and to demonstrate that the new technology would work on a commercial scale. By the first quarter of 2001 we were positioned to develop sales for more than a dozen liquid fertilizer products.

In 2001, at the request of our distributor, we developed a chelated zinc product with the objective of selling the product in truckload quantities. This product development was successful and provided the basis for the first tank truck load sales in the fourth quarter of 2001. During 2002 this new bulk product was successfully introduced into the distributor network. During 2002 work on a bulk GOLD'n GRO product that could be used as a "base liquid" in the distributor's proprietary field blends was commenced. In 2003 development work on a second chelated zinc product for bulk sale was initiated. Field testing of both new bulk products was conducted during 2003 and in late 2003 they were approved for introduction into the distributor sales network for 2004.

During the same 2001 to 2003 period, more than two dozen formulations were evaluated for suitability and market potential. By the end of 2003, product line development had been completed, and 13 fertilizers covering three categories have been established: multi-nutrient liquid fertilizers, chelated micro-nutrient liquid fertilizers, and GOLD’n GRO base liquid. The fertilizers are sold both to the general public and through licensed and non-licensed distributors, and the base liquid is sold only through licensed distributors. Product improvement and new product development will continue, but our focus in 2005 and future years will be primarily on GOLD'n GRO Liquid Fertilizer Sales expansion and on expansion of the services business as needed to support increasing GOLD'n GRO fertilizer sales. We believe that the market for the products in the western U.S. are large enough to produce sales levels needed for us to become profitable within 2005 or 2006.

In 2003 we participated in the development of an animal repellent/fertilizer that will be sold under the trademark GOLD'n GRO Guardian. Using one of the GOLD'n GRO multi-nutrient liquid fertilizers as a base liquid, which has the property of being taken into the plant as a fertilizer and imparting odor and taste characteristics that are offensive to deer and other animals, such as rabbits, that eat plants. The GOLD'n GRO Guardian product was field tested during 2003 and was approved for use by the North American Deer Management Network in the fourth quarter of 2003. GOLD'n GRO Guardian is a repellent fertilizer product and must be registered under both the pesticide regulations and the fertilizer regulations for each state in which it will be sold. The product must also be registered with the Federal EPA as an insecticide. Introduction of this product for commercial sales will be delayed until the registrations are completed. Subsequent to December 31, 2004, we acquired the interest in the GOLD’n GRO Guardian trademark, product rights, and the repelling product formula owned by Mr. Howland Green. We now own 100% of all rights related to GOLD’n GRO Guardian. Mr. Green has become one of our directors and is Northeast Manager for GOLD’n GRO Sales Development. Substantial funding over twelve to twenty-four months will be required to complete the EPA registration process.

The animal repellent/fertilizer market is a new market for us. The users of this product will be upscale homeowners and commercial and municipal facilities, and commercial nurseries. The deer population is growing rapidly in the northeastern U.S. and so the center of gravity for this product is the northeastern seaboard states. The initial sales center will be in Rhode Island. The markets being served are the Commercial Landscape and wholesale and retail Nursery segments. The GOLD'n GRO Guardian line of products is strictly for non-food plant applications so the distribution channels are different from the channels being developed for GOLD'n GRO fertilizers.

The U.S. market for deer repellents is believed to be well in excess of $50 million per year. Products currently in the market are believed to have limited effectiveness so a real opportunity exists for a line of systemic products that are effective for several weeks after each application. The GOLD'n GRO Guardian is demonstrating effectiveness for 8 to 12 weeks, and may be able to provide "year round" protection. We plan to pursue development of this line of products as rapidly as possible.

During the period 1999 through 2003 we developed a "low temperature vacuum distillation" machine that operates at room temperature and is able to remove up to 80% of the water from chemical solutions without damaging the chemicals, producing a high silver content concentrate that can be shipped as a commercial product in inter-state commerce. The distilled water is clean enough for re-use on site and the reduction in volume of material needing to be shipped produces 80 percent reduction in transportation cost making shipment possible anywhere in the United States. These machines have been released for commercial sale under the trademark "Itronics Metallurgical Photochemical Silver Concentrators". Sales of the concentrators are projected to increase as we expand our need for photochemical raw materials to support increasing GOLD'n GRO and GOLD'n GRO Guardian sales.

We had slowed development and expansion of our silver refining technology and our silver refinery until the GOLD'n GRO liquid fertilizer development was essentially completed. In early 2003 we re-activated our development efforts at a low level and also began a low level of product development for glass and tile formulations and products. During 2003 the first pieces of glass/ceramic tile were produced. In 2005 and future years the silver refining technology development and the glass/ceramic tile products development efforts will be expanded in parallel with expansion of GOLD'n GRO fertilizer sales.

With the successful development of a glass/ceramic tile product, we achieve the ability to recycle 100 percent of the materials received from customers, including waste that is generated internally during processing.

Our development of leaching chemicals for the silver/gold mining industry has also been on hold pending completion of the GOLD'n GRO liquid fertilizer development. In 2003 a small amount of laboratory testing was performed with the objective of developing technical knowledge of how to use the liquid photo-chemistry as a leaching agent for metal extraction. In 2004 this work was expanded and a small pilot circuit will be established to chemically process certain categories of silver-bearing solid wastes in 2005.

A more detailed discussion of our business contained in Item 1 of this report, based on our two business segments described above, follows.

PHOTOCHEMICAL FERTILIZER

Operations

We operate a commercial scale plant to receive used photochemical liquids, recover the silver and other metals, and convert the demetallized solutions to liquid GOLD'n GRO fertilizer products. Revenues are generated by photochemical management services, sale of photochemical concentrators, sale of silver, and sale of GOLD’n GRO liquid fertilizer products. A critical component of this integrated manufacturing system is to match, within a reasonable range, the incoming volume of photochemical liquids with the utilization of those liquids in fertilizer or other manufactured products. At the outset, regulatory constraints were imposed to limit the amount of photochemical materials that we could handle until a commercial fertilizer was perfected, or some other commercial use for the material was developed. Development of the GOLD’n GRO fertilizer is now complete and we are expanding the business.

Photochemical services operates as a regional business in northern Nevada, serving more than 200 customers in the northern Nevada market, with the dominant position in this market. A satellite service operation has been established in the San Francisco Bay Area which is a large market with at least three strong competitors. We are able to compete effectively based upon pricing and service quality.

Growth of silver output is driven by photochemical processing to support GOLD'n GRO fertilizer sales. There are some opportunities to expand silver output separate from photochemical recycling, but profit margins for the refining services are very small when compared to the inventory requirements and the security risk. Because of these factors, gold and silver refining services are limited to categories of materials where our proprietary technology can be used and that offer better profit margins than conventional precious metal refining. We will be actively looking at opportunities to expand this segment in 2005 and future years.

In early 2003 we initiated a program to market the Itronics Metallurgical Photochemical Silver Concentrators to large consumer photography and medical x-ray facilities throughout the United States. This is a cost effective method for us to expand our photochemical supply for use in GOLD'n GRO fertilizer manufacturing. In 2004, Photochemical Silver Concentrators were added to our "e-store" catalog and we have received an order for two Concentrators and several leads and viable requests for proposal from several other potential customers. We presently have proposals out to potential customers that could lead to more than $500,000 in sales of the Photochemical Silver Concentrators. This marks the beginning of a shift in market focus from obtaining the majority of photochemical raw materials by picking up the materials by truck directly from the customer’s location to obtaining the majority of our photochemical raw materials by receiving concentrated material through the interstate commercial trucking system. Photochemical silver concentrators are expected be a source of revenue growth in 2005 and future years as we continue to expand nationally. Our photochemical blending technology is designed to utilize the concentrate in fertilizer, after it is demetallized.

A 35,000 square foot manufacturing plant in Reno/Stead, Nevada was purchased in 1999. Construction of the liquid processing area was completed in early 2000, and a "shake-out" period in which small batches of photochemicals were processed and small batches of fertilizer were manufactured. By late 2000 the new facility had demonstrated the ability to "demetallize" the received photo liquids to required EPA levels, thereby proving the technical viability of the new technology on a commercial scale.

Spent photochemical liquid received from customers are logged and recorded, then tested for silver content and contaminants. We achieve high contaminant control standards by working proactively with our regular customers. Once testing is completed, the photographic solutions are processed.

Photochemicals presently being handled by us are:

•	Ammonium thiosulfate concentrate;
•	Aqueous Ammonia;
•	Developer;
•	E1ectro-flake;
•	Film;
•	Fixer;
•	Sodium meta-bisulfite concentrate;
•	Stabilizer;
•	Steel wool/metallic ion exchange cartridges; and
•	Scrap paper that accompanies film.

We are evaluating the potential for use of acetic acid in fertilizer, and if this proves to be technically feasible, will begin to accept used acetic acid solutions as well.

Growth Plans and Implementation

In March 2003 IMI renewed a definitive licensing, manufacturing, and distribution agreement with Western Farm Service (WFS), one of the largest liquid fertilizer bulk retailers in the western United States. The five year agreement, with optional five year renewal periods, grants WFS an exclusive license and right to manufacture and market IMI's GOLD'n GRO line of bulk liquid fertilizer products for the Turf & Ornamental and Specialty Agricultural markets in the states of Arizona, California, Hawaii, Idaho, Oregon, and Washington.

In 2004 one of our GOLD’n GRO sales representatives was transferred to the State of Washington state to develop GOLD’n GRO fertilizer sales in Washington, Oregon, and Idaho. The registration process for selected GOLD’n GRO fertilizer products was completed in those states in March 2005.

Implementation of our "Beneficial Use Photochemical and Water Recycling" technology is continuing with expansion of the number of branches within the licensed distributor network selling GOLD’n GRO fertilizer. Our licensed distributor network is also continuing to generate orders for original chelated micronutrient and chelated multinutrient products.

We have been working with our licensed distributor network to identify market segments into which the GOLD'n GRO fertilizer products can be successfully sold. This process has identified three fundamental uses, or functions, of the GOLD’n GRO products, which are (1) replace existing products that do not fully satisfy existing needs, (2) develop new products which will satisfy presently unfulfilled needs, and (3) develop products that can be blended with existing proprietary products to improve their effectiveness. Replacement products are expected to have higher sales growth rates than products developed to fulfill the other two functions, defined as development products. The GOLD’n GRO Guardian product being developed as an animal repellant/fertilizer fits into the second category, and the GOLD’n GRO Base Liquid fits into the third category.

GOLD'n GRO 9-0-1+7% Zinc, a chelated micronutrient, was developed to replace existing products as a direct result of this process, successfully introduced into the California market to replace a product that was not fully satisfying customer needs. This product has been primarily responsible for our sales growth over the last several years. This same process has led to the development of a second replacement product, GOLD’n GRO 9-0-2+3% Zinc a chelated micronutrient which is being sold by the distributor network and is expected to have a growth rate similar to that of the GOLD’n GRO 9-0-1+7% Zinc.

During 2002 and 2003 we worked with our licensed distributor network to develop a GOLD'n GRO Base Liquid that could be used as a supplement in the distributor’s proprietary liquid fertilizer field blend programs, with the purpose of improving the effectiveness of those blends. This product was approved for sale by the distributor network during the second quarter of 2003 and is being carefully introduced into the market. The base liquid is being sold in truckload quantities and future usage is expected to be several times greater than the usage of the GOLD'n GRO Zinc products. The GOLD'n GRO Base Liquid is expected to eventually be used at the rate of 5 to 15 percent in many of the distributor's field blend mixes sold to their grower customers. This presents an opportunity for us to participate in the distributor's proprietary bulk liquid blend sales programs in a meaningful way. In the near term, we believe that the California market for this product alone is large enough to produce sales levels needed to become profitable within the next 12 to 24 months.

In June 2003 we began a cooperative effort with North American Deer Management Network, LLC to develop a single application fertilizer to be sold under the trademark GOLD’n GRO Guardian that also serves to repel animals such as deer and rabbits. Preliminary testing has been completed showing the products to be compatible, producing a positive growth response while at the same time repelling, but not harming, the unwanted animals. Holly Ridge Nursery & Landscape Company managed the project and funded a detailed effectiveness study conducted by the University of Rhode Island that covered one full growing season. Results of the study will be utilized to support product registration applications and to complete patent applications. Holly Ridge also funded commercial trials in various locations. We sold the first bulk quantity of our GOLD’n GRO 8-8-8+4% Sulfur to Holly Ridge in July 2003 and a second bulk load was sold in 2004. This cooperative effort provides us with an introduction of our GOLD’n GRO line of fertilizer products into the northeastern U.S. and allows development of the GOLD’n GRO Guardian animal repellant/fertilizer market nationwide. In September 2003 The North American Deer Management Network, LLC completed field testing and approved GOLD’n GRO Guardian for use by our members. Subsequent to December 31, 2004, we acquired the interest in the GOLD’n GRO Guardian trademark, product rights, and the repelling product formula owned by Mr. Howland Green. Mr. Green has become a director of our company and is Northeast Manager for GOLD’n GRO Sales Development. As part of the research and development of this product, it was determined that the GOLD’n GRO Guardian will need to be registered with the EPA prior to commencement of commercial sales. It is estimated it will require substantial funding and twelve to twenty-four months to complete the EPA registration process.

The above describes a flexible approach to developing markets for the GOLD’n GRO fertilizers which will continue and may require plant modifications to accommodate the new products as their development is completed and they are cleared for sale. Using this flexible approach, we believes that it has now identified and established GOLD'n GRO bulk products that have large enough markets to provide the sales volumes needed to achieve profitability within the next 12 to 24 months.

The GOLD'n GRO fertilizer product line provides several products for the turf and ornamental markets, 3 products for the nursery and specialty agriculture markets, and 5 high quality chelated micronutrient products which can be used in all of the markets. The GOLD'n GRO chelated micronutrient and chelated multinutrient products are considered to be "Specialty Liquid Fertilizer" and fit into the Specialty Fertilizers segment of the national and international fertilizer markets, generally sold in smaller quantities and at higher prices than NPK fertilizers (Nitrogen (N), Phosphate(P), and Potassium(K)), which are sold as single nutrient products in large tonnages at relatively low bulk commodity prices. We presently sell our commercial GOLD’n GRO products in 2.5 gallon, 55 gallon, and 250 gallon containers and partial or full truck load quantities of up to 4,800 gallons.

We are becoming a significant supplier of chelated micronutrient and chelated multinutrient specialty products for several reasons, one of which is that improved nutrient uptake is being demonstrated in large scale field applications of the GOLD'n GRO products when compared to applications that use established chelated micronutrient products. Improved crop nutrient uptake reduces nutrient costs and increases crop yields, generating a significant economic benefit for the grower customers. A second reason is that the photographic byproduct materials used as base components provide the chelates at a much lower cost compared to purchasing new "unused" chelates. A third reason is that the GOLD'n GRO liquid products are specifically designed for fertigation application in micro-sprinkler and drip irrigation, which is a growing application method and requires liquid fertilizer products with superior stability in irrigation water under widely varying conditions. These demonstrated advantages of the GOLD'N GRO liquid product line are provided by our proprietary "Beneficial Use Photochemical, Silver and Water Recycling" technology.

Most of the GOLD’n GRO products are currently registered for sale in Arizona, California, Colorado, Hawaii, and Nevada, and GOLD’n GRO 9-0-1+7% Zinc and GOLD’n GRO 9-0-2+3% Zinc are registered in Idaho, Oregon, and Washington. GOLD’n GRO 8-8-8+4% Sulphur is also registered in Rhode Island, Massachusetts, Connecticut, Delaware, New Jersey, Pennsylvania, and New York. GOLD'n GRO bulk product sales are now established in Arizona and California, with the majority of the sales being made in California. In April 2003 the first truckload sale of chelated micro-nutrient products was made to a peach grower in western Colorado. This grower is continuing to use the products. Registration of selected GOLD’n GRO fertilizer products in Washington, Oregon, and Idaho was completed in March 2005. Implementation is underway to begin sales in those states. We are developing bulk customers in northern Nevada and has started discussions with potential distributors in selected states not covered by our licensed distributor network, including the northeastern states, Florida, and Texas.

We have expanded the number of GOLD'n GRO liquid fertilizer formulas being offered through our "e-store" catalog. Some formulas are now being offered in 2.5 gallon containers. This expanded product offering makes GOLD'n GRO available to two important Professional Market segments: the Landscape Maintenance Market and the Nursery and Greenhouse Market. In addition, a number of homeowners with large lawn and garden areas have requested the 2.5 gallon container, which is similar in weight and formula analysis to many of the dry fertilizer products being offered in wholesale and large retail outlets. Internet sales are still relatively small as a percentage of total sales, but have grown in each of the past two years.

In March 2005 we completed a marketing agreement with Chemilizer Products, Inc. of Florida to market two of our fertilizer injectors to the landscape maintenance and wholesale and retail nursery markets. The injectors have been added to our "e-store" and will also be marketed through our fertilizer distribution network.

The project to develop and sell a line of animal repellant/fertilizer products under the trademark GOLD’n GRO Guardian provides direct GOLD’n GRO product marketing and distribution for the northeastern states into the Landscape Construction and Maintenance, and the wholesale and retail Nursery and Greenhouse markets. The new GOLD’n GRO Guardian product line presents the opportunity to develop products for the animal repellant market, an emerging national market in which product offerings are currently limited. Deer and other plant eating animals are becoming a major urban problem and are now doing tens of millions of dollars in damage to urban landscaping each year.

We are continuing to develop new sources of used photochemical liquids, although it presently has more than adequate volume of in-coming photoliquids to support current and near term GOLD'n GRO fertilizer sales growth. We have been developing Itronics Metallurgical Photochemical Silver Concentrator technology to reduce the cost of transporting the used photochemical liquids to the Reno manufacturing plant. We have also been identifying and qualifying non-photochemical sources of used chelates and has been identifying and qualifying non-photochemical waste streams that might be useable as substitute materials for virgin additive raw materials that we presently purchase.

GOLD'n GRO fertilizer products are formulated to match potential new sources of secondary chelates so that as GOLD'n GRO fertilizer sales continue to expand we can begin to use "non-photo" chelates. We have identified and qualified industrial waste streams that will allow us to replace certain virgin additive materials that we now purchases to make GOLD'n GRO fertilizers. Replacing the virgin additive materials with materials from secondary sources provides us with equivalent materials at lower cost. Some manufacturing process changes will be required to accommodate these adjustments in raw material sourcing, but this will be beneficial due to reductions in raw material costs and the improved cost stability that will be achieved.

Demand for our photochemical services business continues to increase due to growth in the use of conventional and digital photography in the markets being serviced. We believe the supply of these used photochemical liquids is more than adequate to support continuing growth in fertilizer demand. Customer services are provided under renewable annual service agreements which must be negotiated in advance, and once established cannot readily be interrupted or cancelled, since the customers generate the liquids on an on-going basis, typically have limited on site storage, and must be provided continuous reliable service by us. Due to this characteristic, we must provide sufficient raw material storage capacity at our manufacturing facility to accommodate seasonal fluctuations in both raw material supply and in fertilizer sales, and we must establish and maintain a balance between used photochemical liquid supply and fertilizer sales.

A phenomenon that emerged during 2003 is the rapid growth in digital print photo finishing. Our volume of used silver-bearing photoliquids increased 45% during the third quarter of 2003 and 66% in the fourth quarter of 2003 compared to the prior year third and fourth quarters. Much of this growth is attributable to increased consumer demand for long-life, high quality color photo prints from digital images. To accommodate this growing demand, internet digital processing companies, regional photo labs, and mini labs are installing equipment which prints digital images onto state of the art silver-halide photo paper, creating used silver-bearing photoliquids just like conventional photography.

During the second half of 2004 we reached the limits of our on site storage capacity and in late November 2004 a major supply contract was terminated by mutual agreement. We have adequate liquid inventories and incoming supplies to meet our anticipated fertilizer manufacturing needs through 2005. We are now actively marketing our Photochemical Silver Concentrators and believes that it will be able to maintain photochemical raw material supplies to meet on-going fertilizer sales growth in future years.

Between 2001 and the present we developed an advanced design for a Photochemical Silver Concentrator that produces water pure enough to be used to make up new photo fixer chemicals, presenting the photoprocessor with the opportunity to reuse the water and thereby achieve 100 percent recycle of the used photochemical waste stream. The Photochemical Silver Concentrator also produces concentrates, which, after demetallization, are suitable for use in GOLD'n GRO fertilizer manufacturing.

In 2002 we delivered five of these Photochemical Silver Concentrators to the Department of Defense. Installation and testing at certain military bases is continuing under separate contract. Two additional Photochemical Silver Concentrators were delivered in the third quarter of 2003. This program is regarded as a pilot project, which may lead to providing "Beneficial Use Photochemical, Silver, and Water Recycling" services to all branches of the U.S. military and is being developed by the Department of Defense in consultation with the Federal EPA.

During the first quarter of 2003 a services agreement was signed with the NASA Johnson Space Center in Texas which already has an installed photochemical silver concentrating system. We are actively marketing our "Beneficial Use Photochemical, Silver, and Water Recycling" service to other U.S. government agencies and private sector companies which already have installed photochemical silver concentrating systems, so that as new raw materials are needed, customers can be added quickly.

Our sales of 5 ounce "Silver Nevada Miner" bars through our "e-store" are continuing, although those sales are still relatively small. The sales of finished silver bullion from internally recovered silver will expand, but will continue to fluctuate until GOLD'n GRO sales reach larger volumes.

During 2003, we completed a key phase of the research project to produce formulated glass products from the glass slags produced by silver refining at the Stead, Nevada recycling facility. The research has identified three product categories: (1) a glass ceramic mixture that can be used to produce tile and other shapes suitable for glazing and commercial use; (2) glass formulations that can be used as "lead free" low and intermediate temperature glazes for decorative tile and the craft pottery trade; and (3) specialty boro-silicate glass formulations. The next phase of the research will focus on production of small quantities of products for evaluation and market studies and is expected to be completed over the next two to three years.

Our current fertilizer emphasis is on developing bulk liquid product sales. The "Beneficial Use Photochemical, Silver, and Water Recycling" technology is fully integrated, and is being implemented with a cost structure that anticipates large volume material throughput. This is based on previously developed information that more than 100 million gallons of used liquid silver-bearing photochemicals are generated in the United States annually. Using conversion ratios developed for the GOLD'n GRO products, this is enough volume to support the manufacture and sale of more than 200 million gallons of liquid fertilizer products, or 1 million tons. Over 20 million tons of fertilizer products are sold annually in North America. Our current sales level is less than 0.005 percent of the indicated market.

Our manufacturing plant is presently configured for an initial manufacturing capacity of 7.2 million gallons per year or 36,000 tons of GOLD'n GRO products. Planned storage and truck loading capacity expansions and automation of some manufacturing functions, must be completed before this capacity can be achieved. Some of these requirements are discussed more fully below. Unexpected new market opportunities have already required modification of certain expansion plans. As we continue to identify and develop our GOLD'n GRO liquid fertilizer product markets, additional unforeseen changes could require additional plan modifications.

In 2002 we completed the construction of a bulk liquid fertilizer tank truck load out facility which was expected to handle anticipated growth in demand for the chelated micronutrient zinc product during the next two years. With the introduction of additional bulk products, additional load out facilities are needed, at a capital cost estimate of $400,000. This project is scheduled for completion in the first half of 2006.

In 2004 we completed installation of a heat exchange system for an installed cost of $196,000. This system has provided more than a five times increase in manufacturing capacity for certain GOLD’n GRO fertilizers.

Markets and Competition

Photochemical Recycling and Silver Refining Estimates are that there are more than 1,500 generators of photographic hazardous waste in the State of Nevada and more than 500,000 throughout the United States. This includes printed circuit board manufacturers, photo off-set printers, photographic developers, lithographers, photographers, micro-filming (banks, companies, etc.) and x-ray users (dentists, doctors, hospitals, podiatrists, orthopedic surgeons, veterinarians, radiologists and industrial x-ray users). We estimate the total annual market for recycling this category of waste to be in the range of $400 to $500 million.

Nationally, more than 80 million ounces of silver are consumed in photomaterials annually. Approximately 30% of this is lost through disposal. The Silver Institute indicates that silver usage in photography is stable, but may decline modestly over the next several years.

The photowaste management industry is not systematically organized, but is fragmented with many small operators and some large waste haulers. The small operators typically specialize in one or more types of photowaste, but usually prefer film. The large waste haulers pick up all categories of waste, and may also handle film and paper. Photowaste management as a singular business is not yet organized by any large company in the United States. This is a niche that we seek to fill.

Silver recovery from black and white and x-ray chemistry is an established industry. Silver recovery is typically accomplished at a user's site by specialized recovery equipment, normally installed and maintained by way of a service agreement with the vendor or vendor representative. The service of silver recovery is particularly entrenched in the medical field where the service business supplies a silver recovery unit and also picks up film waste for sale to a waste film processor. Black and white and x-ray chemistry is typically monometallic with silver being the main EP-Toxic metal. The recovery units are at best 95% efficient in routine operation, so significant amounts of silver are discharged into the environment. This compares to our technology which routinely recovers 99.975% of the silver content.

Metal recovery from color and paper processor chemistry is not as well established, although the silver recovery units used in the medical sector are also used by color processors. A characteristic of color chemistry and paper processing chemistry is that it is polymetallic, and contains from four to seven of the metals listed as EP-Toxic. There are stringent EPA discharge limits for these metals. This sector has the normal competitive factors found in the medical sector, except that most of the companies in the business are only focusing their recovery efforts on silver, while ignoring the other three to six toxic metals commonly known to occur in this chemistry.

Waste film processing is an established competitive industry, highly segmented and characterized by many small processors, most of which are located in the eastern part of the United States. The number of processors in the West Coast is limited, believed to be one in California, one in Washington State and one in Utah. Some waste film is exported to Korea, Japan and China. Eastman Kodak is now the largest and dominant waste film processor in the eastern U.S. and may be the largest silver recycler in the United States. Kodak purchases scrap film from our large film processing customers.

We are aware of digital imaging and our impact on usage of conventional photography. The impact is different for each of the major segments; medical, color photography, and printing/microfiche. Digital imaging has made significant inroads into printing/microfiche processing with an almost 85% reduction in volume of photographic liquids over the past ten years. Several years of experience with digital imaging has demonstrated that there is significant degradation of the quality of digital images, often in three or four years, requiring copying onto new disks, which is time consuming and costly. Consequently, microfiche is making a comeback. The new digital cameras are getting wider usage. In 2001 it became clear that contrary to popular belief, digital photography is creating a new source of photowastes from Internet companies that combine digital imaging services with the ability to print high quality photographs for their customers. We have had one such customer since 2001, where photochemical volume has been increasing dramatically on a monthly basis. This rapid growth continued in 2004. Digital methods are being adopted in the medical industry, and although the medical sector is relatively high growth with the aging U.S. population, digital imaging has had the effect of slowing the growth of waste photo liquids being generated and may lead to a decline in future years.

A larger impact on photo waste generation has been the pressure for companies to reduce the amount of waste generated at the operating sites. In photography, water was used in copious quantities for film rinsing and large quantities of low chemical content waste liquids were generated. With the tightening of regulation of discharge of contaminated waters the equipment manufacturers have focused on reducing water usage. This attention to reduction of waste water has contributed to a reduction in the quantities of waste liquids being generated. It is expected that efficiency of use and associated waste reduction will continue, driven by increasing waste disposal costs. On-site photochemical recovery using a Photochemical Silver Concentrator and re-using the recovered water is expected to continue to become more and more attractive to photochemical waste generators.

The photochemical concentrators now being sold by us will further reduce water usage in the photographic industry. When the photochemical concentrator is used all the recovered water can be re-used. The concentrated liquid chemical product is purchased by us so photographic waste generation at the user site is completely eliminated. This technology represents an end point for the elimination of water waste in the photographic industry, and is expected to gain wider acceptance as the industry recognizes the benefits inherent in the technology when combined with our service capabilities. Continuing tightening of environmental discharge rules is expected to expand demand for this service in future years.

We believe that we have the following competitive advantages:

* Leading position in developing "total" photochemical recycling technology and waste      management procedures;

* Proprietary solution conditioning process and equipment;

* Proprietary low cost silver refining process using wet chemistry (hydrometallurgy) to quantitatively separate silver from photochemical materials;

* Proprietary "heavy-metal-free" liquid products that eliminate the need to dispose of treated photographic liquid waste in sewage treatment systems, or solid waste sites (dumps);

* Systematic pick up services for photochemical generators;

* Quantitative material control procedures meeting all EPA reporting guidelines;

* Regulated as a precious metals recycler and a hazardous waste transporter, therefore, low cost and proven track record and commitment;

* Skilled in converting technical concepts to commercial products and production; and

* Line of proprietary environmentally friendly high quality chelated liquid fertilizer products that are formulated using the "heavy-metal-free" photoliquids.

Environmental restrictions on disposal of chemicals are continuing to tighten throughout the United States with the result that now the rate of growth for the photochemical recycling business is dependent upon the rate and vigor of fertilizer sales growth.

Photochemical Fertilizer

The urbanization of the United States has led to the development of an "Urban Fertilizer Market". The total fertilizer market consists of the "Agricultural Market" and the "Urban Market". The Urban Market accounts for at least $9 billion in annual sales in the United States. The "Specialty Ag" segment of the Agricultural Market is a $4 billion segment making the total a $14 billion market.

The Urban market is divided into the "Home Lawn and Garden" segment, the "Landscape Maintenance" segment, and the "Nursery and Greenhouse" segment. These markets are not statistically well defined, since they are relatively new as large commercial markets, and are highly fragmented with many small regional suppliers and are growing rapidly. One well known operator in the Home Lawn and Garden and the Landscape Maintenance segments is Scotts/Stern's Miracle-Gro. Several other large companies are also active in this market.

Our photochemical fertilizer GOLD'n GRO 20-1-7 was developed for the Urban market as a "turf" product. Our principal customers are home owners, professional lawn service companies, golf courses, turf farms, and large municipal and commercial facilities. Since early 1997, IMI has completed development of numerous additional fertilizer products covering most of the applications being targeted in each of the referenced markets.

We estimate that more than 100 million gallons of photowaste liquids are generated annually in the United States. The ratio for converting one gallon of photochemical to GOLD'n GRO 20-1-7 fertilizer is approximately 1 gallon of photochemical to 4 gallons of fertilizer. This means that there is enough supply of photochemical to support the manufacture of 400 million gallons of GOLD'n GRO 20-1-7 fertilizer annually, equivalent to approximately two million tons.

The conversion rate of the chelated micronutrient products and the GOLD'n GRO base liquid is lower. An estimate of the market for the GOLD'n GRO base liquid indicated a market potential for 200 million gallons in the United States and would equate to about 1 million tons of fertilizer.

We estimate that on a commercial scale, the combined revenue of photochemical services, silver and fertilizer will approach $10.00 per un-concentrated gallon of photochemicals received. Consequently, the potential market for these products and services is in the $1 billion range.

We are working with our distributors on an on-going basis to identify and implement sales development programs that will increase the rate of market penetration with the GOLD’n GRO products. A much greater understanding of the details of the market has been obtained directly from this process. This improved understanding is strengthening the working relationship that has been developed with our distributors and is producing continuing increases in sales in a relatively mature market.

We are developing branded products that have the GOLD'n GRO trademark. We are implementing and expanding a plan for Home Lawn and Garden sales through our web page. Significant capital, in the form of advertising budgets and the ability to carry large inventories of finished goods, is required to achieve meaningful sales in the Urban Market segments. We plan to expand our Internet sales program over the next several years. The methods and costs of retail distribution are changing making the Internet sales platform more economically feasible as a method of large scale retail selling.

Seasonality and Working Capital

In analyzing the market and industry competitors, it is apparent that two factors significantly impact our ability to penetrate these markets in a meaningful way. First, the seasonal aspect of photochemical and fertilizer sales, which directly results in the second factor, the need for a much higher level of working capital when compared to other industries. Based on experience, our photochemical hauling volume starts each year at comparatively low levels in the first quarter, steadily increases during the second quarter peaking in June or July, declining during the third quarter, and reaching levels similar to that of the first quarter by year end. Consequently, revenues from both photochemical liquid services and silver sales are significantly reduced during six months of each year.

To mitigate the seasonal effect on this segment of operations, we are investigating opportunities for processing gold mine slags and other gold/silver bearing residues that are generated by gold and silver mines in Nevada. Our manufacturing plant is permitted to handle large volumes of precious metal bearing waste, and the facility contains installed environmental control equipment needed for this expanded activity. Our employees have much of the needed expertise to do this. We believe that expanding silver/gold recycling services has the potential to moderate the seasonal fluctuations that will continue in the photochemical fertilizer segment.

We expect fertilizer sales to continue to have a strong seasonal component, with the primary sales season running from April through November each year, with an in-season low in July and August. In addition to the general seasonal nature of sales caused by normal weather patterns, unusual weather can further affect fertilizer sales, especially in winter and spring. For example, unusually cold or wet spring seasons may delay the growth cycle of various crops for which our fertilizer products are utilized. To overcome weather related effects on fertilizer sales, we are evaluating markets in the southern areas of the United States where growing seasons are longer and, in some cases, year round.

Due to the seasonal nature of both photochemical services and GOLD'n GRO fertilizer sales, we must increase our net working capital to a level higher than that of non-seasonal industries. For example, some of our competitors have working capital equal to their annual sales. Consequently, ongoing debt and equity funding will be required for us to grow, even after a profitable level of operations is achieved.

Research, Development, and Technology

The photochemical fertilizer (the American Hydromet Project) segment is now operating commercially, but prior to 2002 was primarily involved in research and development, with the objective of developing integrated technology that can be used to recycle photochemical materials, that recovers all of the silver and all other toxic metals from those materials, and which utilizes "heavy-metal-free" liquid photochemicals in a chelated liquid multi-nutrient fertilizer product line for turf, ornamentals, and specialty agricultural applications. The status of development of the three integrated components is more fully described below:

The technology was developed in a semi-works plant in Reno. Development of the integrated technology is a technical innovation with global potential. There are three separate but integrated functions for handling the spent photoliquids. The first is the photoliquid demetallization and conditioning process. This process is used to demetallize and recondition the metal-bearing photofixers and photodevelopers that are picked up from photousing businesses. This portion of the process is very efficient, recovering over 99.998% of all the contained toxic metals, and a very large percentage of contained iron. There are three products from this part of the operation: (1) a metal-bearing sludge, (2) distilled water, and (3) a concentrated base liquid for fertilizer manufacturing.

The metal-bearing sludge is dried and passed to the refining operation for separation of the contained silver. More than 98.5% of the silver contained in the sludge is recovered for sale. The refining was developed specifically to handle the sludges from the liquid demetallization and conditioning process. As such, the other heavy metals and iron contained in the sludge end up in a glass byproduct and are rendered completely inert. We have formulated the glass so that with minor additions of other compounds, it can be converted into usable products, such as wall and floor tile. We are now developing a tile product.

The reconditioned photoliquids are used as a component of fertilizers which are chelated liquid multi-nutrient NPK (Nitrogen-Phosphorous-Potassium) products containing micronutrients that produce excellent results in application. Development of the fertilizer took more than 12 years and involved a number of stages of development. Important steps were: (1) patent and applications literature research to determine if similar materials were being used in fertilizer products, (2) initial plot testing, and chemical analysis of "run of plant liquid" to determine the response of turf and different plants to the non-supplemented liquid, (3) an extended period of mix testing and then large-scale field testing of the mixes to determine suitability for use on turf, (4) development of manufacturing procedures for the chosen mix, and (5) large scale field testing by different types of users to determine acceptability and to identify problems prior to implementing a commercial manufacturing and marketing program. An important factor inherent in fertilizer product development is the seasonal nature of the business. Each series of plot tests requires essentially one year because of the seasonal nature of plant growth. This lengthy product development cycle will continue to apply to new fertilizer products and means that one to three years are required to create and introduce a new fertilizer product. An additional two to three years are required to commercialize each new crop application for a new product.

We believe it is the only company in the world that has successfully demonstrated the ability to manufacture an environmentally compatible fertilizer product line from liquid photochemicals. As such, We now has unique proprietary technology for completely recovering the silver and for converting the waste liquids into usable "heavy-metal-free" products, thereby achieving "Beneficial Use Recycling" of the waste stream.

In 1995 we participated in a fertilizer product application comparison program sponsored by the University of California at Riverside. For the second consecutive year, in 1996, GOLD'n GRO 20-1-7 was rated Number 1 in the program, which compared "top of the line" multinutrient nitrogen fertilizers produced by leading U.S. fertilizer manufacturers.

We conduct field trials to gather agronomic data and to develop knowledge of how the GOLD'n GRO products work on different crops. This field testing will continue as it is the most effective method for developing the field data needed to support claims of product effectiveness for specific crops. On-going field trials of GOLD’n GRO fertilizer products continue to show significant improvements in crop production and quality. The trials are providing agronomic data that is being used to develop GOLD’n GRO nutrition programs for the crops being tested.

The field trials are demonstrating that the GOLD’n GRO products provide both agronomic and economic benefits in the "specialty agricultural" markets. Specialty agriculture includes vegetables, cut flowers, herbs and spices, and fruits and nuts of all types. These crops are relatively high value compared to field grains such as corn, wheat, and soybeans. Field trials in 2002 on cotton and on silage corn produced positive results, opening two new large acreage crops for GOLD'n GRO application development. Alfalfa is typically considered as a "hay" or "forage" crop and is generally of low to intermediate value when compared to specialty agricultural crops, however, high nutrient content alfalfa for the dairy market often commands a significant price premium which puts it at the low end of specialty agricultural crop values.

Field test results using GOLD’n GRO products have been published for Alfalfa, Fresh Plums, Oranges, Sweet Corn, and Watermelons. The field test results and crop value statistics are summarized in the following table. On a national basis, the GOLD’n GRO products appear to have the potential to add tens of millions of dollars in increased value and output for the indicated crops:

Crop	Crop Increase	Return on GOLD’n GRO Fertilizer Cost to Grower	Gross Value of the Crop Per Acre	Total USA Crop Acres
Alfalfa	+33%	3 times	$ 351	23,000,000
Fresh Plums	Larger, Earlier	15 times	$2,500	140,000
Sweet Corn	+11.5%	30 times	$1,788	222,800
Oranges	+40%	3 times	$2,300	842,000
Watermelon	+10.4%	160 times	$1,670	184,600

A 3 year field trial on Valencia orange trees being carried out with oversight from a major university in southern California is continuing and it appears that the 35 year old trees are responding positively to the fertilization. Two year cumulative results have been analyzed and positive significant results are being obtained. Both output per tree and quality have been increased. This trial was continued through 2003 and was completed in 2004.

During 2003 we continued to be offered the opportunity to explore the feasibility of recycling other non-photographic materials into fertilizer. Four waste streams are currently being considered for future recycling. One of these is a high silver content waste stream.

We have concluded that certain acid waste streams generated by aerospace and electronics manufacturers may be able to be converted to a form that will fit "Beneficial Use" recycling into fertilizer in association with the processed photochemical materials.

Environment and Regulation

Liability

All chemistry has a "cradle to grave" regulatory life span. This term means under Federal law, the prime generator has the ultimate liability for all generated waste as long as it exists. For example, conventional services, through storing and hauling, relocate the waste to a legal landfill or dispose it to sewer. Liability then remains for the cost of cleanup if the landfill has to be reclaimed or the contamination of groundwater develops.

However, once the spent chemistry reaches our facility and has been processed, the generator's hazardous waste liability has been removed. Using our process, virtually all metals, including most of the iron, are removed. The end result leaves us with a non-hazardous "toxic-metal-free" liquid which is legal for use in high quality GOLD’n GRO liquid fertilizers. The demetallized liquids being used in the GOLD’n GRO fertilizers are entirely safe for the environment.

Increased Regulation

While in general our business has benefited substantially from increased governmental regulation of hazardous disposal by private industry, the waste management and recycling industry itself has become subject to extensive, costly and evolving regulation by federal, state and local authorities. We make a continuing effort to anticipate regulatory, political and legal developments that might affect our operations, but may not always be able to do so. We cannot predict the extent to which any legislation or regulation may affect future operations.

In particular, the regulatory process requires firms in our industry to obtain and retain numerous governmental permits to conduct various aspects of their operations, any of which permits may be subject to revocation, modification or denial. We are not in a position at the present time to assess the extent of the impact of such potential changes in governmental policies and attitudes on the permitting process.

Permits and Inspections

To the best of our knowledge, we have obtained permits from all governmental agencies having jurisdiction over it, such as the EPA, Nevada Department of Environmental Protection, Washoe County Health Department and the City of Reno, Nevada. We are not required to obtain federal permits, but is required to have, and has obtained, local permits for our photochemical recycling facility under the provisions of the Federal EPA. Similar permits will be required of all facilities that we may construct. Our recycling facility is subject to frequent inspections and to regulations (including certain requirements pursuant to federal statutes) which may govern operating procedures for land, water and air pollution, among other matters. In particular, our operations are subject to the Safe Drinking Water Act, TSCA (Toxic Substances Control Act-pursuant to which the EPA has promulgated regulations concerning the disposal of PCBs), the Clean Water Act (which regulates the discharge of pollutants into surface waters and sewers by municipal, industrial and other sources) and the Clean Air Act (which regulates emissions into the air of certain potentially harmful substances). Employee safety and health standards under the Occupational Safety and Health Act are also applicable to our employees.

Regulatory Direction

For several years we have been studying the various regulatory requirements under RCRA and has been working with state and local environmental officials regarding the extent to which hazardous waste regulations apply to our operations. Through this process, we reached the conclusion that due to use of photochemicals as a beneficial ingredient in our fertilizer products, the photochemicals are not "hazardous waste" as defined in the regulations, and therefore, beneficial materials that are otherwise regulated as hazardous waste, are exempt from most of such regulations. In early 1996 we received concurrence from State of Nevada environmental officials that our photochemical fertilizer process meets the existing RCRA requirements for exemption from all environmental regulation with the exception that certain presently conducted lab analyses of the photochemicals will continue to be required. Certain of our large scale customers presently meet the exemption requirements. Present levels of fertilizer sales utilize all the photochemicals received. Once sales of all the photochemical materials are well established in the fertilizer or other commercial products, all our Nevada customers will be exempt from the regulations, including hazardous material transport/manifest rules. We believe that this exemption applies nationwide. Therefore, we intend to pursue similar concurrence from environmental officials in all applicable states, so that all our customers will be recognized as exempt from the RCRA regulations.

Environmental regulation of photowaste generators has strengthened over the last several years, and that trend is expected to continue. In the past year, heavy metal contamination of fertilizers has become a significant issue in California and other parts of the country. Public concern over this issue is expected to intensify. Management believes that the GOLD’n GRO line of fertilizer products is uniquely suited to alleviating this environmental concern and that we are well positioned to meet future environmental needs.

MINING TECHNICAL SERVICES

Services offered

Our Mining Technical Services segment offers a wide range of technical services to the mining industry. These include the following:

Management Support

- Assistance in assembling mineral project development agreements and ongoing technical support during project development and after operations begin;

- Advice on mineral development strategy, economic aspects of tax policy, long term investment strategy and infrastructure development related to large and small scale mineral development;

- Complete project development plans;

- Expert assistance in contract disputes pertaining to various technical aspects of mineral projects and the development of the technical aspects for contracts;

- Ore reserve audits, metallurgical audits and material balance reviews, and operations reviews on producing mines for senior management, outside investors, or underlying land owners; and

- Mineral property appraisals for sale, acquisition, merger or financing.

Other Specialized Technical Services:

- Mineral economics and cost studies;

- Metallurgical process development;

- Open pit and underground mine planning; and

- Ore reserve development.

Operations

Our Mining Technical Services segment accounted for 17% 2004 consolidated revenue. One major client produced 75% of this revenue. The client is a junior mining company with three mineral properties in Nevada. WWI provided technical assistance in moving these properties into the development and operating stages. WWI also provided administrative support. The contract with this client expired on March 1, 2005.

The primary source of new business for the Mining Technical Services segment is the reputation of WWI and its key employees. In addition, WWI expands its network of contacts by attending various mining association conventions.

In the past WWI has published specialized mineral economics and materials financial reports. WWI is evaluating re-entry into this market, with a goal of producing mining publications targeted for general investors interested in mining.

Expansion Plans

Prior to 1991, we had plans to directly invest or joint venture in mining projects and had formed a subsidiary to enter that market. Those plans were put on hold until completion of the photochemical fertilizer R&D program. Now that the R&D program is being converted to commercial operations, we have recently taken steps to expand the mining technical services presence in the mining industry, both from a services perspective and from a mining operations perspective.

In January 1999 WWI initiated a long term R&D project to replace the use of cyanide in the extraction of metals from silver/gold and gold/copper ores. The new thiosulfate leaching technology being developed under this program utilizes the same technology as our proprietary photochemical recycling process. The project, called Itronics Thiomet, is seeking to establish operating joint ventures at specific mine sites to apply the thiosulfate leaching technology. This project is on hold pending further commercial development of fertilizer sales.

In 2004 a project to establish a subscription based gold industry and gold company Internet publication was begun. The web publication, called "insidemetals.com", will provide the customer with gold industry and gold company financial, production, and ore profiles on key gold producing companies. Initially, the companies to be profiled are in the Gold Company sector, which includes gold, silver, platinum, and palladium producers. The profiled companies are publicly traded on the New York and American Stock Exchanges and on NASDAQ. The publication is expected to launch in June 2005 and the target market includes gold company employees, governmental agencies, both domestic and foreign, and individual investors interested in the gold markets. In addition to providing subscription revenue, it is anticipated that the publication will enhance our opportunity to obtain new sources for technical consulting work. This subscription based Internet Information Portal provides an opportunity for relatively unrestricted growth by being available to a diverse global base of potential customers who can subscribe over the internet using a secure credit card transaction.

DESCRIPTION OF PROPERTIES

FACILITIES.

We lease approximately 3,000 square feet of office space at 6490 South McCarran Blvd., Building C-23, Reno, Nevada. IMI leases approximately 2,000 square feet of warehouse space in Reno, Nevada. This space is being used for supply storage.

IMI owns a 35,000 square foot manufacturing facility in Reno-Stead, Nevada. The building contains all the equipment used for treating the used photochemicals, preparing the recovered silver for sale, and manufacturing the GOLD’n GRO fertilizer products.

W&W leases approximately 2,500 square feet of office space in Reno, Nevada. This office was closed in May 2005 and the lease will be discontinued.

EQUIPMENT.

The equipment being used in the recycling process is proprietary information. However, the plant for processing liquid photochemicals is a fairly typical chemical process facility consisting of appropriate arrangement of tanks and pumps. Solids produced by processing are recovered by filtration.

The refining operation consists of a material handling section, solids roasting, and a melting section. The equipment arrangements are proprietary, but the main items are pumps, tanks, filtration equipment, drying ovens, and the melting furnaces.

The new facility is sized to process up to 100,000 un-concentrated gallons of used photochemicals per month and to manufacture up to 200,000 gallons per month of liquid fertilizer. Refinery capacity will be expanded as needed to produce up to 50,000 ounces of silver per month.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

In August 2002 a supplier of equipment for the Stead manufacturing plant filed suit against us and our subsidiary, Itronics Metallurgical, Inc. (IMI) in Johnson County, Indiana for the unpaid amount of $64,234 plus attorney’s fees and court costs. On October 1, 2002 the plaintiff received a default judgment awarding the $64,234 plus $1,500 attorney’s fees plus 8% interest. On November 5, 2002 the plaintiff filed a “Notice of Filing of Foreign Judgment” in Washoe County, Nevada and has received the judgment. In December 2003 a settlement agreement was accepted that required a $10,000 payment in December 2003 plus monthly payment of $5,161 over twelve months in 2004. Payments were delinquent as of June 30, 2005, but subsequently, payment terms were renegotiated, with six monthly payments of $3,964 due beginning August 5, 2005.

As of June 30, 2005 a total of nine lawsuits filed in 2003 and prior years remain outstanding against our subsidiaries by various equipment lessors. Five of the suits were filed in Washoe County, Nevada, two in Cook County, Illinois, one in Los Angeles County, California, and one in Oakland County, Michigan. Three additional suits covering six leases were filed in Washoe County, Nevada in 2004. The suits seek a total of $839,934 plus attorneys fees and other costs. Six of these suits, seeking a total of $306,990 plus costs, were settled by restructuring the leases, signing stipulated judgments and agreeing to pay total payments of $258,390. Monthly payments on the settlements total $12,935 and are paid over various periods ranging from 18 to 31 months. If the restructured leases are defaulted, judgments for the original claimed amounts can be entered and further collection action, including repossession of the secured equipment, can be taken. Payments on the six restructured leases were in default as of June 30, 2005, but subsequently, payments on four of the leases were brought current and one was paid off. Of the six remaining unsettled suits, three have received judgments, one of which we have agreed to payment terms without a formal stipulation. Legal counsel is actively negotiating two of the unsettled suits. No further action has occurred on the other unsettled suit.

In February 2003 a trade creditor filed suit against us in Washoe County, Nevada seeking a total of $85,525 plus attorney fees and other costs. A default judgment was entered in May 2003. No further collection action has occurred on this claim. In April 2005 a trade creditor filed suit against IMI in Washoe County, Nevada seeking a total of $21,788 plus attorney and other costs. Legal counsel will attempt to negotiate payment terms.

As of December 31, 2004 our subsidiaries were delinquent on approximately $206,200 in federal payroll taxes. We engaged a consultant to assist in working with the IRS to formulate a payment plan. A plan was negotiated to pay specified portions of the liability on or before January 31, 2005 and on the fifteenth of each month beginning March 15, 2005 until paid off on May 15, 2005. We made the required payments in January and March 2005, and paid a total of $115,586, but did not make the subsequent payments as they became due. We received notice of intent to levy on the subsidiaries IMI and ICI for a total amount due of $93,273. The notices were dated May 12, 2005. The IRS also filed federal tax liens for the amounts due. Subsequent to June 30, 2005, the taxes were paid in full and the liens will be released.

Successful settlement of the above claims is dependent on future financing.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following are our directors and executive officers:

Name	Age	Position	Position Held Since
Dr. John W. Whitney	58	President/Treasurer	May 1988
		Director
Paul H. Durckel	87	Director	September 1995
Howland S. Green	51	Northeast Manager	April 2005
		of GOLD’n GRO sales
		Director
Gregory S. Skinner	50	Secretary	December 1990
Duane H. Rasmussen	74	Vice President;	November 1997
		Vice President and	May 1994
		General Manager-IMI

1) For directors, the term of office is until the next annual meeting of shareholders. For officers, the term of office is until the next annual meeting of the Board of Directors, presently scheduled to be held immediately following the annual meeting of the shareholders.

John W. Whitney:

In addition to being our President and a Director from 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Itronics Metallurgical, Inc. and Whitney & Whitney, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture.

He received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington office of the U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil & Refining Company and GeoTerrex Ltd. (1971-1972).

Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology and holds four patents. Dr Whitney was selected as Nevada’s Inventor of the Year for 2000 and became a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

Paul H. Durckel:

Mr. Durckel has served as a Director of our company since September 1995. He received a pre-legal degree from Stanford University in 1940. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Verus Realty. He served Myers Realty, Inc. in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, from 1987 to 2001. His experience in the fertilizer industry includes Vice President and General Manager and Vice President- Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.

Howland S. Green

Mr. Green was appointed as our director and as the Northeast Manager of GOLD’n GRO Sales in April 2005. He received a B.Sc. degree in plant science and landscape architecture from the University of Rhode Island in 1981. He is the founder, owner and President of Holly Ridge Nursery in Kingston, Rhode Island, and is the concept creator and a founder of the North American Deer Management Network. He has served as consultant to "Ask This Old House". Mr. Green researched and developed the Mirrepel and subsequently co-developed the GOLD’n GRO Guardian systemic deer and rabbit repellent. As owner and manager of a landscape construction company and a wholesale nursery for almost thirty years, he has gained extensive knowledge of the landscape construction and maintenance and wholesale and retail nursery markets.

Gregory S. Skinner, Esq.

Mr. Skinner has served as our secretary and general counsel since December 1990. He obtained his B.A. degree in Economics from the University of California at Berkeley in 1976. He obtained his J.D. degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada. He retired from the practice of law on January 1, 2003 and is "of counsel" to the law office of Watson & Rounds, a Professional Corporation (WR). Prior to December 31, 2002 he was a shareholder in Skinner, Watson & Rounds, which had offices located in Reno, Las Vegas, and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.

Duane H. Rasmussen:

Mr. Rasmussen has served as Vice President and General Manager of IMI since May 1994. He became our Vice President in November 1997. He initially joined us in 1991 as Assistant Manager and Business Consultant for W&W. He received his B.S. degree in Chemical Engineering from the University of Wisconsin in 1953 and his M.B.A. in Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to October 1998. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.

AUDIT COMMITTEE

At present we do not have an audit committee and consequently the entire Board serves as the audit committee. The Board presently consists of three members, one of whom is independent. We have interviewed several qualified individuals for the position of Audit Committee Financial Expert on the Board of Directors. All have declined to serve, with the primary reason being personal liability issues, especially the perceived view that being the "financial expert" increases the individual’s personal exposure over that of being a regular Board member.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics (Code) that is applicable to our directors, principal executive and financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Code is included in this report as Exhibit 14. A copy of the Code may be obtained by anyone, without charge, by requesting a copy either by telephoning (775) 689-7696 and asking for investor relations or by e-mailing us at www.itronics.com. If requesting by e-mail, please indicate a preference of a reply by e-mail or by physical mail.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our President and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeded $100,000:

				Long Term
				Compensation
Name and				Securities
Principal	Calendar	Annual Compensation		Underlying
Position	Year	Salary	Bonus	Options (#)
Dr. John W. Whitney:	2004	$126,150	$-0-	550,000
President, Treasurer	2003	$126,375	$-0-	-0-
and Director (1) (2)	2002	$127,350	$-0-	3,250,000
Duane H. Rasmussen	2004	$132,000	$-0-	425,000
Vice President, VP	2003	$132,000	$-0-	-0-
and General Manager	2002	$132,000	$-0-	-0-
IMI (3)

(1) The 2004, 2003 and 2002 salary amounts include $125,000, for each year, respectively, that were not paid currently. In 2003 Dr. Whitney converted $260,000 of these amounts into the then existing private placement at $0.08 per share for a total of 3,250,000 shares plus an equal number of three year warrants. This transaction is under the same terms and conditions as for other investors in the current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Effective January 1, 1999, Dr. Whitney was granted an option for 1,000,000 shares of our common stock at $0.25 per share, effective July 1, 2002 he was granted an option for 3,000,000 shares of our common stock at $0.30 per share, and effective May 7, 2004 he was granted an option for 550,000 shares of our common stock at $0.15 per share. These options are exercisable at any time until one year after Dr. Whitney leaves our employment. Effective October 2, 2002 Dr. Whitney was granted a five year option for 250,000 shares of our common stock at $0.20 per share.

(2) The salary amounts listed above include $1,150, $1,375, and $2,350 for 2004, 2003, and 2002, respectively, that represent compensation paid in common stock for service as a director of our company. The compensation plan for all directors was 2,500 shares per quarter for 2004 and previous years.

(3) The 2004, 2003, and 2002 salary amounts include $55,000, $77,000, and $132,000, respectively, that were not paid currently. In 2003 Mr. Rasmussen converted $170,000 of these amounts into the then existing private placement at $0.08 per share for a total of 2,125,000 shares plus an equal number of three year warrants. This transaction is under the same terms and conditions as for other investors in the current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Effective May 7, 2004 Mr. Rasmussen was granted a compensatory option for 425,000 shares of our common stock at $0.15 per share. This option is exercisable at any time until one year after Mr. Rasmussen leaves our employment.

Option/SAR Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options to
	Underlying	Employees	Exercise
	Options	in Fiscal	or Base	Expiration
Name	Granted (1)	Year	Price	Date
Dr. John W. Whitney	550,000	33%	$0.15	One year after employment ends
Duane H. Rasmussen	425,000	25%	$0.15	One year after employment ends

(1) In addition to the above, Dr Whitney acquired a total of 1,200,000 non-compensatory three year warrants by converting $120,000 of short term loans into the then existing private placement. All transactions were under the same terms and conditions as for other investors in current private placements and consequently the warrants are treated as non-compensatory.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option

Values

Options Exercised:

	Shares Acquired on
Name	Exercise (#)	Value Realized
Dr. John W. Whitney
Non-compensatory (1)	4,750,461	$ -0-

(1) Dr. Whitney exercised non-compensatory warrants for 4,750,461 shares by paying cash of $185,008 and converting short term debt totaling $195,029. Since the warrants were non-compensatory, no realized value is listed above.

Options Unexercised:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at 12/31/04		At 12/31/04
Name	Exercisable	Unexerciseable	Exercisable	Unexerciseable
Dr. John W. Whitney
Compensatory	4,800,000	-0-	$ -0- (1)	$ -0-
Non-compensatory	1,200,000	-0-	$ -0- (1)	$ -0-
Duane H. Rasmussen
Compensatory	425,000	-0-	$ -0- (2)	$ -0-
Non-compensatory	2,125,000	-0-	$ -0- (2)	$ -0-

(1) If value realized was based on the average of the closing bid and ask prices on December 31, 2004, the value realized would have been $-0- for the compensatory options and $-0- for the non-compensatory warrants. The securities under option, our common stock, are restricted and thus are not tradable within one year of exercise. In addition, as an officer and a greater than 10% shareholder of our company, Dr. Whitney is further restricted by SEC regulations as to the sale of our securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

(2) If value realized was based on the average of the closing bid and ask prices on December 31, 2004, the value realized would have been $-0- for the compensatory and non-compensatory warrants. The securities under option, our common stock, are restricted and thus are not tradable within one year of exercise. In addition, as an officer of our company, Mr. Rasmussen is further restricted by SEC regulations as to the sale of our securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	$-0-	-0-
Equity compensation plans not approved by security holders	5,996,626	$0.25	989,000
Total	5,996,626	$0.25	989,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After approval from our Board of Directors, in March 1999 our subsidiary, Whitney & Whitney, Inc. (WWI), agreed to provide technical services to Golden Phoenix Minerals, Inc. (GPXM), a junior mine exploration and development company whose common shares trade on the OTC Bulletin Board. Services were billed monthly and WWI received a combination of GPXM common stock, our common stock, and cash. Separately, Dr. Whitney personally agreed to acquire up to 10,000,000 common shares of GPXM at $0.10 per share, making him beneficial owner of more than ten percent of GPXM. Any unexercised options under this arrangement can be assigned to WWI. Dr. Whitney is a principal in a group that controls the mining claims underlying one of GPXM's principal exploration and development properties. At December 31, 2004, WWI owned 123,198 GPXM shares. At December 31, 2003, WWI owned 736,442 GPXM shares. The initial Rule 144 one year period for resale began in April 2000, and continues monthly thereafter. Total revenue from GPXM for 2004 and 2003 was $224,039 and $146,893, respectively. A total of $101,281 and $13,707 is included in accounts receivable at December 31, 2004 and 2003, respectively. At December 31, 2004, the average bid/asked price for GPXM common was $0.213, resulting in a value of shares held on that date of $26,180. Included in the GPXM shares held at December 31, 2003 and 2002 are 300,000 and 1,050,000 shares of common stock, respectively, that were acquired by WWI purchasing $0.10 options from Dr. Whitney and subsequently exercising the options by offsetting accounts receivable due it from GPXM. The purchase price of the options was $109,275, which was determined at 85% of fair market value of the then current trading price of GPXM, less the $0.10 option price. This valuation method is under the same terms that WWI uses to accept GPXM shares of common stock for its monthly services. Dr. Whitney accepted shares of our common stock in our 2002 private placement as payment for the options, which amounted to 1,365,938 shares plus an equal number of warrants with conversion prices ranging from $0.08 to $0.24 per share. The total cost to WWI of these GPXM shares was $214,275 and the market value at December 31, 2002 was $241,500. The 300,000 shares held at December 31, 2003 were valued at $135,750 and had a cost of $70,650.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain data with respect to those persons known to us, as of August 24, 2005, to be the beneficial owners of more than 5% of the outstanding shares of our common stock:

Amount and Nature of Beneficial Ownership
Common Shares
Name and		Which May Be		Percent
Address of	Common Shares	Acquired Within		of
Beneficial Owner	Presently Held	60 days	Total	Class
John W. Whitney
P.O. Box 10725
Reno, NV 89510
(1)(2)(3)(4)	30,831,830	4,800,000	35,631,830	17.1%

(1) Director

(2) Officer

(3) Includes 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife.

(4) Dr. Whitney’s options include compensatory options of 1,000,000 shares at $0.25 per share, 3,000,000 shares at $0.30 per share, 250,000 shares at $0.20 per share, and 550,000 shares at $0.15 per share. Dr. Whitney exercised non-compensatory three year warrants for 1,200,000 restricted common shares in August 2005 at $0.075 per share by converting $90,000 in short term loans. He received these warrants by previously converting $120,000 in short term loans into the then existing private placement under the same terms and conditions as other investors.

The following table sets forth as of August 24, 2005, certain information, with respect to director and executive officer ownership of our common stock:

	Amount and Nature of Beneficial Ownership
		Common Shares		Percent
Name and		Which May Be		of
Address of	Common Shares	Acquired Within		Class
Beneficial Owner	Presently Held	60 days(1)	Total	(2)
Dr. John W. Whitney
P.O. Box 10725
Reno, NV 89510 (3)(4)(5)	30,831,830	4,800,000	35,631,830	17.1%
Paul H. Durckel
1655 Highway 395
Minden, NV 89423 (3)	577,168	138,400	715,568	*
Howland S. Green
P.O. Box 10725
Reno, NV 89510 (3)	1,252,500		1,252,500	*
Duane H. Rasmussen
P.O. Box 10725
Reno, NV 89510 (4)	4,628,676	2,550,000	7,178,676	3.5%
All directors and
Executive officers as
a group (5 persons)	37,942,493	7,488,400	45,430,893	21.5%

*Less than 1%

(1) Dr. Whitney’s options include compensatory options of 1,000,000 shares at $0.25 per share, 3,000,000 shares at $0.30 per share, 250,000 shares at $0.20 per share, and 550,000 shares at $0.15 per share. Dr. Whitney exercised non-compensatory three year warrants for 1,200,000 restricted common shares in August 2005 at $0.075 per share by converting $90,000 in short term loans. He received these warrants by previously converting $120,000 in short term loans into the then existing private placement under the same terms and conditions as other investors.

Mr. Durckel has three year warrants to acquire 138,400 shares of our common stock related to his cash investment in the 2002 and 2003 Equity Private Placements, which are convertible at $0.08, $0.16, and $0.24 per share for the first through third years of the option period.

In April 2005 Mr. Green was granted a compensatory option to acquire 1,000,000 of the Company’s restricted common shares at $0.10 per share. The first 500,000 shares of the option will become exercisable when the Federal EPA accepts the registration application for the GOLD’n GRO Guardian and the second 500,000 shares of the option will become exercisable when the Federal EPA issues the registration for the GOLD’n GRO Guardian. The entire option is exercisable for two years after the EPA registration is received. This option is not included in the above table as it is not exercisable within 60 days.

Mr. Rasmussen has a three year non-compensatory warrant to acquire 2,125,000 shares at $0.08, $0.16, and $0.24 per share for the first through third years of the option period. He acquired this warrant by investing $170,000 of his back salary in the existing private placement. Mr. Rasmussen also was granted a compensatory option to acquire 425,000 shares of our common stock at $0.15 per share. This option is exercisable at any time until one year after Mr. Rasmussen leaves our employment.

(2) The percent of class is based on the sum of 204,101,267 shares outstanding or to be issued as of August 24, 2005 plus, for each individual, the number of common shares as to which the named individual has the right to acquire beneficial ownership within 60 days of August 24, 2005.

(3) Director

(4) Officer

(5) Includes 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 250,000,000 shares of common stock, par value $.001. As of August 24, 2005, there were 196,907,628 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Securities Transfer Corporation, located in Frisco, Texas, as independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue up to 999,500 shares of preferred stock, par value $.001. As of August 24, 2005, there were no shares of preferred stock issued.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Texas law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (7)	Percentage of Common Stock Owned After Offering (7)
AJW Offshore, Ltd. (2)	20,440,000(3)	10.38%	Up to 20,440,000 shares of common stock	9,825,690	4.99%	—	—
AJW Qualified Partners, LLC (2)	13,320,000(4)	6.77%	Up to 13,320,000 shares of common stock	9,825,690	4.99%	—	—
AJW Partners, LLC (2)	5,600,000(5)	2.84%	Up to 5,600,000 shares of common stock	5,600,000	2.84%	—	—
New Millennium Capital Partners II, LLC (2)	640,000(6)	***	Up to 640,000 shares of common stock	640,000	***	—	—

* This column represents an estimated number based on a conversion price as of a recent date of August 24, 2005 of $.033, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

*** Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on August 24, 2005, the secured convertible notes would have had a conversion price of $.033. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3) Includes (i) 20,128,801 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 311,199 shares of common stock issuable upon exercise of common stock purchase warrants.

(4) Includes (i) 13,117,203 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 202,797 shares of common stock issuable upon exercise of common stock purchase warrants.

(5) Includes (i) 5,514,740 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 85,260 shares of common stock issuable upon exercise of common stock purchase warrants.

(6) Includes (i) 630,256 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 9,744 shares of common stock issuable upon exercise of common stock purchase warrants.

(7) Assumes that all securities registered will be sold.

TERMS OF SECURED CONVERTIBLE NOTES AND THE WARRANTS

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock.

The investors are obligated to provide us with the funds (gross proceeds) as follows:

•	$250,000 was disbursed on July 15, 2005;

•
$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

•	$1,000,000 will be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 will be disbursed within five days of the effectiveness of this prospectus.

The secured convertible notes bear interest at 8% per annum, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

•	$0.10; or
•	55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.10 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 135% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 150% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes in any month in which the current price of our common stock is below $0.065. Under the terms of the partial call option, we have the right to pay the outstanding principal amount of the secured convertible notes plus one-month's interest for that month, which will stay any conversions of the secured convertible notes by the holders for that month. The principal amount of the secured convertible notes to be repaid is determined by dividing the then outstanding principal amount of the notes by the maturity of the notes in months, or 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final $1,000,000. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;
•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;
•
The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

•	Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

•	Fail to pay the principal or interest when due;
•	Do not issue shares of common stock upon receipt of a conversion notice;
•	Fail to file a registration statement within 45 days after July 15, 2005 or fail to have the registration statement effective by November 11, 2005;
•	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;
•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;
•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

•
Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

•	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, and the investors shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

•
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

•
To operate our business using the collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.15 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the secured convertible notes issued pursuant to the Securities Purchase Agreement, dated July 15, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Confin International Investments (the "Selling Agent") acted as selling agent in connection with the offering. We will issue up an amount of warrants to the Selling Agent not to exceed the amount of warrants which the selling stockholders have been issued and the Selling Agent received gross fees of $260,000, representing 8% of the total gross proceeds received by us, as consideration for services performed in connection with the issuance of the secured convertible notes and warrants to the investors pursuant to the July 2005 Securities Purchase Agreement. Payment of both the cash and warrants is dependent on the future completion of the filing and effectiveness of this registration statement.

A complete copy of the Securities Purchase Agreements and related documents are incorporated by reference as exhibits to our Form SB-2 registration statement relating to this prospectus.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $3,250,000 of secured convertible notes on August 25, 2005, at a conversion price of $0.033, the number of shares issuable upon conversion would be:

$3,250,000/$0.033 = 98,484,849 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of August 24, 2005 of $0.08.

% Below Market	Price Per Share	With Discount at 45%	Number of Shares Issuable	% of Outstanding Stock

25%	$.06	$.033	98,484,848	33.34%
50%	$.04	$.022	147,727,273	42.86%
75%	$.02	$.011	295,454,545	60.01%

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Cacciamatta Accountancy Corporation, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2004 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Itronics Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

ITRONICS INC.

RECLAMATION CONSULTING AND APPLICATIONS, INC.

NOTES TO THE FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Itronics Inc.

We have audited the accompanying consolidated balance sheet of Itronics Inc. (a Texas corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Itronics Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2004, the Company has an accumulated deficit of $22,944,959, a negative working capital of $3,215,298, and a stockholders’ deficit balance of $2,564,270. The Company’s ability to continue as a going concern is contingent upon (a) future profitable operations and (b) the ability to generate sufficient cash to meet obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding this matter are described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Cacciamatta Accountancy Corporation

Irvine, California

May 19, 2005

ITRONICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

ASSETS

	2004	2003
CURRENT ASSETS
Cash	$5,180	$34,499
Accounts receivable, less allowance for doubtful accounts, 2004, $5,700; 2003, $5,700	188,805	96,384
Marketable securities, available for sale	26,180	413,240
Inventories	571,704	425,525
Prepaid expenses	142,509	53,073
Current portion of deferred loan fees	14,152	40,773

Total Current Assets	948,530	1,063,494

PROPERTY AND EQUIPMENT
Land	215,000	215,000
Building and improvements	1,167,315	1,167,315

Design and construction in progress, manufacturing facility	121,171	102,203
Equipment and furniture	2,071,998	1,861,917
Vehicles	133,028	133,028
Equipment under capital lease	1,096,104	1,076,687

	4,804,616	4,556,150
Less: Accumulated depreciation and amortization	1,670,668	1,383,307

	3,133,948	3,172,843
OTHER ASSETS
Intangibles less accumulated amortization 2004, $26,011; 2003, $25,963	8,435	8,483
Marketable securities, available for sale	-	120,000
Deferred loan fees, less current portion, less accumulated amortization 2004, $203,288; 2003, $162,056	34,502	49,113
Deposits	22,525	26,575

	65,462	204,171

	$4,147,940	$4,440,508

The accompanying notes are an integral part of these financial statements.

ITRONICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
REVENUES
Fertilizer	$1,019,789	$554,320
Photochemical recycling	301,609	327,306
Silver	101,531	55,287
Mining technical services	297,120	331,874

Total Revenues	1,720,049	1,268,787

COST OF SALES	1,687,753	1,428,640

Gross Profit (Loss)	32,296	(159,853)

OPERATING EXPENSES
Depreciation and amortization	325,404	336,738
Research and development	165,083	69,353
Sales and marketing	971,988	739,043
Delivery and warehousing	78,565	47,211
General and administrative	897,882	841,747

	2,438,922	2,034,092

Operating (Loss)	(2,406,626)	(2,193,945)

OTHER INCOME (EXPENSE)
Interest	(790,027)	(965,071)
Gain on sale of investments	168,937	449,606
Other	187,844	(42,881)

Total Other Income (Expense)	(433,246)	(558,346)

(Loss) before provision for income tax	(2,839,872)	(2,752,291)
Provision for income tax	-	-

Net Income(Loss)	(2,839,872)	(2,752,291)

Other comprehensive income
Unrealized gains on securities	(383,914)	132,693

Comprehensive Income (Loss)	$(3,223,786)	$(2,619,598)

Weighted average number of shares outstanding, basic and diluted	141,941,235	103,994,400

Earnings (Loss) per share, basic and diluted	$(0.020)	$(0.026)

The accompanying notes are an integral part of these financial statements.

ITRONICS INC. AND SUBSIDIARIES

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

DECEMBER 31, 2004 AND 2003

	2004	2003
CURRENT LIABILITIES
Accounts payable	$609,795	$517,989
Accrued management salaries	389,127	218,185
Accrued expenses	398,731	213,295
Insurance contracts payable	15,048	9,458
Interest payable	211,216	217,604
Current maturities of long-term debt	522,845	537,031
Current maturities of capital lease obligations	807,746	994,456
Current maturities of advances from stockholders	161,525	248,168
Current maturities of capital lease due stockholder	5,420	4,869
Current maturities of convertible notes and accrued interest	1,020,946	1,686,286
Other	21,429	27,056

Total Current Liabilities	4,163,828	4,674,397

LONG-TERM LIABILITIES
Long-term debt, less current maturities	97,022	123,059
Convertible promissory notes	1,517,000	2,376,100
Accrued interest, convertible notes	925,216	879,126
Capital lease obligations, less current maturities	-	75,391
Capital lease due stockholder, less current maturities	9,144	14,117

Total Long-Term Liabilities	2,548,382	3,467,793

Commitments and Contingencies	-	-

	6,712,210	8,142,190

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, par value $0.001 per share; authorized 999,500 shares; issued and outstanding 2004, 0 shares; 2003, 0 shares	-	-
Common stock, par value $0.001 per share; authorized 250,000,000 shares; issued and outstanding 2004, 164,863,938; 2003, 122,373,953	164,864	122,374
Additional paid-in capital	19,438,213	15,234,212
Accumulated deficit	(22,944,959)	(20,105,087)
Common stock to be issued	786,426	672,255
Accumulated other comprehensive income	(9,568)	374,346
Common stock options outstanding, net	754	218

	(2,564,270)	(3,701,682)

	$4,147,940	$4,440,508

The accompanying notes are an integral part of these financial statements.

ITRONICS INC. AND SUBSIDIARIES

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

DECEMBER 31, 2004 AND 2003

	2004	2003
CURRENT LIABILITIES
Accounts payable	$609,795	$517,989
Accrued management salaries	389,127	218,185
Accrued expenses	398,731	213,295
Insurance contracts payable	15,048	9,458
Interest payable	211,216	217,604
Current maturities of long-term debt	522,845	537,031
Current maturities of capital lease obligations	807,746	994,456
Current maturities of advances from stockholders	161,525	248,168
Current maturities of capital lease due stockholder	5,420	4,869
Current maturities of convertible notes and accrued interest	1,020,946	1,686,286
Other	21,429	27,056

Total Current Liabilities	4,163,828	4,674,397

LONG-TERM LIABILITIES
Long-term debt, less current maturities	97,022	123,059
Convertible promissory notes	1,517,000	2,376,100
Accrued interest, convertible notes	925,216	879,126
Capital lease obligations, less current maturities	-	75,391
Capital lease due stockholder, less current maturities	9,144	14,117

Total Long-Term Liabilities	2,548,382	3,467,793

Commitments and Contingencies	-	-

	6,712,210	8,142,190

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $0.001 per share;authorized 999,500 shares; issued and outstanding 2004, 0 shares; 2003, 0 shares	-	-
Common stock, par value $0.001 per share; authorized 250,000,000 shares; issued and outstanding 2004, 164,863,938; 2003, 122,373,953	164,864	122,374
Additional paid-in capital	19,438,213	15,234,212
Accumulated deficit	(22,944,959)	(20,105,087)
Common stock to be issued	786,426	672,255
Accumulated other comprehensive income	(9,568)	374,346
Common stock options outstanding, net	754	218

	(2,564,270)	(3,701,682)

	$4,147,940	$4,440,508

The accompanying notes are an integral part of these financial statements.

ITRONICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
REVENUES
Fertilizer	$1,019,789	$554,320
Photochemical recycling	301,609	327,306
Silver	101,531	55,287
Mining technical services	297,120	331,874

Total Revenues	1,720,049	1,268,787

COST OF SALES	1,687,753	1,428,640

Gross Profit (Loss)	32,296	(159,853)

OPERATING EXPENSES
Depreciation and amortization	325,404	336,738
Research and development	165,083	69,353
Sales and marketing	971,988	739,043
Delivery and warehousing	78,565	47,211
General and administrative	897,882	841,747

	2,438,922	2,034,092

Operating (Loss)	(2,406,626)	(2,193,945)

OTHER INCOME (EXPENSE)
Interest	(790,027)	(965,071)
Gain on sale of investments	168,937	449,606
Other	187,844	(42,881)

Total Other Income (Expense)	(433,246)	(558,346)

(Loss) before provision for income tax	(2,839,872)	(2,752,291)
Provision for income tax	-	-

Net Income(Loss)	(2,839,872)	(2,752,291)

Other comprehensive income
Unrealized gains on securities	(383,914)	132,693

Comprehensive Income (Loss)	$(3,223,786)	$(2,619,598)

Weighted average number of shares outstanding,
basic and diluted	141,941,235	103,994,400

Earnings (Loss) per share, basic and diluted	$(0.020)	$(0.026)

The accompanying notes are an integral part of these financial statements.

ITRONICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	COMMON STOCK
	NUMBER OF		ADDITIONAL		COMMON STOCK	OTHER	STOCK
	SHARES		PAID-IN	ACCUMULATED	TO BE	COMPREHENSIVE	OPTIONS,
	(1,000’s)	AMOUNT	CAPITAL	DEFICIT	ISSUED	INCOME	NET	TOTAL
Balance, Dec. 31, 2002	88,690	$88,690	$11,748,423	$(17,352,796)	$576,998	$241,653	$109,173	$(4,587,859)
Issue of common stock:
For cash	12,583	12,583	1,011,287	-	(15,000)	-	-	1,008,870
For services	7,808	7,808	891,576	-	233,395	-	-	1,132,779
For debt conversion	11,627	11,627	1,434,817	-	(13,863)	-	-	1,432,581
For asset acquisition	1,666	1,666	148,109	-	(109,275)	-	-	40,500
Net (loss) for the year ended Dec. 31, 2003	-	-	-	(2,752,291)	-	-	-	(2,752,291)
Other comprehensive income for the year ended Dec. 31, 2003	-	-	-	-	-	132,693	-	132,693
Common stock options outstanding	-	-	-	-	-	-	(108,955)	(108,955)

Balance, Dec. 31, 2003	122,374	122,374	15,234,212	(20,105,087)	672,255	374,346	218	(3,701,682)
Issue of common stock
For cash	12,983	12,983	1,095,018	-	(27,500)	-	-	1,080,501
For services	8,935	8,935	793,618	-	(16,292)	-	-	786,261
For debt conversion	18,311	18,311	2,128,152	-	157,963	-	-	2,304,426
For asset acquisition	2,261	2,261	187,213	-	-	-	-	189,474

Net (loss) for the year ended Dec. 31, 2004	-	-	-	(2,839,872)	-	-	-	(2,839,872)
Other comprehensive income for the year ended Dec. 31, 2004	-	-	-	-	-	(383,914)	-	(383,914)
Common stock options outstanding	-	-	-	-	-	-	536	536

Balance, Dec. 31, 2004	$164,864	$164,864	$19,438,213	$(22,944,959)	$786,426	$(9,568)	$754	$(2,564,270)

The accompanying notes are an integral part of these financial statements

ITRONICS INC, AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities
Net income (loss)	$(2,839,872)	$(2,752,291)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	325,404	336,738
Interest on convertible notes	483,868	606,754
Marketable securities received for services	(35,748)	(53,050)
Gains on investments	(168,937)	(449,604)
Gain on debt forgiveness	(187,814)	-
Other	-	20,395
Stock option compensation	536	(108,955)
Expenses paid with issuance of common stock:
Interest expense	94,299	109,362
Consulting expenses	281,643	225,976
Directors fees	3,450	4,125
Salaries	297,536	448,624
Operating expenses	5,000	76,492
(Increase) decrease in:
Trade accounts receivable	(92,421)	(8,160)
Inventories	(146,179)	(88,372)
Prepaid expenses, deposits and other	14,896	(20,415)
Increase (decrease) in:
Accounts payable	105,762	(12,593)
Accrued management salaries	170,942	39,157
Accrued expenses and contracts payable	269,785	(720)

Net cash used by operating activities	(1,417,850)	(1,626,537)

Cash flows from investing activities:
Acquisition of property and equipment	(56,756)	(47,837)
Acquisition of investments	-	(9,000)
Sale of investments	356,107	786,381

Net cash provided (used) by investing activities	299,351	729,544

Cash flows from financing activities:
Proceeds from sale of stock	1,080,501	1,008,870
Proceeds from stockholders/short-term debt	150,000	-
Account receivable factoring, net	13,224	38,005
Payments on debt	(154,545)	(172,584)

Net cash provided by financing activities	1,089,180	874,291

Net increase (decrease) in cash	(29,319)	(22,702)

Cash, beginning of year	34,499	57,201

Cash, end of year	$5,180	$34,499

The accompanying notes are an integral part of these financial statements.

 ITRONICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

(continued)

	2004	2003
Supplemental Disclosures of Cash Flow
Information:
Cash paid during the period for interest	$158,587	$164,423
Schedule of non-cash financing transactions:
Settlement of debt/accruals by issuance of common stock:
Accounts payable	27,178	118,194
Accrued management salaries	-	162,250
Convertible notes and accrued interest	1,962,219	1,420,471
Short-term debt and accrued interest due an officer/stockholder	315,029	12,110
Equipment financed with capital leases	2,236	31,008
Acquisition of assets by issuance of common stock:
Minority interest in American Gold & Silver Ltd.	-	40,500
Equipment	189,474	-
Officer/stockholder loan of marketable securities	28,276	-
Payment of short-term debt due an officer/stockholder with marketable securities	-	55,275

The accompanying notes are an integral part of these financial statements.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 1 - Summary of Significant Accounting Policies:

Company's Activities:

Itronics Inc., through its subsidiaries, (the Company) is involved in mining technical services, photochemical recycling and related silver recovery, and liquid fertilizer manufacturing.

Financial Statement Estimates and Assumptions:

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation:

The consolidated financial statements include the accounts of Itronics Inc. and its subsidiaries:

	2004	2003
	PERCENTAGE	PERCENTAGE
Whitney & Whitney, Inc.	100.00	100.00
Itronics Metallurgical, Inc.	100.00	100.00
Itronics California, Inc.	100.00	100.00
Nevada Hydrometallurgical Project (A Partnership)	92.50	92.50
American Hydromet (A Joint Venture)	82.53	82.53
American Gold & Silver (A Limited Partnership)	47.77	47.77

Whitney & Whitney, Inc. is the general partner for American Gold & Silver. As such, the Company has control over American Gold & Silver and has included it in its consolidation.

American Gold & Silver and Nevada Hydrometallurgical Project possess no material tangible assets or liabilities.

No amount for minority interests is reflected in the consolidated balance sheets as the equity of minority interests in the net losses exceed the carrying value of the minority interests.

No amount for minority interests is reflected in the consolidated statement of operations since losses applicable to the minority interest in each subsidiary exceed the minority interest in the equity capital of each subsidiary. As a result, losses applicable to the minority interest are charged against the majority interest. When future earnings materialize, the majority interest will be credited to the extent of such losses previously absorbed.

All significant intercompany accounts and transactions have been eliminated in the consolidation.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Revenue Accounting:

Revenue from sales of products are recorded when shipped. Product returns and allowances are nominal.

When the mining technical services segment of the Company is responsible for the procurement of materials and equipment, property, or subcontracts in its consulting business, it includes such amounts in both revenues and cost of sales. The amount of such pass-through costs included in both mining consulting revenues and cost of sales for the year ended December 31, 2004 and 2003 were $108,254 and $118,735, respectively.

Cash and Cash Equivalents:

At present, cash includes only deposits in checking and money market accounts and does not include any cash equivalents.

Accounts Receivable Allowance Account:

The Company uses the allowance method to account for uncollectible accounts receivable.

Inventories:

Inventory is determined utilizing the lower of cost or market value determined on the average cost valuation method and consists primarily of unprocessed silver bearing photochemicals, fertilizer raw materials and saleable fertilizer.

Following is a summary of finished goods, work in progress, and raw materials inventories as of December 31, 2004 and 2003:

	2004	2003
Finished goods	$63,615	$60,553
Work in progress	-	15,150
Raw materials	508,089	349,822

	$571,704	$425,525

Cost of the silver in solution inventory is the lesser of the actual cost, or 80% of the fair market value of the silver content of the photochemicals as determined by laboratory assays (See Note 14).

Property and Equipment:

Property and equipment are stated at cost. Depreciation is computed by accelerated and straight-line methods over five to forty years. Capital lease equipment is amortized using accelerated and straight-line methods over five to twenty years. Accumulated amortization on capital lease equipment is $474,340 and $376,996 at December 31, 2004 and 2003, respectively.

Repairs and maintenance are charged to operations as incurred.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Intangible Assets:

Intangible assets are amortized by the straight-line method over the following lives:

YEARS
Patents	17
Deferred loan fees	3-5

Estimated aggregate amortization expense for the succeeding five years is:

2005	$14,244
2006	3,949
2007	3,255
2008	3,255
2009	3,255

Research and Development:

Wages, benefits, rent, and other costs associated with ongoing research are expensed as research and development when incurred.

Advertising:

The Company advertises its products in various trade publications and general newspaper supplements. It also promotes the Company in various business publications, television, and internet media. Such advertising costs include the creative process, costs of production, and placement costs of the ads themselves. All advertising costs are expensed as incurred. Total advertising expense was $157,986 and $32,960 for the years ended December 31, 2004 and 2003, respectively.

Income Taxes:

The Company has accounted for income taxes to conform to the requirements of Statements of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the provisions of SFAS 109, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have already been recognized in the Company's financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Loss per Common Share:

Loss per common share is calculated based on the consolidated net loss for the period divided by the weighted average number of common shares outstanding during 2004 and 2003. Common stock equivalents are not included, as their effect would be antidilutive.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Common Stock:

The Company’s common shares have, subject to the provisions of any series of Preferred Stock, certain rights including one vote per share on a non-cumulative basis and a ratable portion of any dividends that may be declared by the Board of Directors. The Company may from time to time issue common shares that are restricted under Rule 144 of the Securities and Exchange Commission. Such restrictions require the shareholder to hold the shares for a minimum of one year before sale. In addition, officers, directors and more than 10% shareholders are further restricted in their ability to sell such shares.

NOTE 2 - Reclassification:

The prior year's financial statements have been reclassified, where necessary, to conform with the current year presentation.

NOTE 3 - Long-Term Debt:

Long-term debt at December 31, 2004 and 2003 is comprised of the following (all debt payments are applied to outstanding interest owed at date of payment prior to being applied to the principal balance). The carrying amount approximates fair value. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

	DECEMBER 31,
	2004	2003
Notes due to unrelated parties:
Notes payable secured by vehicles due at varying dates
through 2006. The monthly payments total $1,345,
including interest at 10.5% to 11.0% per annum.	$17,440	$33,584

Note payable secured by real property due May 2016.
Monthly payment is $6,601, including interest
at 12% per annum.	492,881	510,218

Financing contract secured by equipment due May 2006.
Monthly payment is $806, including interest at 17.99%	14,589	18,585

City of Reno Special Assessment District for road
and access improvements. Payable in 40 equal semi-
annual payments plus interest at 6% percent per annum.	94,957	97,703

Less current portion due within one year	(522,845)	(537,031)

Total long-term liabilities due to unrelated parties	$97,022	$123,059

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

	DECEMBER 31,
	2004	2003

Convertible Promissory Notes:
Three year convertible promissory notes due
November 2005 through February 2006, including
interest at 12% per annum. The notes and accrued
interest are convertible into the Company's
restricted common stock at $0.15 per share at
any time through November 18, 2005 and
February 16, 2006.	$47,000	$47,000

Three year convertible promissory notes due at
varying dates through February 2006, including
interest at 9% to 12% per annum. The notes and
accrued interest are convertible into the
Company’s restricted common stock at prices
ranging from $0.125 to $1.18 per share at any
time through February 2006.	1,570,000	1,645,000

Three year convertible promissory notes due at
varying dates through December 2004, including
interest at 12% per annum. The notes and accrued
interest are convertible into the Company’s
restricted common stock at prices ranging from
$0.10 to $0.15 per share at any time through
dates ranging from March to December 2004.	20,000	1,185,000

Three year convertible promissory notes due at
varying dates through September 2005, including
interest at 12% per annum. The notes and accrued
interest are convertible into the Company’s
restricted common stock at prices ranging from
$0.10 to $0.25 per share at any time through
dates ranging from January to September 2005.	606,100	774,100

Accrued interest on convertible promissory notes	1,220,062	1,290,412

Less current portion due within one year	(1,020,946)	(1,686,286)

Total Long Term Convertible Promissory Notes
and Accrued Interest	$2,442,216	$3,255,226

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

	DECEMBER 31,
	2004	2003
Loans from Stockholders/Related Transactions:

Advances from officer/stockholder. Due on demand, with interest accruing at 12% per annum.	$161,525	$248,168

	161,525	248,168
Less current portion due within one year	(161,525)	(248,168)

Total long-term liabilities due to stockholders	$-	$-

Long-term debt matures as follows:
	UNRELATED	CONVERTIBLE
YEAR	PARTIES	NOTES	STOCKHOLDERS
2005	$522,845	$1,020,946	$161,525
2006	8,023	2,442,216	-
2007	3,276	-	-
2008	3,475	-	-
2009	3,687	-	-
2010-2023	78,561	-	-

	$619,867	$3,463,162	$161,525

As discussed in Note 15, property taxes on the Company’s manufacturing facility are delinquent as of December 31, 2004 in the amount of $7,336 plus penalties and interest. Such delinquency in property tax payments is a default under terms of the deed of trust securing the mortgage on the property and the lender can demand payment in full and institute foreclosure proceedings. As required by U.S. Generally Accepted Accounting Principles, the entire principal balance of the note, amounting to $492,881 as of December 31, 2004, is included in current liabilities. The lender is aware of the situation and has not made a demand or taken any other action. In addition a financing contract on equipment, with a balance of $14,589, is in default and is included in current liabilities. The lender has referred the loan to an attorney, but no further action has been taken.

During 2003 the holders of the 2000 Series Convertible Promissory Notes were offered to extend the notes for three years in exchange for an increased interest rate to 12% and a reduction in conversion price to $0.125 per share. As of December 31, 2004 all but $80,000 of the notes and $44,475 of the accrued interest were extended. The un-extended notes and accrued interest are in default, but no action has been taken by the note holders.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 4 - Major Customers:

Fertilizer sales for the years ended December 31, 2004 and 2003 include $989,084 and $518,202, respectively, from one major customer, which represents 97% and 93%, respectively, of fertilizer sales for the years ended December 31, 2004 and 2003. Receivables from this major customer as of December 31, 2004 amounted to $58,094, which represents 77% of photochemical fertilizer accounts receivable. The customer is one of the largest fertilizer distribution companies in the country.

Photochemical recycling revenues for the year ended December 31, 2004 and 2003, respectively, include $-0- and $80,900 from one major customer under a Department of Defense contract. Photochemical recycling and silver refining revenues for the years ended December 31, 2004 and 2003 also include $201,291 and $116,693, respectively, from one major customer in the digital imaging and processing industry. The combined revenues from the one major customer represents 59% of 2004 photochemical recycling and silver refining revenues and the combined revenues for the two major customers was 60% of photochemical recycling and silver refining revenues for 2003.

Sales of silver bars, film, and processed bullion for the year ended December 31, 2004 includes $47,456 to three customers, which is 75% of such sales. Comparable sales for the year ended December 31, 2003 include $15,726 to two customers, which is 57% of such sales.

Technical services revenue (including pass through funds described in Note 1) for the year ended December 31, 2004 includes $224,039 and $32,816 from two major customers which represents 86% of technical services revenues. Technical services revenue (including pass through funds described in Note 1) for the year ended December 31, 2003 includes $146,893, $131,600, and $45,830 from three major customers which represents 98% of technical services revenues. Receivables from these major customers as of December 31, 2004 and 2003 amount to $101,281 and $21,210, which represents 85% and 73%, respectively, of consulting accounts receivable.

The Company's major technical services customers operate within the mining industry, both nationally and internationally. Due to the nature of the Company's operations, the major sources of revenues may change from year to year.

NOTE 5 - Income Taxes:

The following is a reconciliation of the federal statutory tax and tax rate to the Company's provision for taxes and its effective tax rate.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

	2004		2003
		PERCENT		PERCENT
		OF PRE-TAX		OF PRE-TAX
	AMOUNT	INCOME	AMOUNT	INCOME

Federal tax at statutory rate	$-	-%	$-	-%
Temporary differences, primarily bad debt and compensation related expenses	-	-%	-	-%
Non-deductible expenses	-	-%	-	-%
Utilization of NOL	-	-%	-	-%

Total Income Tax Expense	$-	0.0%	$-	0.0%

The Company's consolidated net operating loss available for carry-forward to offset future taxable income and tax liabilities for income tax reporting purposes expire as follows:

Net Operating
Year Ending December 31:	Loss
2005	$65,113
2006	430,403
2007	188,146
2008	113,253
2012	322,525
2018	377,944
2019	1,605,954
2020	3,254,375
2021	2,933,607
2022	2,496,744
2023	2,286,436
2024	2,208,740

$16,283,240

The Company's total deferred tax assets, and deferred tax asset valuation allowances at December 31, 2004 and 2003 are as follows:

	2004	2003

Total deferred tax assets	$5,682,993	$4,776,751
Less valuation allowance	(5,682,993)	(4,776,751)

Net deferred tax asset	$-	$-

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 6 - Stock Option and Purchase Plans:

In January 2000 the Company began a private placement of three year convertible notes to raise $2.5 million. The placement was completed in February 2000 and raised a total of $2,668,000. The notes and accrued interest are convertible to restricted Common Shares at varying dates through February 2006, with conversion prices ranging from $0.125 to $1.18. During 2003 the holders of these notes were offered to extend the notes for three years in exchange for an increased interest rate from 9% to 12% and a reduction in conversion price to $0.125 per share. All but $90,000 of the notes were extended. $75,000 in principal and $34,434 in accrued interest were converted to restricted common stock during 2004. $928,000 in principal and $340,450 in accrued interest were converted to restricted common stock during 2003.

In October 2000 the Company completed the registration of 10,000,000 common shares in connection with its agreement with Swartz Private Equity, LLC. (Swartz) to raise $15 million over three years. As part of the agreement, Swartz received a five year warrant for 2,400,000 shares at $0.55 per share and it received five year warrants for 331,033 shares based on the exercise of the Company’s put rights during 2001. The exercise price of these warrants range from $0.0825 to $0.308, but are subject to downward reset provisions. In February 2002 the agreement with Swartz was renegotiated and as part of the new agreement, Swartz was granted a five year warrant for 360,000 shares at an exercise price of $0.238.

In March 2001 the Company began a private placement of three year convertible notes. A total of $1,242,029 was raised in 2001. The notes and accrued interest at 12% compounded annually are convertible to restricted common shares at varying dates through December 2004, with conversion prices ranging from $0.10 to $0.15. $1,165,000 in principal and $471,492 in accrued interest were converted to restricted common stock during 2004. $57,029 in principal and $14,551 in accrued interest were converted to restricted common stock during 2003.

In January 2002 the Company began a private placement of three year convertible notes. A total of $844,100 was raised in 2002. The notes and accrued interest at 12% compounded annually are convertible to restricted common shares at varying dates through September 2005, with conversion prices ranging from $0.10 to $0.25. $168,000 in principal and $48,294 in accrued interest were converted to restricted common stock during 2004. $70,000 in principal and $10,442 in accrued interest were converted to restricted common stock during 2003.

In November 2002 the Company began a private placement of restricted common stock with an equal number of attached warrants. A total of $117,500 at $0.08 per share was raised in 2002. The warrants are for three years and are convertible into restricted common stock at $0.08 for the first year, $0.16 for the second year, and $0.24 for the third year.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

During 2003 the Company continued the private placement of restricted common stock with an equal number of attached warrants. A total of $703,500 at $0.08 per share was raised in 2003. The warrants are for three years and are convertible into restricted common stock at $0.08 during the first year, $0.16 during the second year, and $0.24 during the third year.

During 2003 three officer/employee/stockholders converted salary in arrears totaling $480,000, or a total of 6,000,000 restricted common shares, into the $0.08 per share private placement described above under the same terms and conditions, including an equal number of attached warrants, as described above. Of this amount, $317,500 was for salary previously converted to restricted common stock, but not issued to conserve the cash required to pay payroll taxes, and $162,500 was additional salary in arrears converted into restricted common stock. The shares remain un-issued as of the date of this report to conserve cash. Also during 2003 an officer/stockholder converted a total of $12,037 in short term debt and accrued interest into the private placement with the same terms and conditions as described above.

During 2004 the Company continued the private placement of restricted common stock with an equal number of attached warrants. Through May 2004 a total of $646,000 at prices ranging from $0.08 to $0.125 per share was raised. The warrants, totaling 3,924,500 shares, are for three years and are convertible into restricted common stock at prices ranging from $0.08 to $0.125 during the first year of the warrant period, double the respective amounts during the second year, and triple the respective amounts during the third year. In December 2004 a new private placement of restricted common shares was begun with an attached three year warrant for one half the number of shares acquired in the private placement. A total of $197,500 was raised in 2004 at $0.05 per share, which resulted in the issuance of warrants to acquire 1,975,000 restricted common shares. The exercise price of these warrants is $0.085 during the first year of the warrant period, double that amount during the second year, and triple that amount during the third year. In addition, an officer/stockholder converted $120,000 in loans to the Company into the private placement and received warrants to acquire 1,200,000 restricted common shares under the same terms and conditions as the other investors in the private placement.

The Company periodically grants compensatory options and warrants to acquire common shares to certain officers, directors, employees, and consultants of the Company. The options are exercisable at varying dates through 2014, except for 5,600,000 options granted to various officers and employees, which expire one year after the end of their employment. The number of outstanding compensatory options and warrants was 5,996,626 and 4,409,591 shares at December 31, 2004 and 2003, respectively, at prices ranging from $0.15 to $0.90.

Following is a summary of all warrant and option activity for the years ended December 31, 2004 and 2003.

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

	NUMBER OF SHARES
	2004	2003
Under option, beginning of year	60,907,607	35,618,794
Granted	12,558,586	39,125,973
Exercised	(21,484,760)	(13,483,260)
Expired	(87,965)	(353,900)

Under option, end of year	51,893,468	60,907,607

Average price for all options granted and exercised	$0.11	$0.12

Compensatory Stock Options:

Included in the above options and warrants are compensatory options granted to various employees and consultants during 2004 and 2003 to acquire 1,675,000 and 14,000 common shares, respectively. Of the options for 2004, 1,600,000 shares are exercisable any time up to twelve months after the end of the respective employee’s employment, 60,000 shares are exercisable at any time over three years from the date of grant, and 15,000 shares are exercisable at any time over ten years from the date of grant. All 2004 options are exercisable at $0.15 per share. Of the options for 2003, 12,000 shares are exercisable at any time over three years from the date of grant and 2,000 shares are exercisable at any time over ten years from the date of grant. The exercise prices are 2,000 shares at $0.50 and 12,000 shares at $0.90. The Company applies APB Opinion 25 in accounting for these stock options. Total option compensation expense, based on the fair market values of the stock on the grant dates, is $536 for December 31, 2004. For 2004, options for 87,965 shares from prior years expired. For 2003, options for 353,900 shares from prior years expired during the year, resulting in option compensation expense of $(108,955) and deferred compensation of $123.

If the Company were to apply the provisions of FASB Statement No. 123 to these options, using the fair value method, compensation expense would have been $61,575 and $96 for December 31, 2004 and 2003, respectively. Net loss and loss per share would have been impacted as follows:
	2004	2003
Net Income (Loss):
As reported	$(2,839,872)	$(2,752,291)

Adjustment for additional expense for fair value of options	(61,039)	(109,051)

Pro forma	$(2,900,911)	$(2,861,342)

Earnings (Loss) per share, basic and diluted
As reported	$(0.020)	$(0.026)

Pro forma, basic and diluted	$(0.020)	$(0.028)

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

The pro forma amounts were estimated for each quarter using the Black-Scholes option pricing model with the following assumptions for 2004 and 2003:

	2004	2003
Dividend yield	0%	0%
Risk-free interest rate	2.75% to 4.75%	3.38%
Expected life	3-10 years	3-10 years
Expected volatility	16.65% to 66.75%	42.71%

NOTE 7 - Common Stock to be Issued:

The following summarizes stock transactions commencing prior to December 31, with stock issued or to be issued subsequent to that date:

	2004	2003
Payment of salaries	$540,900	$526,375
Payment of consulting and operating fees	4,800	5,600
Payment of director fees	525	1,125
Payment of interest, employees	37,701	67,118
Payment of debt, officer/stockholder	170,000	12,037
Private placement for cash	32,500	60,000

	$786,426	$672,255

NOTE 8 - Accrued Expenses:

The following is the composition of accrued expenses as of December 31:

	2004	2003

Accrued vacation	$85,587	$70,339
Federal and state payroll taxes	219,899	33,366
Sales tax	245	16,590
Audit and annual meeting costs	93,000	93,000

	$398,731	$213,295

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 9 - Other Comprehensive Income

Following are the components of Other Comprehensive Income:

	Year Ended December 31,
	2004	2003

Unrealized holding gains (losses)
arising during the period	$9,109	$360,289

Reclassification adjustment	(393,023)	(227,596)

Other Comprehensive Income	$(383,914)	$132,693

NOTE 10 - Related Party Transactions:

Promissory notes are held by stockholders at December 31, 2004 and 2003 (see Note 3 for terms). $389,127 and $218,185 of the accrued management salaries as of December 31, 2004 and 2003, respectively, is for salary in arrears due to several officer/stockholders and employee/stockholders. In addition, salary in arrears of $523,800 and $515,100 for 2004 and 2003, respectively, are included in stock to be issued at the respective year ends. These amounts represent the portion of salaries earned but unpaid that the officers/employees/stockholders have agreed to accept in the Company’s common stock. The number of shares to be issued are 6,488,021 and 6,220,624 for 2004 and 2003, respectively. Issuance of the stock is pending sufficient cash available to pay the related federal withholding taxes. Interest accrued at 12% per annum on salaries due officer and employee/stockholders amounted to $97,869 and $113,233, respectively, in 2004 and 2003. Of these amounts, $94,299 and $109,290 for 2004 and 2003, respectively, were paid (or will be paid) by issuance of 990,187 and 808,092 shares of restricted common stock.

Interest expense on related party loans amounted to $31,396 and $37,030 for the years ended December 31, 2004 and 2003, respectively. Accrued interest on related party loans totaled $35,082 and $66,081 at December 31, 2004 and 2003, respectively.

After approval from the Company's Board of Directors, in March 1999 the Company's subsidiary, WWI, agreed to provide technical services to Golden Phoenix Minerals, Inc. (GPXM), a junior mine exploration and development company whose common shares trade on the OTC Bulletin Board. Services were billed monthly and WWI received a combination of GPXM common stock, SEC Rule 144 restricted common stock, and cash. Separately, Dr. Whitney personally agreed to acquire up to 10,000,000 common shares of GPXM at $0.10 per share, making him beneficial owner of more than ten percent of GPXM. Any unexercised options under this arrangement can be assigned to WWI. Dr. Whitney is a principal in a group that controls the mining claims underlying one of GPXM's principal exploration and development properties. At December 31, 2004 WWI owned 123,198 restricted GPXM shares. At December 31,

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

2003 WWI owned 736,442 restricted GPXM shares. The initial Rule 144 one year period for resale began in April 2000, and continues monthly thereafter. Total revenue from GPXM for 2004 and 2003 was $224,039 and $146,893, respectively. A total of $101,281 and $13,707 is included in accounts receivable at December 31, 2004 and 2003, respectively. At December 31, 2004, the average bid/asked price for GPXM common was $0.213, resulting in a value of shares held on that date of $26,180. Included in the GPXM shares held at December 31, 2003 and 2002 are 300,000 and 1,050,000 restricted common shares, respectively, that were acquired by WWI purchasing $0.10 options from Dr. Whitney and subsequently exercising the options by offsetting accounts receivable due it from GPXM. The purchase price of the options was $109,275, which was determined at 85% of fair market value of the then current trading price of GPXM, less the $0.10 option price. This valuation method is under the same terms that WWI uses to accept GPXM restricted common shares for its monthly services. Dr. Whitney accepted Company restricted common shares in the 2002 Equity Private Placement as payment for the options, which amounted to 1,365,938 shares plus an equal number of warrants with conversion prices ranging from $0.08 to $0.24 per share. The total cost to WWI of these GPXM shares was $214,275 and the market value at December 31, 2002 was $241,500. The 300,000 shares held at December 31, 2003 were valued at $135,750 and had a cost of $70,650.

During 2004 Dr. Whitney loaned WWI 103,765 shares of GPXM stock at a value of $28,276 The loaned shares were sold by WWI for $25,097, for a realized loss of $3,179. The loan was repaid in 2004 by conversion into the Company’s restricted common stock when Dr. Whitney exercised warrants he acquired in 2003. During the first quarter of 2002 Dr. Whitney loaned WWI 600,000 shares of GPXM stock at a value of $105,000. The loaned shares were sold by WWI for $83,045, for a realized loss of $21,955. In 2002, WWI repaid 416,463 of the GPXM shares out of shares owned by it at a value of $72,881 and a realized gain of $35,587. During 2003 the remaining balance of the loan and accrued interest was paid by a combination of 87,283 GPXM shares, 250,000 shares of other marketable securities, and 150,461 Company restricted common shares. The portion of the loan paid in Company shares was converted into the $0.08 per share Private Placement under the same terms and conditions as other investors, including an equal number of three year warrants. WWI realized a net gain of $19,369 on the transaction.

During 2003 WWI’s lease of a vehicle utilized by Dr. Whitney was completed. Dr. Whitney purchased the vehicle by financing it through a commercial lender. The purchase price was $21,741 and the monthly payment for four years is $531. WWI is leasing the vehicle from Dr. Whitney by making the monthly payments to the commercial lender and will acquire ownership of the vehicle when the loan is paid in full.

For related party transactions subsequent to December 31, 2004, see Note 16.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 11 - Lease Commitments and Rent Expense:

0perating Leases:

The Company leases its corporate office facility under a non-cancelable agreement which expires June 30, 2005. Monthly payments are $4,912.

A wholly owned subsidiary of the Company, IMI, leases storage facilities on a month-to-month basis and, therefore, no long-term binding contractual obligation exists with regards to minimum lease payments. The monthly rent payment is $1,000.

A wholly owned subsidiary of the Company, WWI, is committed under a non-cancelable agreement for the use of office space which expires July 31, 2006. The monthly lease payment totals $2,430.

Future minimum rental commitments at December 31, 2004, under these operating lease agreements are due as follows:

2005	$58,632
2006	17,010
2007	-
2008	-

$75,642

Total rental expense included in the statements of operations for the years ended December 31, 2004 and 2003 is $99,981 and $105,867, respectively.

Capital Leases:

At varying dates in 1999 the Company's subsidiaries, WWI and IMI, entered into leases to finance the equipment for the manufacturing facility in Reno/Stead, Nevada and for computer equipment. The leases totaled $987,315. Of this amount $408,788 was received in cash, of which $65,033 was in connection with two sale/leaseback transactions of computer and office equipment. The lease periods range from three to five years, and the total monthly lease payments are $24,192. With the exception of two leases, all have buyout options for $1 at the end of the lease. The remaining two leases have buyout provisions totaling $9,667.

At varying dates in 2000 the Company and its subsidiaries entered into leases primarily for financing purposes. The leases totaled $543,832, of which $437,636 was received in cash. The lease periods range from three to five years, and the total monthly lease payments are $13,737. All the leases have buyout options for $1 at the end of the lease.

At varying dates in 2001 the Company and its subsidiaries entered into leases both for new plant equipment and for financing purposes. The leases totaled $288,881, of which $192,282 was received in cash. The lease periods

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

range from four to five years, and the total monthly lease payments are $7,413. All the leases have buyout options for $1 at the end of the lease, with the exception of one lease which has a fair market value purchase option at the end of the lease, which is anticipated to be a nominal amount.

At varying dates in 2002 the Company and its subsidiaries entered into leases for new plant and office equipment. The leases totaled $209,502. The lease periods range from three to five years, and the total monthly lease payments are $2,914. All the leases have buyout options for $1 at the end of the lease.

At varying dates in 2003 the Company and its subsidiaries entered into leases for automotive and office equipment. The leases totaled $31,008. The lease periods are for four years, and the total monthly lease payments are $807. All the leases have buyout options for $1 at the end of the lease.

In January 2004 the Company and its subsidiaries entered into a lease for office equipment. The lease totaled $2,236, with a lease period of four years, and total monthly lease payments of $66. The lease has a buyout option for $1 at the end of the lease.

As of December 31, 2004 lease payments totaling $741,597 were in arrears. As required by U.S. Generally Accepted Accounting Principles, the principal balance of the leases that are in default are classified as a current liability. Some of the lessors have filed suit to recover the amounts due under the leases. The present status of these actions is discussed in Note 15. The Company is making ongoing payment arrangements with these and the other lessors to avoid action that may be adverse to the Company.

All of the above described leases are secured by the equipment acquired or financed under the lease.

Future minimum lease commitments at December 31, 2004 are due as follows:

	Unrelated	Related
	Parties	Party
2005	$974,123	$6,370
2006	-	6,370
2007	-	2,655
2008	-	-
2009	-	-
	974,123	15,395
Less: amounts representing interest	(166,377)	(831)

	$807,746	$14,564

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 12 - Business Segments:

The Company and its subsidiaries operate primarily in two business segments as identified in Note 1. The following defines business segment activities:

Photochemical Fertilizer:     Photochemical recycling,

                                                Silver recovery,

                                                Fertilizer production and

                                                Sales

Mining Technical Services:    Mining industry services

The photochemical fertilizer segment operates principally in Northern Nevada and Southern California and, to a lesser extent, Northern California. The primary source of revenue for this segment is from the pick-up and processing of photochemicals, recovery of silver therefrom, and sales of GOLD’n GRO fertilizer products. The customer base is diverse and includes organizations in the photo-processing, printing, x-ray and medical fields. Fertilizer sales are concentrated in the same geographic markets and the customer base is principally in commercial markets, including golf courses, turf farms, and specialty agriculture which includes vegetables, fruit and nut trees, and wine and table grapes.

The mining technical services segment performs its services primarily out of the Company's Reno, Nevada offices, but its source of clients is not limited to organizations based locally. It has served both national and international clients in the past. As discussed in Note 4, at present the segment is serving primarily two clients in the gold mining industry, who have several operations in different areas of the United States.

The Company measures segment performance based on net income or loss. At present there are no intercompany revenues. Costs benefiting both segments are incurred by both the Company and by Whitney & Whitney, Inc. Such costs are allocated to each segment based on the estimated benefits to the segment. General and administrative costs incurred by the Company that have no other rational basis for allocation are divided evenly between the segments. Cost allocation percentages are reviewed annually and are adjusted based on expected business conditions for the year.

Reconciliation of segment revenues, cost of sales, gross profit (loss), operating income (loss), other income (loss) and net income (loss) to the respective consolidated amounts follows:

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

	2004	2003
Revenues
Photochemical Fertilizer	$1,422,929	$936,913
Mining Technical Services	297,120	331,874

Consolidated Revenues	$1,720,049	$1,268,787

Cost of Sales
Photochemical Fertilizer	$1,457,616	$1,119,831
Mining Technical Services	230,137	308,809

Consolidated Cost of Sales	$1,687,753	$1,428,640

Gross Profit (Loss)
Photochemical Fertilizer	$(34,687)	$(182,918)
Mining Technical Services	66,983	23,065

Consolidated Gross Profit (Loss)	$32,296	$(159,853)

Operating Income (Loss)
Photochemical Fertilizer	$(2,024,481)	$(1,834,621)
Mining Technical Services	(382,145)	(359,324)

Consolidated Operating Income (Loss)	$(2,406,626)	$(2,193,945)
Other Income (Expense)
Photochemical Fertilizer	$(602,213)	$(1,014,821)
Mining Technical Services	168,967	456,475

Consolidated Other Income (Expense)	$(433,246)	$(558,346)

Net Income (Loss)
Photochemical Fertilizer	$(2,626,694)	$(2,849,442)
Mining Technical Services	(213,178)	97,151

Consolidated Net Income (Loss) before taxes	$(2,839,872)	$(2,752,291)

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Other segment information:	2004	2003
Capital expenditures by business segment:
Photochemical Fertilizer	$243,989	$46,419
Mining Technical Services	4,477	32,426

Consolidated Capital Expenditures	$248,466	$78,845

Depreciation and amortization expense by business segment:
Photochemical Fertilizer
Depreciation	$173,555	$175,568
Amortization	119,324	120,952

	292,879	296,520
Mining Technical Services
Depreciation	16,462	19,188
Amortization	16,064	21,030

	32,525	40,218

Consolidated Depreciation and Amortization	$325,404	$336,738

General and administrative expenses of $153,887 and $179,761 incurred by Itronics Inc. were equally divided between the two segments for 2004 and 2003, respectively.

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

Identifiable assets by business segment (net of accumulated depreciation, accumulated amortization, and allowance for doubtful accounts):

	2004		2003
	PHOTO-	MINING	PHOTO-	MINING
	CHEMICAL	TECHNICAL	CHEMICAL	TECHNICAL
	FERTILIZER	SERVICES	FERTILIZER	SERVICES
ASSET DESCRIPTION
Current Assets
Cash	$4,370	$420	$6,249	$25,753
Accounts receivable, net	73,339	115,466	71,197	25,187
Marketable securities	-	26,180	-	413,240
Inventories	569,878	1,826	423,699	1,826
Deferred loan fees, current	14,152	-	36,234	4,539
Prepaid expenses	23,015	13,711	39,371	3,049

	684,754	157,603	576,750	473,594
Property and Equipment, net
Land	215,000	-	215,000	-
Building and improvements	1,026,356	-	1,058,798	-
Construction in progress, manufacturing facility	121,171	-	102,203	-
Equipment	1,116,920	25,601	1,021,596	54,054
Vehicles	7,136	-	21,501	-
Equipment under capital lease	524,166	96,741	571,949	125,170

	3,010,749	122,342	2,991,047	179,224

Other Assets, net
Patents, trademarks, and other	8,435	-	8,483	-
Marketable securities	-	-	-	120,000
Inter-company investments/loans	-	1,234,257	-	1,782,550
Deposits	9,760	12,567	11,180	15,197
Deferred loan fees	34,502	-	49,113	-

	52,697	1,246,824	68,776	1,917,747

	$3,748,200	$1,526,769	$3,636,573	$2,570,565

Reconciliation of segment assets to consolidated assets:
	2004	2003

Total Assets:
Photochemical Fertilizer	$3,748,200	$3,636,573
Mining Technical Services	1,526,769	2,570,565

Total Segment Assets	5,274,969	6,207,138

Itronics Inc. assets	22,504,867	20,587,504
Less: inter-company elimination	(23,631,896)	(22,354,134)

Consolidated Assets	$4,147,940	$4,440,508

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 13 - Going Concern:

The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and its subsidiaries have reported recurring losses from operations, including a net loss of $2,839,872 during the year ended December 31, 2004, a negative working capital of $3,215,298, and a stockholders’ deficit balance of $2,564,270 as of December 31, 2004. These factors indicate the Company and its subsidiaries' ability to continue in existence is dependent upon their ability to obtain additional long-term debt and/or equity financing and achieve profitable operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and its subsidiaries be unable to continue in existence.

Prior to acquiring Whitney & Whitney, Inc. in 1988, the Company registered 1,777,000 common shares for public offering. Due to security law changes immediately subsequent to the offering, the offering did not raise sufficient equity capital to complete the Company's business plan. In order to solve the Company's liquidity problems, management implemented a plan of obtaining equity through private placements of common shares, convertible debt, conversion of debt to common shares, and payment of consulting and other labor services with common shares.

In addition to continuing the above described efforts, development of the technology necessary to manufacture fertilizer from photochemicals has been completed. In March 1998 the Company’s subsidiary, Itronics Metallurgical, Inc., signed a definitive manufacturing and distribution agreement with Western Farm Services, Inc. (WFS). The agreement gives WFS the exclusive license and right to manufacture and market the GOLD’n GRO line of fertilizer products in the states of Arizona, California, Hawaii, Idaho, Oregon and Washington. The agreement is for five years, with five year renewal options. In March 2003 the companies entered the second five year term of the agreement.

A summary of the results of efforts to raise funds through various private placements over the last several years is presented in Note 6.

NOTE 14 - Off-Balance Sheet Risks and Concentration of Credit Risk:

The Company occasionally maintains bank deposits in excess of federally insured limits. The Company’s risk is managed by maintaining its accounts in one of the top five largest banks in the country.

As of December 31, 2004, a significant portion of the Company's accounts receivable is concentrated with one fertilizer distribution company. This concentration of credit risk is somewhat mitigated due to the fact that the distribution company is one of the largest fertilizer distribution companies in the country.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Increase or decrease in photochemical recycling service and silver extraction revenues has a direct relationship with federal, state, and local regulations and enforcement of said regulations. Fertilizer revenues could be impacted by crop cycles, seasonal variations, and weather patterns.

The ability to recognize a net profit from silver recovery sales is based on the fair market value of silver (Handy & Harmon five day average) at the time the photochemicals are obtained versus the fair market value of silver when recovered silver is sold. Most customers are given an 80% silver credit against recycling services based on the content of silver in the photochemicals. If the fair market value of silver declines, the possibility exists that the 80% credit, plus operating costs associated with the silver extraction, could exceed the revenues generated at the time the silver is sold.

Management's long term plan to reduce the market risk of silver is to increase the volume of photochemicals and the resultant silver recovery, and then to implement a hedging program in which silver will be sold forward, thereby matching the price to be received to the price paid to the Company's customers.

As a handler of photochemical materials, and a seller of liquid fertilizers, the Company is subject to various federal, state, and local environmental, safety, and hazardous waste regulations and state fertilizer registration requirements. The Company believes that its policies and procedures for handling hazardous wastes are in compliance with the applicable laws and regulations and are consistent with industry standards. Costs for these compliance activities are expensed as incurred. As the Company's photochemical fertilizer business expands, the various laws and regulations that are applicable to the Company's activities will change. During 1996, the Company received concurrence from the State of Nevada environmental officials that the Company's photochemical fertilizer process meets the existing requirements for exemption from all environmental regulations, except toxic metal content standards, and with the exception that certain presently conducted lab analyses of the photochemicals will continue to be required. Certain of the Company's large scale customers presently meet the exemption requirements. Now that all the photochemicals are utilized in the fertilizer or other commercial products, all the Company's customers are arguably exempt.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 15 - Legal Proceedings

In August 2002 a supplier of equipment for the Stead manufacturing plant filed suit against the Company and its subsidiary, Itronics Metallurgical, Inc. (IMI) in Johnson County, Indiana for the unpaid amount of $64,234 plus attorney’s fees and court costs. On October 1, 2002 the plaintiff received a default judgment awarding the $64,234 plus $1,500 attorney’s fees plus 8% interest. On November 5, 2002 the plaintiff filed a "Notice of Filing of Foreign Judgment" in Washoe County, Nevada and has received the judgment. In December 2003 a settlement agreement was accepted that required a $10,000 payment in December 2003 plus monthly payment of $5,161 over twelve months in 2004. Payments are delinquent as of December 31, 2004. In February 2005 the plaintiff received approximately $6,700 by levying three of the Company’s bank accounts. No further collection action has been taken.

As of December 31, 2004 a total of nine lawsuits filed in 2003 and prior remain outstanding against the Company’s subsidiaries by various equipment lessors. Five of the suits were filed in Washoe County, Nevada, two in Cook County, Illinois, one in Los Angeles County, California, and one in Oakland County, Michigan. Three additional suits covering six leases were filed in Washoe County, Nevada in 2004. The suits seek a total of $839,934 plus attorneys fees and other costs. Six of these suits, seeking a total of $306,990 plus costs, were settled by restructuring the leases, signing stipulated judgments and agreeing to pay total payments of $258,390. Monthly payments on the settlements total $12,935 and are paid over various periods ranging from 18 to 31 months. If the restructured leases are defaulted, judgments for the original claimed amounts can be entered and further collection action, including repossession of the secured equipment, can be taken. Payments on five of the restructured leases are in default, but no additional collection action has been taken. Of the six remaining unsettled suits, three have received judgments, of which one has filed for a debtors examination which was to occur in April 2005. The Company has agreed to payment terms on that lease and the examination has been stayed until June 2005. Legal counsel is actively negotiating two of the unsettled suits. No further action has occurred on the other unsettled suit.

In February 2003 a trade creditor filed suit against the Company in Washoe County, Nevada seeking a total of $85,525 plus attorney fees and other costs. A default judgment was entered in May 2003. No further collection action has occurred on this claim.

As of December 31, 2004 the Company’s subsidiaries were delinquent on approximately $206,200 in federal payroll taxes. The Company engaged a consultant to assist in working with the IRS to formulate a payment plan. A plan was negotiated to pay specified portions of the liability on or before January 31, 2005 and on the fifteenth of each month beginning March 15, 2005 until paid off on May 15, 2005. The Company made the required payments in January and March 2005, and paid a total of $115,586, but did not make the subsequent payments as they became due. The Company has received final notice, notice of intent to levy, on the subsidiaries IMI and ICI for a total amount

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

due of $93,273. The notices are dated May 12, 2005. They indicate the Company has 30 days from that date to pay the tax, make alternative payment arrangements, or request appeals consideration. After the 30 days, the IRS may seize Company property to satisfy the debt. The IRS may also file federal tax liens for the amounts due at any time. Successful completion of a payment plan is dependent on future financing as more fully discussed in the Working Capital/Liquidity section of Management’s Discussion and Analysis or Plan of Operations.

Successful settlement of the above claims is dependent on additional financing, which is being actively pursued.

NOTE 16 - Subsequent Events:

The following summarizes common stock issued from January 1, 2005 through May 19, 2005 and common stock to be issued as of March 31, 2005 :
	ISSUED		TO BE ISSUED
	SHARES	AMOUNT	SHARES	AMOUNT
Labor and consulting services	3,770,790	$276,670	6,792,940	$548,140
Director fees	12,500	1,025	5,000	500
Interest on deferred salaries	191,864	12,726	630,475	53,030
Loan conversions-officer	3,025,000	170,000	-	-
Convertible notes payable converted	8,193,081	835,230	-	-
Private placement for cash	11,850,000	592,500	-	-
Acquisition of GOLD’n GRO Guardian	1,000,000	71,500	-	-

	28,043,235	$1,959,651	7,428,415	$601,670

$583,030 in salary and interest remains unissued as of the May 19, 2005 to conserve cash otherwise needed to pay payroll taxes.

ITRONICS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

NOTE 17 - Earnings (Loss) Per Share:

Following is a reconciliation of Net Income (Loss) and Weighted average number of shares outstanding, in the computation of earnings (loss) per share (EPS) for the years ended December 31, 2004 and 2003.

	2004	2003
Net Income (Loss)	$(2,839,872)	$(2,752,291)
Less: Preferred stock dividends	-	-

Basic EPS income (loss) available to
common stockholders	$(2,839,872)	$(2,752,291)

Weighted average number of shares outstanding	141,941,235	103,994,400

Common equivalent shares	-	-

	141,941,235	103,994,400

Per share amount	$(0.020)	$(0.026)

Warrants, options, and shares to be issued, totaling 62,953,132 and 68,633,857 shares as of December 31, 2004 and 2003, respectively, would dilute future EPS. No diluted EPS is presented as the effect of including these shares is antidilutive.

ITRONICS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2005 AND DECEMBER 31, 2004
(UNAUDITED)

ASSETS

	June 30,	December 31,
	2005	2004
CURRENT ASSETS
Cash	$-	$5,180
Accounts receivable, less allowance for
doubtful accounts, 2005, $5,700; 2004, $5,700	152,035	188,805
Marketable securities, available for sale	112,004	26,180
Inventories	583,488	571,704
Prepaid expenses	120,135	142,509
Current portion of deferred loan fees	14,752	14,152

Total Current Assets	982,414	948,530

PROPERTY AND EQUIPMENT
Land	215,000	215,000
Building and improvements	1,167,315	1,167,315
Design and construction in progress,
manufacturing facility	136,921	121,171
Equipment and furniture	2,077,587	2,071,998
Vehicles	133,028	133,028
Equipment under capital lease	1,096,104	1,096,104

	4,825,955	4,804,616
Less: Accumulated depreciation and amortization	1,794,154	1,670,668

	3,031,801	3,133,948
OTHER ASSETS
Intangibles, net of amortization	79,911	8,435
Deferred loan fees, less current portion, net of
amortization	31,528	34,502
Deposits	22,525	22,525

	133,964	65,462

	$4,148,179	$4,147,940

See Notes to Condensed Consolidated Financial Statements LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

	June 30,	December 31,
	2005	2004
CURRENT LIABILITIES
Bank overdraft	$30,208	$-
Accounts payable	590,709	558,566
Account receivable and inventory factoring	144,310	51,229
Accrued management salaries	528,799	389,127
Accrued expenses	322,083	398,731
Insurance contracts payable	34,327	15,048
Interest payable	277,080	211,216
Current maturities of long-term debt	179,222	522,845
Current maturities of capital lease obligations	768,723	807,746
Current maturities of advances from an officer/stockholder	246,525	161,525
Current maturities of capital lease due stockholder	5,600	5,420
Current maturities of convertible notes and accrued interest	2,760,504	1,020,946
Other	30,679	21,429

Total Current Liabilities	5,918,769	4,163,828

LONG-TERM LIABILITIES
Long-term debt, less current maturities	549,735	97,022
Convertible promissory notes, less current maturities	-	1,517,000
Accrued interest, convertible notes, less current maturities	-	925,216
Capital lease obligation, shareholder, less current maturities	6,326	9,144

Total Long-Term Liabilities	556,061	2,548,382

	6,474,830	6,712,210

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $0.001 per share;
authorized 999,500 shares, issued and outstanding
2005, 0 shares; 2004, 0 shares	-	-
Common stock, par value $0.001 per share;
authorized 250,000,000 shares, issued and outstanding,
194,339,788 at June 30, 2005; 164,863,938 at
December 31, 2004	194,340	164,864
Additional paid-in capital	21,475,837	19,438,213
Accumulated deficit	(24,677,953)	(22,944,959)
Common stock to be issued	663,242	786,426
Accumulated other comprehensive income (loss)	(19,642)	(9,568)
Common stock options outstanding, net	37,525	754

	(2,326,651)	(2,564,270)

	$4,148,179	$4,147,940

See Notes to Condensed Consolidated Financial Statements

ITRONICS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
REVENUES
Fertilizer	$484,664	$476,910	$695,898	$706,389
Photochemical recycling	19,888	75,084	42,069	129,643
Silver	19,115	21,517	45,874	64,475
Mining technical services	33,661	52,659	83,460	132,503

Total Revenues	557,328	626,170	867,301	1,033,010

COST OF SALES	546,658	588,598	897,766	1,029,171

Gross Profit (Loss)	10,670	37,572	(30,465)	3,839

OPERATING EXPENSES
Depreciation and amortization	65,442	79,338	130,884	157,449
Research and development	52,920	27,808	133,656	48,911
Sales and marketing	244,434	269,122	525,271	483,407
Delivery and warehousing	34,908	34,275	52,991	51,881
General and administrative	225,934	249,425	485,569	462,200

Total Operating Expenses	623,638	659,968	1,328,371	1,203,848

Operating (Loss)	(612,968)	(622,396)	(1,358,836)	(1,200,009)

OTHER INCOME (EXPENSE)
Interest expense	(201,722)	(202,325)	(365,774)	(411,095)
Gain (loss) on sale of investments	(6,431)	22,044	(10,116)	97,802
Other	1,732	5	1,732	13

Total Other Income (Expense)	(206,421)	(180,276)	(374,158)	(313,280)

Income (Loss) before provision for income tax	(819,389)	(802,672)	(1,732,994)	(1,513,289)
Provision for income tax	-	-	-	-

Net Income(Loss)	(819,389)	(802,672)	(1,732,994)	(1,513,289)

Other comprehensive income (loss)
Unrealized gains (losses) on securities	(1,192)	(105,099)	(10,074)	(289,853)

Comprehensive Income (Loss)	$(820,581)	$(907,771)	$(1,743,068)	$(1,803,142)

Weighted average number of shares
Outstanding (1,000’s)	192,661	137,761	183,628	132,651
Earnings (Loss) per share, basic
and diluted	$(0.004)	$(0.006)	$(0.009)	$(0.011)

See Notes to Condensed Consolidated Financial Statements

ITRONICS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(UNAUDITED)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities
Net income (loss)	$(1,732,994)	$(1,513,289)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	130,884	157,449
Interest on convertible notes	180,038	261,411
Marketable securities received for services	(116,193)	(15,256)
(Gain) Loss on investments	10,116	(97,802)
Stock option compensation	37,112	123
Other	(1,725)	-
Expenses paid with issuance of common stock	429,453	310,925
(Increase) decrease in:
Trade accounts receivable	36,770	(71,142)
Inventories	(11,784)	(104,371)
Prepaid expenses and deposits	(15,295)	1,805
Increase (decrease) in:
Accounts payable	43,990	77,479
Accrued management salaries	139,672	52,431
Accrued expenses and contracts payable	(48,119)	58,077
Accrued interest	65,864	16,358

Net cash used by operating activities	(852,211)	(865,802)

Cash flows from investing activities:
Acquisition of property and equipment	(5,589)	(8,922)
Acquisition of intangibles	(5,000)	-
Proceeds from sale of investments	10,177	223,139

Net cash provided (used) by investing activities	(412)	214,217

Cash flows from financing activities:
Proceeds from sale of stock	570,000	712,000
Proceeds from debt, stockholder	90,000	-
Proceeds from short term debt, unrelated	125,000	-
Proceeds from receivable/inventory factoring, net	93,081	38,641
Payments on debt	(60,846)	(112,080)

Net cash provided by financing activities	817,235	638,561

Net increase (decrease) in cash	(35,388)	(13,024)

Cash, beginning of period	5,180	34,499

Cash, end of period	$(30,208)	$21,475

See Notes to Condensed Consolidated Financial Statements

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(UNAUDITED)

1. The unaudited condensed consolidated financial statements presented herein have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and disclosures required by U.S. Generally Accepted Accounting Principles. Therefore, these financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's Form 10-KSB for the year ended December 31, 2004. These financial statements reflect all adjustments that are, in the opinion of management, necessary to fairly state the results for the interim periods reported. Certain amounts from the prior period have been reclassified to be consistent with the current period presentation.

2. The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and its subsidiaries have reported recurring losses from operations, including a net loss of $1,732,994 during the six months ended June 30, 2005, a working capital deficit of $4,936,355, and a stockholders’ deficit balance of $2,326,651 as of June 30, 2005. These factors indicate the Company and its subsidiaries' ability to continue in existence is dependent upon their ability to obtain additional long-term debt and/or equity financing and achieve profitable operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and its subsidiaries be unable to continue in existence. The results of operations for the six months ended June 30, 2005 were affected by rainy weather in California and are not necessarily indicative of the results to be expected for the full year.

3. A Private Placement of restricted stock with attached three year warrants was closed in June 2005. Terms of the Placement included an offering price of $0.05 per share, plus an attached three year warrant for one half the number of shares with an exercise price of $0.085 for the first year, double that amount for the second year, and triple that amount for the third year. During the six months ended June 30, 2005 $570,000 was received from this private placement.

4. In June 2005 the Company obtained short term financing totaling $125,000. Subsequent to June 30, 2005, the Company arranged convertible debt financing from four unrelated Investors totaling up to $3,250,000. The first funding of the loan was for $1,250,000 and the Company received net proceeds after financing costs of $866,200 plus payment of the above mentioned short term loan and accrued interest. The second funding, for gross proceeds of $1,000,000, will be received once a registration statement is filed with the U.S. Securities and Exchange Commission, and the third funding, for gross proceeds of $1,000,000, will be received once the registration statement becomes effective. The loans are for three years and they accrue interest at 8% per annum. The Investors will receive five year warrants to acquire 3,000,000 Company common shares at an exercise price of $0.15 per share. The warrants will be issued proportionally as each of the fundings is completed. The loans are convertible into common shares at the lesser of $0.10 or 55% of the average of the lowest 3 trading prices during the 20 trading day period ending one trading day before the conversion date. The loans are secured by a

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(UNAUDITED)

security interest in substantially all of the Company’s assets, including the assets of its wholly owned subsidiaries, and intellectual property. The loans are further secured by 14,550,558 Company common shares owned by an officer/stockholder.

During the second quarter of 2005, the Company renegotiated its account receivable factoring arrangement. The Company now factors specified raw material inventory items, the related finished GOLD’n GRO fertilizer products, and the related accounts receivable from the sale of the specified GOLD’n GRO fertilizers. The Company also factored the sale of two Photochemical Concentrators during the quarter. The balance due under these arrangements was $144,310 at June 30, 2005. These loans are secured by a security interest in the related inventory and account receivable items.

5. In August 2002 a supplier of equipment for the Stead manufacturing plant filed suit against the Company and its subsidiary, Itronics Metallurgical, Inc. (IMI) in Johnson County, Indiana for the unpaid amount of $64,234 plus attorney’s fees and court costs. On October 1, 2002 the plaintiff received a default judgment awarding the $64,234 plus $1,500 attorney’s fees plus 8% interest. On November 5, 2002 the plaintiff filed a “Notice of Filing of Foreign Judgment” in Washoe County, Nevada and has received the judgment. In December 2003 a settlement agreement was accepted that required a $10,000 payment in December 2003 plus monthly payment of $5,161 over twelve months in 2004. Payments were delinquent as of June 30, 2005, but subsequently, payment terms were renegotiated, with six monthly payments of $3,964 due beginning August 5, 2005.

As of June 30, 2005 a total of nine lawsuits filed in 2003 and prior years remain outstanding against the Company’s subsidiaries by various equipment lessors. Five of the suits were filed in Washoe County, Nevada, two in Cook County, Illinois, one in Los Angeles County, California, and one in Oakland County, Michigan. Three additional suits covering six leases were filed in Washoe County, Nevada in 2004. The suits seek a total of $839,934 plus attorneys fees and other costs. Six of these suits, seeking a total of $306,990 plus costs, were settled by restructuring the leases, signing stipulated judgments and agreeing to pay total payments of $258,390. Monthly payments on the settlements total $12,935 and are paid over various periods ranging from 18 to 31 months. If the restructured leases are defaulted, judgments for the original claimed amounts can be entered and further collection action, including repossession of the secured equipment, can be taken. Payments on the six restructured leases were in default as of June 30, 2005, but subsequently, payments on four of the leases were brought current and one was paid off. Of the six remaining unsettled suits, three have received judgments, one of which the Company has agreed to payment terms without a formal stipulation. Legal counsel is actively negotiating two of the unsettled suits. No further action has occurred on the other unsettled suit.

In February 2003 a trade creditor filed suit against the Company in Washoe County, Nevada seeking a total of $85,525 plus attorney fees and other costs. A default judgment was entered in May 2003. No further collection action

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(UNAUDITED)

has occurred on this claim. In April 2005 a trade creditor filed suit against IMI in Washoe County, Nevada seeking a total of $21,788 plus attorney and other costs. Legal counsel will attempt to negotiate payment terms.

As of December 31, 2004 the Company’s subsidiaries were delinquent on approximately $206,200 in federal payroll taxes. The Company engaged a consultant to assist in working with the IRS to formulate a payment plan. A plan was negotiated to pay specified portions of the liability on or before January 31, 2005 and on the fifteenth of each month beginning March 15, 2005 until paid off on May 15, 2005. The Company made the required payments in January and March 2005, and paid a total of $115,586, but did not make the subsequent payments as they became due. The Company received notice of intent to levy on the subsidiaries IMI and ICI for a total amount due of $93,273. The notices were dated May 12, 2005. The IRS also filed federal tax liens for the amounts due. Subsequent to June 30, 2005, the taxes were paid in full and the liens will be released.

Successful settlement of the above claims is dependent on future financing, which the Company is actively seeking.

6. As of June 30, 2005 lease payments totaling $796,216 were in arrears. As required by U.S. Generally Accepted Accounting Principles, the principal balance of the leases that are in default have been classified as current liabilities. The Company is in ongoing communication with the lessors to avoid action that may be adverse to the Company.

In 2003 an offer was made to extend the Series 2000 Convertible Promissory Notes. The holders of $80,000 of the Notes have not responded to the offer and that amount, plus $55,452 in accrued interest, remains in default.

As of June 30, 2005, the Company was delinquent on real property taxes in the amount of $14,630 plus interest and penalties and was delinquent two monthly payments totaling $13,202 plus late charges on the promissory note. This is a default of the promissory note and deed of trust secured by the Stead manufacturing facility. The lender was aware of the situation and took no collection action. Subsequent to June 30, 2005 the taxes and payments were brought current. In accordance with U.S. Generally Accepted Accounting Principles, the long term portion of the principal balance of the note, in the amount of $458,081, which would otherwise have been classified as a current liability, has been classified as a long term liability.

7. During the six months ended June 30, 2005 convertible promissory notes totaling $626,100 principal and $256,596 accrued interest were converted into common stock at $0.10 per share.

8. Significant non-cash operating, investing, and financing activities for the six months ended June 30, 2005 include the conversion of $882,696 in convertible promissory notes and accrued interest into restricted common stock and the acquisition of the product rights to GOLD’n GRO Guardian fertilizer for $71,500 in restricted common stock.

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(UNAUDITED)

9. Warrants, options, and shares to be issued, totaling 62,553,670 and 66,217,576 shares as of June 30, 2005 and 2004, respectively, would dilute future Earnings Per Share (EPS). No diluted EPS is presented as the effect of including these shares is antidilutive.

10.  Following is financial information for each of the Company’s segments. No changes have occurred in the basis of segmentation since December 31, 2004.

Reconciliation of segment revenues, gross profit (loss), operating income (loss), other income (expense), and net income (loss) before taxes to the respective consolidated amounts follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Photochemical Fertilizer	$523,667	$573,511	$783,841	$900,507
Mining Technical Services	33,661	52,659	83,460	132,503

Consolidated Revenues	$557,328	$626,170	$867,301	$1,033,010

Gross Profit (Loss):
Photochemical Fertilizer	$20,718	$42,372	$(21,446)	$6,733
Mining Technical Services	(10,048)	(4,800)	(9,019)	(2,894)

Consolidated Gross Profit (Loss)	$10,670	$37,572	$(30,465)	$3,839

Operating Income (Loss):
Photochemical Fertilizer	$(494,262)	$(508,586)	$(1,097,807)	$(992,089)
Mining Technical Services	(118,706)	(113,810)	(261,029)	(207,920)

Consolidated Operating Income (Loss)	$(612,968)	$(622,396)	$(1,358,836)	$(1,200,009)

Other Income (Expense):
Photochemical Fertilizer	$(201,722)	$(202,325)	$(365,774)	$(411,095)
Mining Technical Services	(4,699)	22,049	(8,384)	97,815

Consolidated Other Income (Expense)	$(206,421)	$(180,276)	$(374,158)	$(313,280)

Net Income (Loss) before taxes:
Photochemical Fertilizer	$(695,984)	$(710,911)	$(1,463,581)	$(1,403,184)
Mining Technical Services	(123,405)	(91,761)	(269,413)	(110,105)

Consolidated Net Income
(Loss) before taxes	$(819,389)	$(802,672)	$(1,732,994)	$(1,513,289)

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(UNAUDITED)

Identifiable assets by business segment for the major asset classifications and reconciliation to total consolidated assets are as follows:

	June 30,	December 31,
	2005	2004

Current Assets:
Photochemical Fertilizer	$768,540	$684,754
Mining Technical Services	129,433	157,603

	897,973	842,357

Property and Equipment, net:
Photochemical Fertilizer	2,924,166	3,010,749
Mining Technical Services	107,210	122,342

	3,031,376	3,133,091

Other Assets, net:
Photochemical Fertilizer	116,199	52,697
Mining Technical Services	826,117	1,246,824

	942,316	1,299,521

Total Assets:
Photochemical Fertilizer	3,808,905	3,748,200
Mining Technical Services	1,062,760	1,526,769

Total Segment Assets	4,871,665	5,274,969

Itronics Inc. assets	23,373,109	22,504,867
Less: inter-company elimination	(24,096,595)	(23,631,896)

Consolidated Assets	$4,148,179	$4,147,940

ITRONICS INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(UNAUDITED)

11. Following are the components of Other Comprehensive Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Unrealized holding gains (losses) arising during the period	$(13,031)	$(57,886)	$(18,043)	$(110,588)

Reclassification adjustment	11,839	(47,213)	7,969	(179,265)

Other Comprehensive Income (Loss)	$(1,192)	$(105,099)	$(10,074)	$(289,853)

12. The Company applies APB Opinion 25 in accounting for stock options. The following table shows a comparison of option compensation expense between this method compared to the Fair Market Value method under FASB Statement No. 123. The table also indicates the impact on net loss and loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Option Compensation Expense:
As reported	$4,178	$-	$37,112	$123
Adjustment for additional expense
for fair value of options	623	38,296	3,755	39,418

Pro forma	$4,801	$38,296	$40,867	$39,541

Net Income (Loss):
As reported	$(819,389)	$(802,672)	$(1,732,994)	$(1,513,289)
Adjustment for additional expense
for fair value of options	(623)	(38,296)	(3,755)	(39,418)

Pro forma	$(820,012)	$(840,968)	$(1,736,749)	$(1,552,707)

Earnings (Loss) per share,
basic and diluted
As reported	$(0.004)	$(0.006)	$(0.009)	$(0.011)

Pro forma	$(0.004)	$(0.006)	$(0.009)	$(0.012)

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

TABLE OF CONTENTS
Page
Prospectus Summary	3
Recent Developments
Risk Factors	6
Use of Proceeds	12
Market For Common Equity And Related Stockholder Matters	15
Management's Discussion And Analysis or Plan Of Operation	17
Business	37
Description of Property	51
Legal Proceedings	53
Management	54
Executive Compensation	56
Certain Relationships And Related Transactions	23
Security Ownership Of Certain Beneficial Owners And Management	60
Description of Securities	61
Indemnification for Securities Act Liabilities	61
Plan of Distribution	61
Selling Stockholders	64
Legal Matters	69
Experts	69
Available Information	69
Index To Financial Statements	70

UP TO 40,000,000 SHARES
OF OUR
OF COMMON STOCK

 Itronics Inc.

PROSPECTUS

August 26, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Texas law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$376.64
Accounting fees and expenses	10,000.00*
Legal fees and expenses	45,000.00*
Miscellaneous	3,745.70*
TOTAL	$59,122.34*
* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Following is a summary of unregistered securities issued during the period July 1, 2002 through August 31, 2005.

In August 2002, we issued a 2002 Series Convertible Promissory Note in the amount of $10,000 to one accredited investor. The Note is due in three years, accrues interest at 12% per annum, and the Note and accrued interest are convertible into restricted common stock at a conversion price of $0.25 per share at any time during the three years.

In August 2002, an aggregate of 2,500 restricted shares of common stock valued at $750 were issued to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the second quarter of 2002.

In August 2002, we issued shares of common stock to the following employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	5,158 shares valued at $1,527
Michael C. Horsley, Controller	2,301 shares valued at $690
Duane H. Rasmussen, Vice President	7,721 shares valued at $2,295

In August 2002, we issued an aggregate of 5,350 shares of common stock to Taylor Hard Money Advisors, Inc., valued at $750, as compensation for consulting services performed on our behalf.

In September 2002, we issued a 2002 Series Convertible Promissory Note in the amount of $10,000 to one accredited investor. The Note is due in three years, accrues interest at 12% per annum, and the Note and accrued interest are convertible into restricted common stock at an conversion price of $0.15 per share at any time during the three years.

In October 2002, we issued an aggregate of 2,500 shares of common stock valued at $525 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the third quarter of 2002.

In October 2002, we issued shares of common stock to the following employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	12,322 shares valued at $2,466
Michael C. Horsley, Controller	2,884 shares valued at $581
Duane H. Rasmussen, Vice President	15,474 shares valued at $3,105

In October 2002, we issued an aggregate of 26,302 shares of common stock, valued at $6,242, to three employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In November 2002, we issued an aggregate of 15,000 shares of common stock, valued at $1,500, to Taylor Hard Money Advisors, Inc. as compensation for consulting services performed on our behalf.

In December 2002, we issued an aggregate of 531,250 shares of common stock to four accredited investors at $0.08 per share for a total of $42,500. In addition, three year warrants to purchase an aggregate of 531,250 shares of common stock were granted to these investors. The exercise price for the warrants is $0.08 per share for the first year, $0.16 per share for the second year, and $0.24 per share for the third year.

We issued an option to purchase 3,000,000 shares of common stock on July 1, 2002 to John W. Whitney, our President, as compensation for services performed on our behalf. The option is exercisable at $0.30 per share and expires one year after his employment with our company is terminated.

On October 2, 2002, we issued a compensatory option to purchase 250,000 shares of common stock to John W. Whitney, our President. The option is exercisable at $0.20 per share, and expires five years from the date of issuance.

On September 30, 2002 and December 31, 2002, we issued three year options to purchase an aggregate of 6,000 shares of our common stock to Michael C. Horsley, our Controller, as compensation for services performed on our behalf. The options are exercisable at $0.50 per share.

During the period September 1, 2002 through December 31, 2002, we issued options to purchase an aggregate of 20,000 shares of our common stock to four of our employees as compensation for services performed on our behalf. The options are for three to ten years and are exercisable at prices ranging from $0.50 to $0.90 per share.

In October 2002, we issued an aggregate of 2,500 shares of common stock, valued at $525, to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the third quarter of 2002.

In November 2002, John W. Whitney, our President, assigned options to acquire an aggregate of 1,050,000 shares of common stock of Golden Phoenix Minerals, Inc. (GPXM) to Whitney & Whitney, Inc., one of our subsidiaries. The options were valued at $109,275 and payment for the options was with 1,365,938 shares of common stock, which included a warrant for an equal number of restricted common shares. The warrant expires three years after the date of issuance and is exercisable at $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year. The shares and warrant were issued under the same terms and conditions as for other investors in the aforementioned private placement. The shares were issued in June 2003.

During the year ended December 31, 2002, we issued options to purchase an aggregate of 9,442,557 shares of common stock to the holders of our 2000 through 2002 Series Convertible Promissory Notes as payment of accrued interest on such notes. The options are exercisable at prices ranging from $0.10 to $1.18.

During the first quarter of 2003, we issued an aggregate of 1,862,500 shares of common stock to nine accredited investors at $0.08 per share for a total of $149,000. These investors also received three year warrants to purchase an aggregate of 1,862,500 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In January 2003, an investor in the 2000 Series Convertible Promissory Notes converted an aggregate of $25,900 in principal and accrued interest payable under the notes. Accordingly, we issued an aggregate of 322,500 shares of common stock at $0.08 per share to the investor plus a three year warrant to purchase an aggregate of 322,500 shares of common stock at an exercise price of $0.08 during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In January 2003, we issued an aggregate of 62,500 shares of common stock to Paul H. Durckel, one of our directors, at $0.08 per share for a total of $5,000, as compensation for services performed on our behalf in his capacity as a director of our company. In addition, we issued three year warrants to purchase an aggregate of 62,500 shares of common stock to Mr. Durckel at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In March 2003, we issued an aggregate of 13,400 shares of common stock to Paul H. Durckel, one of our directors, at $0.08 per share for a total of $1,072 in short term loans and accrued interest. In addition, issued a three year warrant to Mr. Durckel to purchase an aggregate of 13,400 shares of our common stock at an exercise price of $0.08 during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

During the first quarter of 2003, we issued an aggregate of 1,085,289 shares of our common stock to four accredited investors who converted an aggregate of $201,457 of principal and interest payable under certain convertible promissory notes into common stock at a conversion price $0.20 per share. The number of shares includes an aggregate of 78,000 shares of our common stock that were issued to one accredited investor at a price adjustment for a Note he converted in 2001.

In January 2003, we issued an aggregate of 2,500 shares of common stock valued at $275 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the fourth quarter of 2002.

In January 2003, we issued shares of our common stock to the following management employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	29,484 shares valued at $3,402
Michael C. Horsley, Controller	8,087 shares valued at $927
Duane H. Rasmussen, Vice President	33,869 shares valued at $3,915

In January 2003, we issued an aggregate of 44,301 shares of common stock, valued at $5,104, to three employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

During the second quarter of 2003, we issued an aggregate of 325,000 shares of common stock to two accredited investors at $0.08 per share for a total of $26,000. In addition, we issued to these investors three year warrants to purchase an aggregate of 325,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

During the second quarter of 2003, we issued an aggregate of 987,833 shares of common stock to six accredited investors who converted $176,676 in convertible promissory notes, including principal and accrued interest into common stock at conversion prices ranging from $0.15 to $0.20 per share.

In May 2003, we issued an aggregate of 2,500 shares of common stock, valued at $300, to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the first quarter of 2003.

In May 2003, shares of common stock were issued to the following management employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	20,331 shares valued at $2,316
Michael C. Horsley, Controller	10,750 shares valued at $1,238
Duane H. Rasmussen, Vice President	40,298 shares valued at $4,635

In May 2003 we issued an aggregate of 66,296 shares of common stock, valued at $7,709, to four employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In June 2003, we issued an aggregate of 1,365,938 shares of common stock to John W. Whitney, our President, valued at $109,275 in exchange for the assignment of certain options to acquire common stock of Golden Phoenix Minerals, Inc..

During the third quarter of 2003, we issued an aggregate of 4,562,500 shares of common stock to nineteen investors at $0.08 per share for a total of $365,000. In addition, we issued to these investors three year warrants to purchase an aggregate of 4,562,500 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

During the third quarter of 2003, we issued an aggregate of 8,336,610 shares of common stock to eighteen accredited investors who converted $928,342 in convertible promissory notes, including principal and accrued interest, into common stock at conversion prices ranging from $0.125 to $0.15 per share.

In July 2003, we issued an aggregate of 400,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $32,000. In addition, we issued Mr. Whitney three year warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year

In August 2003 we issued an aggregate of 400,000 shares of common stock to Mr. Whitney at $0.08 per share for a total of $32,000. In addition, we issued Mr. Whitney three year warrants to purchase an aggregate of 400,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In July 2003 we issued an aggregate of 62,500 shares of common stock to Paul H. Durckel, our Director, at $0.08 per share for a total of $5,000. In addition, we issued Mr. Durckel a three year warrant to purchase an aggregate of 62,500 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In August 2003, we issued an aggregate of 300,000 shares of common stock to one accredited investor, valued at $40,500.

In August 2003, we issued an aggregate of 2,500 shares of common stock valued at $275 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the second quarter of 2003.

In September 2003, we issued an aggregate of 1,000,000 shares of common stock at $0.08 per share for a total of $80,000 to John W. Whitney, our President, upon his exercise of warrants.

In September 2003, we issued an aggregate of 250,000 shares of common stock to three accredited investors at $0.08 per share for a total of $20,000 upon the exercise of warrants.

In September 2003, Duane H. Rasmussen, our Vice President, converted $170,000 of his unpaid salary. He will be issued an aggregate of 2,125,000 shares of common stock and a three year warrant to purchase an aggregate of 2,125,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year. The shares will be issued when sufficient cash is available to pay required payroll tax withholding.

In September 2003, Michael C. Horsley, our Controller, converted $50,000 of his unpaid salary.. He will be issued an aggregate of 625,000 shares of common stock and he was issued a three year warrant to purchase an aggregate of 625,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year. The shares will be issued when sufficient cash is available to pay required payroll tax withholding.

During the fourth quarter of 2003, we issued an aggregate of 931,250 shares of common stock to four accredited investors at $0.08 per share for a total of $74,500. In addition, we issued to these investors three year warrants to purchase an aggregate of 931,250 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

During the fourth quarter of 2003, we issued an aggregate of 1,023,511 shares of common stock to five accredited investors who converted $130,145 in convertible promissory notes, including principal and accrued interest, into common stock at conversion prices ranging from $0.125 to $0.15 per share.

In November and December 2003, we issued an aggregate of 706,250 shares of common stock to three accredited investors at $0.08 per share for a total of $56,500 upon the exercise of their warrants.

In October 2003, we issued an aggregate of 150,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $12,000 upon the exercise of a warrant.

In November 2003 we issued an aggregate of 215,938 shares of common stock to Mr. Whitney, at $0.08 per share for a total of $17,275 upon the exercise of a warrant.

In October 2003, we issued an aggregate of 2,500 shares of common stock valued at $425 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the third quarter of 2003.

In November 2003, we issued an aggregate of 62,500 shares of common stock to Paul H. Durckel, our Director, at $0.08 per share for a total of $5,000. In addition, we issued Mr. Durckel a three year warrant to purchase an aggregate of 62,500 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In December 2003, we issued an aggregate of 300,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $24,000. In addition, we issued Mr. Whitney three year warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In December 2003, we issued an aggregate of 1,215,000 shares of common stock to three employees who converted $121,500 in unpaid salary to stock.

In December 2003, we issued an aggregate of 186,972 shares of common stock to John W. Whitney, our President, valued at $26,274, for accrued interest on his unpaid salary. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In December 2003, John W. Whitney, our President, converted $260,000 of his unpaid salary. He will be issued an aggregate of 3,250,000 shares of common stock and he was issued a three year warrant to purchase an aggregate of 3,250,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year. The shares will be issued when sufficient cash is available to pay required payroll tax withholding.

Options to purchase an aggregate of 14,000 shares of common stock were granted to two employees during the year ended December 31, 2003 as compensation for services performed on our behalf. The options are for three to ten years and are exercisable at prices ranging from $0.50 to $0.90 per share.

During the year ended December 31, 2003, the accrued interest on the 2000 through 2002 Series Convertible Promissory Notes resulted in the granting of additional options to acquire an aggregate of 24,291,862 shares of common stock. The options are exercisable at prices ranging from $0.10 to $1.18. The 2000 Series Convertible Promissory Notes were due in 2003, and during that and subsequent years, we negotiated three year extensions on all but $80,000 of the Notes. Revised terms of the extended Notes included a reduction of the conversion prices from a range of $0.65 to $1.18 down to $0.125 and an increase in the interest rate from 9% to 12%.

During the first quarter of 2004, we issued an aggregate of 2,137,500 shares of common stock to three accredited investors at $0.08 per share for a total of $171,000. In addition, we issued to these investors three year warrants to purchase an aggregate of 2,137,500 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

During the first quarter of 2004, we issued an aggregate of 1,070,000 shares of common stock to four accredited investors at $0.10 per share for a total of $107,000. In addition, we issued to these investors three year warrants to purchase 535,000 shares of common stock at an exercise price of $0.10 per share during the first year, $0.20 per share during the second year, and $0.30 per share during the third year.

In January 2004, we issued an aggregate of 200,000 shares of common stock to one accredited investor at $0.10 per share for a total of $20,000. In addition, we issued to this investor a three year warrant to purchase 200,000 shares of common stock at an exercise price of $0.10 per share during the first year, $0.20 per share during the second year, and $0.30 per share during the third year.

During the first quarter of 2004, we issued an aggregate of 260,000 shares of common stock to two accredited investors at $0.125 per share for a total of $32,500. In addition, we issued to these investors three year warrants to purchase 130,000 shares of common stock at an exercise price of $0.125 per share during the first year, $0.25 per share during the second year, and $0.375 per share during the third year.

During the first quarter of 2004, we issued an aggregate of 562,500 shares of common stock to three accredited investors at $0.08 per share for a total of $45,000 upon the exercise of their warrants for cash.

During the first quarter of 2004, we issued an aggregate of 3,481,774 shares of common stock to seven accredited investors who converted $436,605 in convertible promissory notes, including principal and accrued interest into common stock at conversion prices ranging from $0.10 to $0.15 per share.

In January 2004, we issued an aggregate of 250,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $20,000. In addition, we issued to Mr. Whitney three year warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In January 2004, we issued an aggregate of 150,461 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $12,037 in short term debt and accrued interest. In addition, we issued to Mr. Whitney three year warrants to purchase an aggregate of 150,461 shares of common stock at an exercise price of $0.08 per share during the first year, $0.16 per share during the second year, and $0.24 per share during the third year.

In January 2004, we issued an aggregate of 2,500 shares of common stock valued at $375 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the fourth quarter of 2003.

In March 2004, we issued an aggregate of 200,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $16,000 upon the exercise of a warrant for cash.

In March 2004, we issued shares of common stock to the following management employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	60,871 shares valued at $8,976
Michael C. Horsley, Controller	85,868 shares valued at $12,080
Duane H. Rasmussen, Vice President	191,794 shares valued at $26,635

In March 2004, we issued an aggregate of 144,912 shares of common stock, valued at $19,427, to four employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

During the second quarter of 2004, we issued an aggregate of 2,844,000 shares of common stock to six accredited investors at $0.125 per share for a total of $355,500. In addition, we issued to these investors three year warrants to purchase 1,422,000 shares of common stock at an exercise price of $0.125 per share during the first year, $0.25 per share during the second year, and $0.375 per share during the third year.

During the second quarter of 2004, we issued an aggregate of 4,738,962 shares of common stock to fifteen accredited investors who converted $707,812 in convertible promissory notes, including principal and accrued interest, into common stock at prices ranging from $0.125 to $0.15 per share.

In April 2004, we issued an aggregate of 62,500 shares of common stock to Paul H. Durckel, our Director, at $0.08 per share for a total of $5,000 upon the exercise of a warrant for cash.

In April 2004, we issued an aggregate of 2,500 shares of common stock valued at $475 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the first quarter of 2004.

In April 2004, we issued shares of common stock to the following management employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	54,269 shares valued at $9,912
Michael C. Horsley, Controller	17,236 shares valued at $3,150
Duane H. Rasmussen, Vice President	42,926 shares valued at $7,845

In April 2004 we issued an aggregate of 5,909 shares of common stock, valued at $1,081, to one employee for accrued interest on his unpaid salary. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In June 2004, we issued an aggregate of 47,768 shares of common stock to Paul H. Durckel, our Director, upon his conversion of $7,165 in convertible promissory notes, including principal and accrued interest at a conversion price of $0.15 per share.

In June 2004, we issued an aggregate of 200,000 restricted common shares valued at $21,000 to Westport Strategic Partners, Inc. for professional consulting services.

In July 2004, we issued an aggregate of 200,000 shares of common stock to John. W. Whitney, our President, at $0.08 per share for a total of $16,000. Mr. Whitney exercised a warrant by converting that amount of accrued interest on short term loans into common stock.

In August 2004, we issued an aggregate of 950,000 shares of common stock to John. W. Whitney at $0.08 per share for a total of $76,000 upon his exercise of warrants for cash.

In August 2004, we issued an aggregate of 2,500 shares of common stock valued at $300 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the second quarter of 2004.

In August 2004, we issued shares of common stock to the following management employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	93,541 shares valued at $10,851
Michael C. Horsley, Controller	27,078 shares valued at $3,150
Duane H. Rasmussen, Vice President	67,439 shares valued at $7,845

In August 2004, we issued an aggregate of 8,350 shares of common stock, valued at $977, to one employee for accrued interest on his unpaid salary. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In September 2004, we issued an aggregate of 400,461 shares of common stock to John. W. Whitney, our President, at $0.08 per share for a total of $32,037 upon his exercise of warrants for cash.

In September 2004, we issued an aggregate of 1,875,000 shares of common stock to John. W. Whitney, our President, at $0.08 per share for a total of $150,000 upon his exercise of warrants. The $150,000 consists of $20,971 paid in cash and $129,029 in short term loans and accrued interest.

In September 2004, we issued an aggregate of 83,627 shares of common stock to one accredited investor who converted $12,544 in convertible promissory notes, including principal and accrued interest into common stock at a conversion price of $0.15 per share.

During the fourth quarter of 2004, we issued an aggregate of 3,300,000 shares of common stock to eight accredited investors at $0.05 per share for a total of $165,000. In addition, we issued to these investors three year warrants to purchase an aggregate of 1,650,000 shares of common stock at an exercise price of $0.075 per share during the first year, $0.15 per share during the second year, and $0.225 per share during the third year.

During the fourth quarter of 2004, we issued an aggregate of 7,757,236 shares of common stock to four accredited investors who converted $798,094 in convertible promissory notes, including principal and accrued interest at conversion prices ranging from $0.10 to $0.15 per share.

In October 2004, we issued an aggregate of 250,000 shares of common stock to John W. Whitney, our President, at $0.8 per share for a total of $20,000 upon the exercise of a warrant for cash.

In October 2004, we issued an aggregate of 200,000 shares of common stock valued at $13,700 to Sussex Avenue Partners LLC for professional consulting services performed on our behalf.

In November 2004, we issued an aggregate of 350,000 shares of common stock valued at $24,850 to Ken Weiner for professional consulting services performed on our behalf.

In November 2004, we issued an aggregate of 2,500 shares of common stock valued at $200 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the third quarter of 2004.

In November 2004, we issued an aggregate of 141,515 shares of common stock valued at $11,787 to John W. Whitney, our President, for accrued interest on his unpaid salary. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In November 2004, we issued an aggregate of 250,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $20,000 upon the exercise of a warrant for cash.

In May 2004 we granted options to certain management and employees as compensation for services performed on behalf of our company. The options are exercisable at $0.15 per share and expire one year after the employment of the respective employee is terminated. The number of common shares underlying the options by employee follows:

John W. Whitney, President	550,000
Duane H. Rasmussen, Vice President	425,000
Michael C. Horsley, Controller	200,000
Four other employees	425,000

We issued options to purchase an aggregate of 9,000 shares of common stock to Michael C. Horsley, our Controller on August 1 and November 1, 2004 as compensation for services performed on behalf of our company. The options are exercisable at $0.15 per share and expire three years after grant.

Five other employees were granted options to purchase an aggregate of 57,000 shares of common stock during 2004 as compensation for services performed on behalf of our company. The options are exercisable at $0.15 per share and expire in three to ten years from grant.

During the year ended December 31, 2004, the accrued interest on the 2000 through 2002 Series Convertible Promissory Notes resulted our issuance of additional options to purchase an aggregate of 3,784,086 shares of common stock. The options are exercisable at prices ranging from $0.10 to $1.18.

During the first quarter of 2005, we issued an aggregate of 11,850,000 shares of common stock to forty accredited investors at $0.05 per share for a total of $592,500. In addition, we issued to these investors three year warrants to purchase an aggregate of 5,925,000 shares of common stock at an exercise price of $0.075 per share during the first year, $0.15 per share during the second year, and $0.225 per share during the third year.

During the first quarter of 2005, we issued an aggregate of 8,193,081 shares of common stock to twenty-two accredited investors who converted $835,230 in convertible promissory notes, including principal and accrued interest into common stock at conversion prices ranging from $0.10 to $0.15 per share.

In January 2005, we issued an aggregate of 2,400,000 shares of common stock at $0.05 per share to John W. Whitney, our President, for a total of $120,000. Mr. Whitney converted short term loans. In addition, we issued to Mr. Whitney warrants to purchase an aggregate of 1,200,000 shares of common stock at an exercise price of $0.075 per share during the first year, $0.15 per share during the second year, and $0.225 per share during the third year.

In January 2005, we issued an aggregate of 625,000 shares of common stock to John W. Whitney, our President, at $0.08 per share for a total of $50,000 upon the exercise of a warrant. Mr. Whitney exercised the warrant by converting $50,000 in short term loans into common stock.

In February 2005, we issued an aggregate of 2,500 shares of common stock valued at $175 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the fourth quarter of 2004.

In February 2005, we issued an aggregate of 191,864 shares of common stock valued at $12,726 to John W. Whitney, our President, for accrued interest on his unpaid salary. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In March 2005, we issued an aggregate of 41,667 shares of common stock valued at $3,750 to Cervelle Group LLC as compensation for consulting services performed on our behalf.

In March 2005, we issued an aggregate of 200,000 shares of common stock valued at $16,200 to Sussex Avenue Partners, LLC as compensation for consulting services performed on our behalf. In addition, we issued to Sussex Avenue Partners, LLC a two year warrant to purchase an aggregate of 2,000,000 shares of common stock at an exercise price of $0.10 per share.

In June 2005, we issued an aggregate of 200,000 shares of common stock to one accredited investor at $0.05 per share for a total of $10,000. In addition, we issued to this investor a three year warrant to purchase an aggregate of 100,000 shares of common stock at an exercise price $0.075 per share during the first year, $0.15 per share during the second year, and $0.225 per share during the third year.

During the second quarter of 2005, we issued an aggregate of 474,660 shares of common stock to three accredited investors who converted $47,466 in convertible promissory notes and accrued interest into common stock at a conversion price of $0.10 per share.

In May 2005, we issued an aggregate of 1,000,000 shares of common stock valued at $71,500 to Howland S. Green, our Director, for the purchase of his product rights in the GOLD’n GRO Guardian fertilizers. In addition, we issued to Mr. Green also a warrant to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $0.10 per share. The first 500,000 shares of the warrant will vest when the Federal EPA accepts the registration application for the GOLD’n GRO Guardian and the second 500,000 shares of the warrant will vest when the Federal EPA issues the registration for the GOLD’n GRO Guardian. The entire warrant is exercisable for two years after the EPA registration is received.

In May 2005, we issued an aggregate of 2,500 shares of common stock valued at $250 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the first quarter of 2005.

In June 2005, we issued an aggregate of 62,500 shares of common stock valued at $3,750 to Cervelle Group LLC as compensation for consulting services performed on our behalf.

In August 2005, we issued an aggregate of 2,500 shares of common stock valued at $150 to John W. Whitney, our President, as compensation for services performed on our behalf in his capacity as a director of our company for the second quarter of 2005.

In August 2005, we issued shares of common stock to the following management employees for accrued interest on their unpaid salaries. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

John W. Whitney, President	371,232 shares valued at $28,263
Michael C. Horsley, Controller	212,538 shares valued at $15,890

In August 2005, we issued an aggregate of 21,444 shares of common stock, valued at $1,664, to one employee for accrued interest on his unpaid salary. Interest is paid at 12% per annum and the share price is calculated monthly using the weighted average of the closing bid prices.

In August 2005, we issued an aggregate of 1,200,000 shares of common stock to John W. Whitney, our President, at $0.075 per share for a total of $90,000 upon the exercise of warrants. Mr. Whitney exercised the warrant by converting $90,000 in short term loans into common stock.

We issued options to purchase an aggregate of 9,000 shares of common stock to Michael C. Horsley, our Controller on February 1, May 1, and August 1, 2005. The options are exercisable at $0.15 per share and expire three years after grant.

We issued options to purchase an aggregate of 108,000 shares of common stock to seven of our employees during 2005. The options are exercisable at $0.15 to $0.20 per share and expire in three to ten years from grant.

During the eight months ended August 31, 2005, the accrued interest on the 2000 through 2002 Series Convertible Promissory Notes resulted in the granting of additional options to purchase an aggregate of 4,793,136 shares of common stock. The options are exercisable at prices ranging from $0.10 to $1.18.

Unpaid salary due two management employees in the amount of $60,800 is to be paid with an aggregate of 692,936 shares of common stock. These shares were earned as part of the employee savings plan during the period July 1, 2003 through June 30, 2005 and will be issued when sufficient cash is available to pay the required payroll tax withholding. The number of shares are calculated each month for all employees participating in the plan by using the weighted average of the closing bid prices for the respective month. The amounts and related number of shares earned by quarter for each of the employees follows:

Duane H. Rasmussen, Vice President	Amount	Shares
3rd Quarter 2004	$6,000	72,036
4th Quarter 2004	6,000	90,373
1st Quarter 2005	6,000	62,051
2nd Quarter 2005	6,000	94,518
	$24,000	318,978

Michael C. Horsley, Controller	Amount	Shares
3rd Quarter 2003	$3,200	18,677
4th Quarter 2003	4,800	32,572
1st Quarter 2004	4,800	26,264
2nd Quarter 2004	4,800	41,263
3rd Quarter 2004	4,800	57,629
4th Quarter 2004	4,800	72,297
1st Quarter 2005	4,800	49,641
2nd Quarter 2005	4,800	75,615
	$36,800	373,958

Interest earned by Duane H. Rasmussen, our Vice President, on his unpaid salary during the period July 1, 2004 through June 30, 2005 amounted to $37,430 and will be paid with 500,703 restricted common shares. The shares remain unissued due to income tax considerations.

On July 15, 2005, we entered into a Securities Purchase Agreement with four accredited investors (the ”Investors”) for up to an aggregate amount of (i) $3,250,000 in secured convertible notes, and (ii) warrants to purchase 3,000,000 shares of our common stock (the “Financing”). The Financing will be completed in three separate closings. The first closing consisted of gross proceeds of $1,250,000 less financing costs of $245,000 for net proceeds of $1,005,000. The second closing of the Financing will take place within five (5) business days after we file the registration statement required to be filed pursuant to a certain Registration Rights Agreement. Upon filing of the registration statement, we will receive gross proceeds of $1,000,000. The third closing of the Financing will occur within five (5) business days after we have caused the Securities and Exchange Commission to declare the registration statement effective. In the third closing, we will receive gross proceeds of $1,000,000.

The Investors received three year convertible notes (the “Notes”) bearing simple interest at 8% per annum. The Notes are convertible into our common stock at a price equal to the lesser of (i) $0.10 or (ii) 55% of the average of the lowest 3 trading prices during the 20 trading day period ending one trading day before the conversion date. Further, the Investors received five year warrants to purchase a total of 1,153,846 shares of our common stock at an exercise price of $0.15 per share. The Investors will receive warrants to acquire an additional 923,077 shares of our common stock at an exercise price $0.15 per share at each of the remaining two additional closings of the Financing.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Itronics Inc. or executive officers of Itronics Inc., and transfer was restricted by Itronics Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Itronics Inc., a Texas corporation.

Exhibit No.	Description

3.1	Articles of Incorporation of Itronics, Inc. (filed herewith)
3.2	Articles of Incorporation of Itronics, Inc. (incorporated by reference to the Company’s Form 10-KSB filed on March 30, 1998).
3.3	Bylaws of Itronics, Inc. (filed herewith)
5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)
10.1	Securities Purchase Agreement dated July 15, 2005, by and among Itronics Inc. and the investors named on the signature pages thereto. (1)
10.2	Callable Secured Convertible Note dated July 15, 2005. (1)
10.3	Callable Secured Convertible Note dated July 15, 2005. (1)
10.4	Callable Secured Convertible Note dated July 15, 2005. (1)
10.5	Callable Secured Convertible Note dated July 15, 2005. (1)
10.6	Stock Purchase Warrant dated July 15, 2005. (1)
10.7	Stock Purchase Warrant dated July 15, 2005. (1)
10.8	Stock Purchase Warrant dated July 15, 2005. (1)
10.9	Stock Purchase Warrant dated July 15, 2005. (1)
10.10	Registration Rights Agreement dated July 15, 2005, by and among Itronics Inc. and the investors named on the signature pages thereto. (1)
10.11	Guaranty and Pledge Agreement dated July 15, 2005, by and among Itronics Inc. and the investors named on the signature pages thereto. (1)
10.12	Security Agreement dated July 15, 2005, by and among Itronics Inc. and the investors named on the signature pages thereto. (1)
10.13	Intellectual Property Security Agreement dated July 15, 2005, by and among Itronics Inc. and the investors named on the signature pages thereto. (1)
23.1	Cacciamatta Accountancy Corporation (filed herewith).
23.2	Consent of legal counsel (see Exhibit 5.1).

(1) Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 20, 2005.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Itronics Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on the 26th day of August 2005.

ITRONICS INC.

Name:	/s/ John W. Whitney
John W. Whitney

Title:	President, Treasurer and Director
(Principal Executive and FinancialOfficer)

Name:	/s/ Michael C. Horsley
Michael C. Horsley

Title:	Controller (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE		TITLE	DATE

By:	/s/ John W. Whitney	President, Treasurer	August 26, 2005
	John W. Whitney	and Director
(Principal Executive and
Financial Officer)

By:	/s/ Paul H. Durckel	Director	August 26, 2005
Paul H. Durckel

By:	/s/ Howland S. Green	Director	August 26, 2005
Howland S. Green